Exhibit 10.7

Private & Confidential

THE ENTITIES LISTED IN SCHEDULE 1

as Borrowers

and

NORDEA BANK FINLAND PLC, LONDON BRANCH

as Arranger and Bookrunner

with

NORDEA BANK FINLAND PLC, LONDON BRANCH

as Agent

NORDEA BANK FINLAND PLC, LONDON BRANCH

as Security Agent

guaranteed by

QUINTANA SHIPPING LTD.

FACILITY AGREEMENT

Loan Facility of up to $39,000,000

Contents

Clause		Page

SECTION 1 - INTERPRETATION		1

1	Definitions and interpretation	1

SECTION 2 - THE FACILITY		24

2	The Facility	24

3	Purpose	26

4	Conditions of Utilisation	26

SECTION 3 - UTILISATION		28

5	Utilisation	28

SECTION 4 - REPAYMENT, PREPAYMENT AND CANCELLATION		29

6	Repayment	29

7	Illegality, prepayment and cancellation	30

SECTION 5 - COSTS OF UTILISATION		35

8	Interest	35

9	Interest Periods	35

10	Changes to the calculation of interest	36

11	Fees	37

SECTION 6 - ADDITIONAL PAYMENT OBLIGATIONS		38

12	Tax gross-up and indemnities	38

13	Increased Costs	41

14	Other indemnities	42

15	Mitigation by the Lenders	45

16	Costs and expenses	46

SECTION 7 - GUARANTEE		47

17	Guarantee and indemnity	47

SECTION 8 - REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT		50

18	Representations	50

19	Information undertakings	57

20	Financial covenants	61

1

21	General undertakings	63

22	Dealings with Ships	67

23	Condition and operation of Ship	69

24	Insurance	72

25	Minimum security value	75

26	Chartering undertakings	77

27	Bank accounts	78

28	Business restrictions	79

29	Hedging Contracts	82

30	Events of Default	84

31	Position of Hedging Provider	88

SECTION 9 - CHANGES TO PARTIES		89

32	Changes to the Lenders	89

33	Changes to the Obligors/Restriction on Debt Purchase Transactions	92

SECTION 10 - THE FINANCE PARTIES		94

34	Roles of Agent, Security Agent and Arranger	94

35	Conduct of business by the Finance Parties	113

36	Sharing among the Finance Parties	114

SECTION 11 - ADMINISTRATION		116

37	Payment mechanics	116

38	Set-off	118

39	Notices	119

40	Calculations and certificates	120

41	Partial invalidity	121

42	Remedies and waivers	121

43	Amendments and grant of waivers	121

44	Counterparts	124

45	Confidentiality	124

SECTION 12 - GOVERNING LAW AND ENFORCEMENT		127

46	Governing law	127

2

3

THIS AGREEMENT is dated 21 November 2013, and made between:

(1)                      THE ENTITIES listed in Schedule 1 (The original parties) as borrowers (the Borrowers);

(2)                      QUINTANA SHIPPING LTD. as guarantor (the Guarantor);

(3)                      NORDEA BANK FINLAND PLC, LONDON BRANCH as arranger and bookrunner (the Arranger and Bookrunner respectively);

(4)                      THE FINANCIAL INSTITUTIONS listed in Schedule 1 (The original parties) as lenders (the Original Lenders);

(5)                      THE FINANCIAL INSTITUTIONS listed in Schedule 1 (The original parties) as hedging providers (the Original Hedging Providers);

(6)                      NORDEA BANK FINLAND PLC, LONDON BRANCH as agent for the other Finance Parties (the Agent); and

(7)                      NORDEA BANK FINLAND PLC, LONDON BRANCH as security agent for the other Finance Parties (the Security Agent).

IT IS AGREED as follows:

SECTION 1 - INTERPRETATION

1                              Definitions and interpretation

1.1                    Definitions

In this Agreement and (unless otherwise defined in the relevant Finance Document) the other Finance Documents:

Account means any bank account, deposit or certificate of deposit opened, made or established in accordance with clause 27 (Bank accounts).

Account Bank means, in relation to any Account, the Security Agent or any of its Affiliates.

Account Holder(s) means, in relation to any Account, the Obligor(s) in whose name(s) that Account is held.

Account Security means, in relation to an Account, a deed or other instrument by the relevant Account Holder(s) in favour of the Security Agent and/or the other Finance Parties in an agreed form conferring a Security Interest over that Account.

Accounting Reference Date means 31 December or such other date as may be approved by the Majority Lenders.

Advance means each loan made or to be made available under the Facility and, in relation to a Ship, means such loan as has been or is to be drawn in connection with that Ship, being an amount which is up to the lower of (a) the Ship Commitment in respect of that Ship and (b) the amount in dollars which is equal to 60% of the market value of that Ship as determined pursuant to the valuations of that Ship obtained under Part 2 of Schedule 3 (Conditions precedent on Delivery); and, at any time after the Utilisation of such Advance, means the principal amount outstanding for the time being of that Advance.

Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

Agent includes any person who may be appointed as such under clause 34.12 (Resignation of the Agent).

Approved Brokers means each of H. Clarkson & Co. Ltd. of London, Arrow Sale & Purchase (UK) Limited of London, Fearnleys A/S of Oslo, RS Platou Shipbrokers of Oslo, Howe Robinson of London, Nordic Shipping AS of Oslo and Oslo Shipbrokers a.s. of Oslo or any other independent firm of shipbrokers agreed in writing from time to time between the Borrowers and the Agent (acting on the instructions of the Majority Lenders).

Approved IPO means an initial public offering of the shares of the Guarantor on any of the New York Stock Exchange, NASDAQ, the London Stock Exchange, AIM or any other recognised and reputable stock exchange in all respects approved by the Majority Lenders.

Auditors means one of PricewaterhouseCoopers, Ernst & Young, KPMG or Deloitte & Touche or another approved firm.

Available Facility means, at any relevant time, such part of the Total Commitments (drawn and undrawn) which is available for borrowing under this Agreement at such time in accordance with clause 4 (Conditions of Utilisation).

Basel II Accord means the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 as updated prior to, and in the form existing on, the date of this Agreement, excluding any amendment thereto arising out of the Basel III Accord.

Basel II Approach means, in relation to any Finance Party, either the Standardised Approach or the relevant Internal Ratings Based Approach (each as defined in the Basel II Accord) adopted by that Finance Party (or any of its Affiliates) for the purposes of implementing or complying with the Basel II Accord.

Basel II Regulation means:

(a)                       any law or regulation implementing the Basel II Accord; or

(b)                       any Basel II Approach adopted by a Finance Party or any of its Affiliates,

but excludes any law or regulation implementing the Basel III Accord save and to the extent that it is a re-enactment of any law or regulation referred to in paragraph (a) of this definition.

Basel III Accord means, together:

(a)                       the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)                       the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)                        any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basell III”.

Basel III Increased Cost means an Increased Cost which is attributable to the implementation or application of or compliance with any Basel III Regulation (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

Basel III Regulation means any law or regulation implementing the Basel III Accord save and to the extent that it re-enacts a Basel II Regulation.

Break Costs means the amount (if any) by which:

(a)                       the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in the Advances or Unpaid Sum to the last day of the current Interest Period in respect of the Advances or Unpaid Sum), had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)                       the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

Builder means in relation to a Ship, the person specified as such in Schedule 2 (Ship information).

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Oslo, Athens and New York.

Change of Control occurs if at any time:

(a)                       a Borrower ceases to be a wholly-owned direct Subsidiary of the Guarantor; or

(b)                       the Permitted Holders cease to control, either directly or indirectly, the Guarantor or the Manager; or

(c)                        the Permitted Holders cease to own legally and beneficially, either directly or indirectly, at least 50.1% (or, following the completion of an Approved IPO, at least 20%) of the issued and outstanding (i) share capital and (ii) voting share capital, of the Guarantor or the Manager.

Charged Property means all of the assets of the Obligors which from time to time are, or are expressed or intended to be, the subject of the Security Documents.

Charter means, in relation to a Ship, any charter commitment in relation to that Ship, which is entered during the Facility Period between the relevant Owner as owner and any person as charterer or counterparty of such Owner thereunder, and which is capable of lasting at least 12 months (taking into account any options to extend or renew contained therein) and Charters means all of them.

Charter Assignment means, in relation to a Ship and its Charter Documents, an assignment by the relevant Owner of its interest in such Charter Documents in favour of the Security Agent in the agreed form.

Charter Documents means, in relation to a Ship, the Charter (if any) of that Ship, any documents supplementing it and any guarantee or security given by any person for the Charterer’s obligations under it.

Charterer means, in relation to a Ship and a Charter of that Ship, the charterer or counterparty of the Owner of such Ship under that Charter.

Classification means, in relation to a Ship, the highest classification available to vessels of this type (being on the date of this Agreement the classification specified in respect of such Ship in Schedule 2 (Ship information)) with the relevant Classification Society or another classification approved by the Majority Lenders as its classification, at the request of the relevant Owner.

Classification Society means, in relation to a Ship, the classification society specified in respect of such Ship in Schedule 2 (Ship information) or another classification society (being a member of the International Association of Classification Societies (IACS) or, if such association no longer exists, any similar association nominated by the Agent) approved by the Majority Lenders as its Classification Society, at the request of the relevant Owner.

Code means the US Internal Revenue Code of 1986.

Commitment means:

(a)                       in relation to an Original Lender, the amount set opposite its name under the heading “Commitment” in Schedule 1 (The original parties) and the amount of any other Commitment transferred to it under this Agreement; and

(b)                       in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement,

to the extent:

(i)                          not cancelled, reduced or transferred by it under this Agreement; and

(ii)                       not deemed to be zero pursuant to clauses 33.2.2 to 33.2.5 (Disenfranchisement on Debt Purchase Transactions entered into by Guarantor Affiliates).

Compliance Certificate means a certificate substantially in the form set out in Schedule 7 (Form of Compliance Certificate) or otherwise approved.

Confidential Information means all information relating to an Obligor, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)                       any member of the Group or any of its advisers; or

(b)                       another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)                          is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of clause 45 (Confidentiality); or

(ii)                       is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)                    is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

Confirmation shall have, in relation to any Hedging Transaction, the meaning given to it in the Hedging Master Agreement.

Constitutional Documents means, in respect of an Obligor, such Obligor’s memorandum and articles of association, by-laws or other constitutional documents including as referred to in any certificate relating to an Obligor delivered pursuant to Schedule 3 (Conditions precedent).

Contract means in relation to a Ship, the “shipsales contract” specified in Schedule 2 (Ship information) between the relevant Seller and the relevant Owner relating to the construction of such Ship.

Contract Price means, in relation to a Ship, the purchase price of that Ship payable under the Contract for such Ship, being on the date of this Agreement in the amount specified in Schedule 2 (Ship Information) in respect of the relevant Ship.

Debt Purchase Transaction means, in relation to a person, a transaction where such person:

(a)                      purchases by way of assignment or transfer;

(b)                      enters into any sub-participation in respect of; or

(c)                       enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

any Commitment or amount outstanding under this Agreement.

Deed of Covenant means, in relation to a Ship in respect of which the Mortgage is in account current form, a first deed of covenant in respect of such Ship by the relevant Owner in favour of the Security Agent and/or any of the other Finance Parties.

Default means an Event of Default or any event or circumstance which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of them) be an Event of Default.

Defaulting Lender means any Lender:

(a)                      which has failed to make its participation in an Advance available or has notified the Agent that it will not make its participation in an Advance available by the Utilisation Date of that Advance in accordance with clause 5.4 (Lenders’ participation);

(b)                      which has otherwise rescinded or repudiated a Finance Document; or

(c)                       with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)                         its failure to pay is caused by:

(A)                     administrative or technical error; or

(B)                     a Payment Disruption Event; and,

payment is made within 3 Business Days of its due date; or

(ii)                      the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

Delivery means, in relation to a Ship, the delivery and acceptance of the Ship by the relevant Owner under the relevant Contract.

Delivery Date means, in relation to a Ship, the date on which its Delivery occurs.

Disposal Repayment Date means in relation to:

(a)                       a Total Loss of a Mortgaged Ship, the applicable Total Loss Repayment Date; or

(b)                       a sale of a Mortgaged Ship (including a reversal of sale by the relevant Owner returning the relevant Ship to the relevant Seller under any relevant provisions of the relevant Contract, if applicable) by the relevant Owner, the date upon which such sale is completed by the transfer of title to the purchaser in exchange for payment of all or part of the relevant purchase price.

Disruption Event means either or both of:

(a)                       material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)                       the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)                          from performing its payment obligations under the Finance Documents; or

(ii)                       from communicating with other Parties in accordance with the terms of the Finance Documents

(and which (in either such case)) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

Earnings means, in relation to a Ship and a person, all money at any time payable to that person for or in relation to the use or operation of such Ship including (without limitation) freight, hire and passage moneys, money payable to that person for the provision of services by or from such Ship or under any charter commitment, requisition for hire compensation, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach and payments for termination or variation of any charter commitment.

Earnings Account means any Account designated as an “Earnings Account” under clause 27 (Bank accounts).

Enforcement Costs means any costs, expenses, liabilities or other amounts in respect of which any amount is payable under clauses 14.4 (Indemnity concerning security) or 16.3 (Enforcement preservation and other costs) or under any other Finance Document to which those provisions apply and any remuneration payable to a Receiver in connection with any Security Documents.

Environmental Claims means:

(a)                       enforcement, clean-up, removal or other governmental or regulatory action or orders or claims instituted or made pursuant to any Environmental Laws or resulting from a Spill; or

(b)                       any claim made by any other person relating to a Spill.

Environmental Incident means any Spill from any vessel in circumstances where:

(a)                       any Fleet Vessel or its owner, operator or manager may be liable for Environmental Claims arising from the Spill (other than Environmental Claims arising and fully satisfied before the date of this Agreement); and/or

(b)                       any Fleet Vessel may be arrested or attached in connection with any such Environmental Claim.

Environmental Laws means all laws, regulations and conventions concerning pollution or protection of human health or the environment.

Event of Default means any event or circumstance specified as such in clause 30 (Events of Default).

Facility means the term loan facility made available under this Agreement as described in clause 2 (The Facility).

Facility Office means:

(a)                       in respect of a Lender, the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office through which it will perform its obligations under this Agreement; and

(b)                       in respect of any other Finance Party, the office in the jurisdiction in which it is resident for Tax purposes.

Facility Period means the period from and including the date of this Agreement to and including the date on which the Total Commitments have reduced to zero and all indebtedness of the Obligors under the Finance Documents has irrevocably and unconditionally been fully paid and discharged.

FATCA means:

(a)                      sections 1471 to 1474 of the Code or any associated regulations or other official guidance;

(b)                      any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)                       any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

FATCA Application Date means:

(a)                      in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)                      in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or

(c)                       in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA.

FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction.

FATCA FFI means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if any Finance Party is not a FATCA Exempt Party, could be required to make a FATCA Deduction.

Fee Letter means any letter dated on or about the date of this Agreement between (inter alios) the Arranger and the Borrowers and/or the Guarantor (or the Agent and the Borrowers and/or the Guarantor) setting out any of the fees referred to in clause 11 (Fees).

Final Repayment Date means, subject to clause 37.7 (Business Days), the earlier of (a) 30 March 2020 and (b) the date falling 72 months after the second Utilisation to occur under this Agreement.

Finance Documents means this Agreement, any Fee Letter, the Hedging Contracts, any Hedging Master Agreement, the Security Documents, any Transfer Certificate and any other document designated as such by the Agent and the Borrowers.

Finance Party means the Agent, the Security Agent, the Bookrunner, the Arranger, any Hedging Provider or a Lender.

Financial Indebtedness means any indebtedness for or in respect of:

(a)                       monies borrowed;

(b)                       any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)                        any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)                       the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)                        receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)                         any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close out of that Treasury Transaction, that amount) shall be taken into account);

(g)                        any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(h)                       any amount of any liability under an advance or deferred purchase agreement if (a) one of the primary reasons behind entering into the agreement is to raise finance or (b) the agreement is in respect of the supply of assets or services and payment is due more than 180 days after the date of supply;

(i)                           any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under GAAP; and

(j)                          the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (i) above.

First Repayment Date means, subject to clause 37.7 (Business Days), the earlier of (a) 30 March 2014 and (b) the date falling 3 months after the second Utilisation to occur under this Agreement.

Flag State means, in relation to a Ship, the country specified in respect of such Ship in Schedule 2 (Ship information), or such other state or territory as may be approved by all the Lenders, at the request of the relevant Owner, as being the Flag State of such Ship for the purposes of the Finance Documents.

Fleet Vessel means each Mortgaged Ship and any other vessel owned by any Group Member.

GAAP means the most recent and up to date US GAAP at any relevant time.

General Assignment means, in relation to a Ship in respect of which the Mortgage is not in account current form, a first assignment of its interest in the Ship’s Insurances, Earnings and Requisition Compensation by the relevant Owner in favour of the Security Agent and/or any other Finance Parties in the agreed form.

Group means the Guarantor and its Subsidiaries for the time being and, for the purposes of clause 19.1 (Financial statements) and clause 20 (Financial covenants), any other entity required to be treated as a subsidiary in the Guarantor’s consolidated accounts in accordance with GAAP and/or any applicable law.

Group Member means any Obligor and any other entity which is part of the Group.

Guarantor means Quintana Shipping Ltd., a corporation incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 and includes its successors in title.

Guarantor Affiliate means the Guarantor, each of its Affiliates, any trust of which the Guarantor or any of its Affiliates is a trustee, any partnership of which the Guarantor or any of its Affiliates is a partner and any trust, fund or other entity which is managed by, or is under the control of, the Guarantor or any of its Affiliates.

Guarantee means the obligations of the Guarantor under clause 17 (Guarantee and indemnity).

Hedging Contract means any Hedging Transaction of a non-speculative nature between the Guarantor and any Hedging Provider pursuant to any Hedging Master Agreement and otherwise on approved terms and includes any Hedging Master Agreement and any Confirmations from time to time exchanged under it and governed by its terms relating to that Hedging Transaction and any contract in relation to such a Hedging Transaction constituted and/or evidenced by them and Hedging Contracts means all of them.

Hedging Exposure means, as at any relevant date, the aggregate of the amount certified by each of the Hedging Providers to the Agent to be the net amount in dollars;

(a)                      in relation to all Hedging Contracts that have been closed out on or prior to the relevant date, that is due and owing by the Guarantor to the Hedging Providers in respect of such Hedging Contracts on the relevant date; and

(b)                      in relation to all Hedging Contracts that are continuing on the relevant date, that would be payable by the Guarantor to the Hedging Providers under (and calculated in accordance with) the early termination provisions of the Hedging Contracts as if an Early Termination Date (as defined in the relevant Hedging Master Agreement) had occurred on the relevant date in relation to all such continuing Hedging Contracts.

Hedging Guarantee means, in relation to a Hedging Master Agreement, each of the guarantees executed or (as the context may require) to be executed by the Borrowers in favour of the Hedging Provider who is a party to it pursuant to the terms of that Hedging Master Agreement as security for the Guarantor’s obligations under that Hedging Master Agreement, in such form as is required by such Hedging Provider and the Agent, and Hedging Guarantees means any or all of them.

Hedging Master Agreements means the agreements made or (as the context may require) to be made between the Guarantor and any one of the Hedging Providers pursuant to clause 29 (Hedging Contracts), each comprising an ISDA Master Agreement and Schedule thereto in the agreed form and Hedging Master Agreement means any of them.

Hedging Providers means:

(a)                       any Original Hedging Providers; and

(b)                       any bank or financial institution (other than an Original Hedging Provider) which is a Lender or an Affiliate of a Lender who may at any time enter into or provide a Hedging Transaction and who accedes to the terms of this Agreement pursuant to clause 31 (Position of Hedging Provider),

and includes their respective successors in title and Hedging Provider means any of them.

Hedging Transaction has, in relation to any Hedging Master Agreement, the meaning given to the term “Transaction” in that Hedging Master Agreement.

Holding Company means, in relation to a company or corporation or other person, any other company or corporation or other person in respect of which it is a Subsidiary.

Increased Costs has the meaning given to it in clause 13.1.2 (Increased Costs).

Indemnified Person means:

(a)                       each Finance Party and each Receiver and any attorney, agent or other person appointed by them under the Finance Documents;

(b)                       each Affiliate of those persons; and

(c)                        any officers, employees or agents of any of the above persons.

Insolvency Event in relation to a Finance Party means that the Finance Party:

(a)                       is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)                       becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)                        makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)                       institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)                        has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)                          results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)                       is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)                         has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(g)                        has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(h)                       seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(i)                           has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(j)                          causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or

(k)                       takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

Insurance Notice means, in relation to a Ship, a notice of assignment in the form scheduled to the Ship’s General Assignment or Deed of Covenant or in another approved form.

Insurances means, in relation to a Ship:

(a)                       all policies and contracts of insurance; and

(b)                       all entries in a protection and indemnity or war risks or other mutual insurance association in the name of such Ship’s Owner or the joint names of its Owner and any other person in respect of or in connection with such Ship and/or its Owner’s Earnings from the Ship and includes all benefits thereof (including the right to receive claims and to return of premiums, and which the Obligors undertake shall be taken out in accordance with the requirements of clause 24 (Insurance)).

Interbank Market means the London interbank market.

Interest Period means, in relation to the Advances or any part thereof, each period determined in accordance with clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with clause 8.3 (Default interest).

Interpolated Screen Rate means in relation to LIBOR and the Advances or any part of the same or any Unpaid Sum, the rate which results from interpolating on a linear basis between:

(a)                      the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the relevant Interest Period for the Advances (or the relevant part of them) or the relevant Unpaid Sum; and

(b)                      the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the relevant Interest Period for the Advances (or the relevant part of them) or the relevant Unpaid Sum, each as of 11:00 am on the relevant Quotation Day.

Last Availability Date means:

(a)                       in respect of the Advance in relation to the Ship with Hull No. S818, 28 February 2014; and

(b)                       in respect of the Advance in relation to the Ship with Hull No. S819, 30 April 2014,

(or such later date as may be approved by all the Lenders).

Legal Reservations means:

(a)                       the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)                       the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for, or indemnify a person against, non-payment of UK stamp duty may be void and defences of set-off or counterclaim; and

(c)                        similar principles, rights and defences under the laws of any Relevant Jurisdiction.

Lender means:

(a)                       any Original Lender; and

(b)                       any bank, financial institution, trust, fund or other entity which has become a Party in accordance with clause 32 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

LIBOR means, in relation to the Advances or any part of them or any Unpaid Sum:

(a)                       the applicable Screen Rate; or

(b)                       if no Screen Rate is available for the relevant currency or the relevant Interest Period, the Interpolated Screen Rate for the Advances (or the relevant part of it) or that Unpaid Sum; or

(c)                        if:

(i)                          no Screen Rate is available;

(ii)                       no Screen Rate is available for the relevant Interest Period and is not possible to calculate an Interpolated Screen Rate for the Advances (or the relevant part of them) or that Unpaid Sum, the Reference Bank Rate, as of 11:00 a.m. on the Quotation Day for the offering of deposits in dollars for a period comparable to the Interest Period for the Advances or relevant part of them or Unpaid Sum and if that rate is less than zero, LIBOR shall be deemed to be zero.

Loss Payable Clauses means, in relation to a Ship, the provisions concerning payment of claims under the Ship’s Insurances in the form scheduled to the Ship’s General Assignment or Deed of Covenant or in another approved form.

Losses means any costs, expenses (including, but not limited to, legal fees), payments, charges, losses, demands, liabilities, taxes (including VAT), claims, actions, proceedings, penalties, fines, damages, judgments, orders or other sanctions.

Major Casualty means any casualty to a vessel for which the total insurance claim, inclusive of any deductible, exceeds or may exceed the Major Casualty Amount.

Major Casualty Amount means, in relation to a Ship, the amount specified as such against the name of that Ship in Schedule 2 (Ship information) or the equivalent in any other currency.

Majority Lenders means:

(a)                       if no part of the Advances is then outstanding, a Lender or Lenders whose Commitments aggregate more than 66.67% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66.67% of the Total Commitments immediately prior to the reduction); or

(b)                      at any other time, a Lender or Lenders whose participations in the Advances aggregate more than 66.67% of the Advances.

Management Agreement means, in relation to a Ship, the agreement between the relevant Owner and the Manager relating to the appointment of the Manager in respect of such Ship.

Management Agreement Assignment means, in relation to each Management Agreement, an assignment of that Management Agreement by the Owner of that Ship in favour of the Security Agent in the agreed form.

Manager means, in relation to a Ship, Quintana Ship Management appointed in accordance with clause 22.3 (Manager) or any other company (subject to such company providing a Manager’s Undertaking) which is so appointed and the Agent may, with the authorisation of the Majority Lenders, approve from time to time, in each case as the manager of that Ship in respect of commercial and financial services and includes its successors in title.

Manager’s Undertaking means, in relation to a Ship, an undertaking by any manager of the Ship to the Security Agent in the agreed form pursuant to clause 22.3 (Manager).

Margin means 3% per annum.

Material Adverse Effect means, in the reasonable opinion of the Majority Lenders, a material adverse effect on:

(a)                      the business, operations, property performance, prospects or condition (financial or otherwise) of any Obligor or of the Group taken as a whole; or

(b)                      the ability of an Obligor to perform its obligations under any of the Finance Documents; or

(c)                       the legality, validity or enforceability of, or the effectiveness or ranking of any Security Interest granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.

Minimum Value means the amount in dollars which is at any relevant time 140% of the Advances.

Mortgage means, in relation to a Ship, a first priority or (as the case may be) first preferred mortgage of the Ship in the agreed form by the relevant Owner in favour of the Security Agent and/or any of the other Finance Parties.

Mortgage Period means, in relation to a Mortgaged Ship, the period from the date the Mortgage over that Ship is executed and registered until the date such Mortgage is released and discharged or, if earlier, its Total Loss Date.

Mortgaged Ship means, at any relevant time, any Ship which has been delivered to the relevant Owner under the relevant Contract and is subject to a Mortgage and/or whose Earnings, Insurances and Requisition Compensation are subject to a Security Interest under the Finance Documents.

Non-Consenting Lender is a Lender who does not agree to a waiver, consent or amendment where:

(a)                       the Borrowers or the Agent have requested the Lenders to consent to a departure from, or waiver of, any provision of the Finance Documents or to agree to any amendment thereto;

(b)                       the waiver, consent or amendment in question requires the agreement of all the Lenders;

(c)                        a period of not less than 30 days has elapsed from the date the waiver, consent or amendment was requested;

(d)                       the Majority Lenders have agreed to such waiver, consent or amendment; and

(e)                        the Borrowers have notified such Lender that they will treat it as a Non-Consenting Lender.

Notifiable Debt Purchase Transaction has the meaning given to that term in clauses 33.2.2 to 33.2.5 (Disenfranchisement on Debt Purchase Transactions entered into by Guarantor Affiliates).

Obligors means the parties to the Finance Documents (other than Finance Parties) and Obligor means any one of them.

Original Financial Statements means the audited consolidated financial statements of the Group for its financial year ended 31 December 2012.

Original Obligor means each party to this Agreement and the Original Security Documents (other than a Finance Party).

Original Security Documents means:

(a)                       the Mortgages over each of the Ships;

(b)                       the Deeds of Covenant in relation to each of the Ships in respect of which the Mortgage is in account current form;

(c)                        the General Assignments in relation to each of the Ships in respect of which the Mortgage is not in account current form;

(d)                       the Charter Assignment in relation to each Ship’s Charter Documents;

(e)                        the Account Security in relation to each Earnings Account;

(f)                         the Share Security in relation to each Borrower;

(g)                        the Hedging Guarantees in relation to each Hedging Master Agreement;

(h)                       the Management Agreement Assignment in relation to each Management Agreement for each Ship; and

(i)                           any Manager’s Undertaking in relation to a Ship if required under clause 22.3 (Manager).

Owner means, in relation to a Ship, the Borrower specified against the name of that Ship in Schedule 2 (Ship information).

Participating Member State means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

Party means a party to this Agreement.

Payment Disruption Event means either or both of:

(a)                       a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)                       the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)                          from performing its payment obligations under the Finance Documents; or

(ii)                       from communicating with other Parties in accordance with the terms of the Finance Documents,

(and which (in either such case)) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

Permitted Holders means the person or persons disclosed by or on behalf of the Obligors to the Agent in the negotiation of this Agreement.

Permitted Maritime Liens means, in relation to a Ship:

(a)                       unless a Default is continuing, any ship repairer’s or outfitter’s possessory lien in respect of such Ship for an amount not exceeding the Major Casualty Amount for such Ship;

(b)                       any lien on such Ship for master’s, officer’s or crew’s wages outstanding in the ordinary course of its trading; and

(c)                        any lien on such Ship for salvage.

Permitted Security Interests means, in relation to any Mortgaged Ship, any Security Interest over it which is:

(a)                       granted by the Finance Documents; or

(b)                       a Permitted Maritime Lien; or

(c)                        is approved by the Majority Lenders.

Pollutant means and includes crude oil and its products, any other polluting, toxic or hazardous substance and any other substance whose release into the environment is regulated or penalised by Environmental Laws.

Quintana Ship Management means Quintana Ship Management Ltd., a corporation incorporated in the Republic of the Marshall Islands with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 or any other person approved in writing by the Majority Banks, and includes its successors in title.

Quotation Day means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period unless market practice differs in the Interbank Market for a currency, in which case the Quotation Day for that currency shall be determined by the Agent in accordance with market practice in the Interbank Market (and if quotations would normally be given by leading banks in the Interbank Market on more than one day, the Quotation Day will be the last of those days).

Receiver means a receiver or a receiver and manager or an administrative receiver appointed in relation to the whole or any part of any Charged Property under any relevant Security Document.

Reference Bank Rate means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by each Reference Bank as the rate at which the relevant Reference Bank could borrow funds in the Interbank Market, in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.

Reference Banks means, in respect of LIBOR, the principal London office of Nordea Bank Finland Plc and/or such other banks as may be appointed by the Agent in consultation with the Borrowers.

Registry means, in relation to each Ship, such registrar, commissioner or representative of the relevant Flag State who is duly authorised and empowered to register the relevant Ship, the relevant Owner’s title to such Ship and the relevant Mortgage under the laws of its Flag State.

Relevant Jurisdiction means, in relation to an Obligor:

(a)                       its jurisdiction of incorporation;

(b)                       any jurisdiction where any Charged Property owned by it is situated;

(c)                        any jurisdiction where it conducts its business; and

(d)                       any jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.

Repayment Date means:

(a)                       the First Repayment Date;

(b)                       each of the dates falling at 3 monthly intervals thereafter up to but not including the Final Repayment Date; and

(c)                        the Final Repayment Date,

being the due dates of the repayment instalments referred to in clause 6.2 (Scheduled repayment of Facility).

Repeating Representations means each of the representations and warranties set out in clause 18 (Representations) other than clauses 18.11 (No insolvency), 18.12 (No filing or stamp taxes) and 18.13 (Tax).

Representative means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

Requisition Compensation means, in relation to a Ship, any compensation paid or payable by a government entity for the requisition for title, confiscation or compulsory acquisition of such Ship.

Restricted Party means a person that:

(a)                       is listed on any Sanctions List (whether designated by name or by reason of being included in a class of person);

(b)                       is domiciled, registered as located or having its main place of business in, or is incorporated under the laws of, a country which is subject to Sanctions;

(c)                        is directly or indirectly owned by or controlled by a person referred to in (a) and/or (b) above; or

(d)                       owns or controls a person referred to in (a) and/or (b) above.

Sanctions means the economic sanctions laws, regulations, resolutions, embargoes or restrictive measures administered, enacted or enforced by (a) the Norwegian Government, (b) the United States Government, (c) the United Nations, (d) the European Union, (e) the United Kingdom or (f) the Government of the Republic of Singapore and with regard to (a) to (f) above, the respective governmental institutions and agencies of any of the foregoing, including, without limitation, the Office of Foreign Assets Control of the US Department of Treasury (OFAC), the United States Department of State, Her Majesty’s Treasury (HMT) and the Monetary Authority of Singapore (together the Sanctions Authorities).

Sanctions List means any list of persons or entities published in connection with Sanctions by or on behalf of any Sanctions Authority.

Screen Rate means the British Bankers Association Interest Settlement Rate for dollars (or if the British Bankers’ Association ceases to act in the role of administering and publishing LIBOR rates,

the equivalent rate published by a subsequently appointed administrator of LIBOR) and the relevant period displayed on the appropriate page of the Reuters screen.  If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrowers and the Lenders.

Security Agent includes any person as may be appointed security agent and trustee for the other Finance Parties under this Agreement.

Security Documents means:

(a)                                 the Original Security Documents;

(b)                                 any other document as may be executed to guarantee and/or secure any amounts owing to the Finance Parties under this Agreement or any other Finance Document.

Security Interest means a mortgage, charge, pledge, lien, assignment, trust, hypothecation or other security interest of any kind securing any obligation of any person or any other agreement or arrangement having a similar effect.

Security Value means, at any time, the amount in dollars which, at that time, is the aggregate of (a) the Vessel Values (or, if less in relation to an individual Ship, the maximum amount capable of being secured by the Mortgage of the relevant Ship) of all of the Mortgaged Ships which have not then become a Total Loss and (b) the value of any additional security then held by the Security Agent or any other Finance Party provided under clause 25 (Minimum security value), in each case as most recently determined in accordance with this Agreement.

Selection Notice means a notice substantially in the form set out in Schedule 5 (Selection Notice) given in accordance with clause 9 (Interest Periods).

Seller means, in relation to a Ship, the person specified as such in Schedule 2 (Ship Information).

Share Security means, in relation to each Borrower, the document constituting a first Security Interest in respect of all the shares of such Borrower executed by the Guarantor in favour of the Security Agent in the agreed form.

Ship Commitment means, in relation to a Ship, the amount specified as such in respect of such Ship in Schedule 2 (Ship information), as cancelled or reduced pursuant to any provision of this Agreement.

Ship Representations means each of the representations and warranties set out in clauses 18.28 (Ship status) and 18.29 (Ship’s employment).

Ships means each of the ships (to be built by the Builder and delivered to the relevant Owner under the Contracts described in Schedule 2 (Ship information), being each of Hull No. S819 and Hull No. S818 at the yard of the Builder, and Ship means any of them.

Spill means any actual or threatened spill, release or discharge of a Pollutant into the environment.

Subsidiary of a person means any other person:

(a)                                 directly or indirectly controlled by such person; or

(b)                                 of whose dividends or distributions on ordinary voting share capital such person is entitled to receive more than 50%.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) and Taxation shall be construed accordingly.

Total Commitments means the aggregate of the Commitments, being $39,000,000 at the date of this Agreement.

Total Loss means, in relation to a Ship, its:

(a)                                 actual, constructive, compromised or arranged total loss; or

(b)                                 requisition for title, confiscation or other compulsory acquisition by a government entity; or

(c)                                  hijacking, piracy, theft, condemnation, capture, seizure, arrest or detention for more than 30 days.

Total Loss Date means, in relation to the Total Loss of a Ship:

(a)                                 in the case of an actual total loss, the date it happened or, if such date is not known, the date on which the vessel was last reported;

(b)                                 in the case of a constructive, compromised, agreed or arranged total loss, the earliest of:

(i)                                   the date notice of abandonment of the vessel is given to its insurers; or

(ii)                                if the insurers do not admit such a claim, the date later determined by a competent court of law to have been the date on which the total loss happened; or

(iii)                             the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the vessel’s insurers;

(c)                                  in the case of a requisition for title, confiscation or compulsory acquisition, the date it happened; and

(d)                                 in the case of hijacking, piracy, theft, condemnation, capture, seizure, arrest or detention, the date 30 days after the date upon which it happened.

Total Loss Repayment Date means, where a Mortgaged Ship has become a Total Loss after its Delivery, the earlier of:

(a)                                 the date 180 days after its Total Loss Date; and

(b)                                 the date upon which insurance proceeds or Requisition Compensation for such Total Loss are paid by insurers or the relevant government entity.

Transfer Certificate means a certificate substantially in the form set out in Schedule 6 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrowers or, at any time after the occurrence of an Event of Default, required by the Agent.

Transfer Date means, in relation to a transfer pursuant to a Transfer Certificate, the later of:

(a)                                 the proposed Transfer Date specified in the Transfer Certificate; and

(b)                                 the date on which the Agent executes the Transfer Certificate.

Treasury Transaction means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

Trust Property means, collectively:

(a)                                 all moneys duly received by the Security Agent under or in respect of the Finance Documents;

(b)                                 any portion of the balance on any Account held by or charged to the Security Agent at any time;

(c)                                  the Security Interests, guarantees, security, powers and rights given to the Security Agent under and pursuant to the Finance Documents including, without limitation, the covenants given to the Security Agent in respect of all obligations of any Obligor;

(d)                                 all assets paid or transferred to or vested in the Security Agent or its agent or received or recovered by the Security Agent or its agent in connection with any of the Finance Documents whether from any Obligor or any other person; and

(e)                                  all or any part of any rights, benefits, interests and other assets at any time representing or deriving from any of the above, including all income and other sums at any time received or receivable by the Security Agent or its agent in respect of the same (or any part thereof).

Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance Documents.

US Tax Obligor means:

(a)                                 a Borrower if it is resident for tax purposes in the United States of America; or

(b)                                 an Obligor some or all of whose payments under the Finance Documents are from sources within the United States for US federal income tax purposes.

Utilisation means the making of an Advance.

Utilisation Date means the date on which a Utilisation is made.

Utilisation Request means a notice substantially in the form set out in Schedule 4 (Utilisation Request).

VAT means:

(a)                                 any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)                                 any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

Vessel Value means, in respect of a Mortgaged Ship, the value most recently attributed to that Mortgaged Ship as most recently determined pursuant to valuations undertaken in accordance with clause 25 (Minimum security value) and Vessel Values means the aggregate of the valuations of all the Mortgaged Ships.

1.2                               Construction

1.2.1                     Unless a contrary indication appears, any reference in any of the Finance Documents to:

(a)         Sections, clauses and Schedules are to be construed as references to the Sections and clauses of, and the Schedules to, the relevant Finance Document and references to a Finance Document include its Schedules;

(b)         a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as it may from time to time be amended, restated, novated or replaced, however fundamentally;

(c)          words importing the plural shall include the singular and vice versa;

(d)         a time of day is to London time;

(e)          any person includes its successors in title, permitted assignees or transferees;

(f)           the knowledge, awareness and/or beliefs (and similar expressions) of any Obligor shall be construed so as to mean the knowledge, awareness and beliefs of the director and officers of such Obligor, having made due and careful enquiry;

(g)          two or more persons are acting in concert if pursuant to an agreement or understanding (whether formal or informal) they actively co-operate, through the acquisition (directly or indirectly) of shares in an entity by any of them, either directly or indirectly to obtain or consolidate control of that entity;

(h)         agreed form means:

(i)                                     where a Finance Document has already been executed by all of the relevant parties, such Finance Document in its executed form;

(ii)                                  prior to the execution of a Finance Document, the form of such Finance Document separately agreed in writing between the Agent (acting on the instructions of all the Lenders) and the Borrowers, whether before or after the date of this Agreement, as the form in which that Finance Document is to be executed or another form approved at the request of the Borrowers or, if not so agreed or approved, in the form reasonably required by the Agent;

(i)             approved by the Majority Lenders or approved by the Lenders means approved in writing by the Agent acting on the instructions of the Majority Lenders or, as the case may be, all of the Lenders (on such conditions as they may respectively impose) and otherwise approved means approved in writing by the Agent acting on the instructions of the Majority Lenders (on such conditions as the Agent (acting on the instructions of the Majority Lenders) may impose) and approval and approve shall be construed accordingly;

(j)            assets includes present and future properties, revenues and rights of every description;

(k)         an authorisation means any authorisation, consent, concession, approval, resolution, licence, exemption, filing, notarisation or registration;

(l)             charter commitment means, in relation to a vessel, any charter or contract for the use, employment or operation of that vessel or the carriage of people and/or cargo or the provision of services by or from it and includes any agreement for pooling or sharing income derived from any such charter or contract;

(m)     control of an entity means:

(i)                                     the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(A)                               cast, or control the casting of, more than 50% of the maximum number of votes that might be cast at a general meeting of that entity; or

(B)                               appoint or remove all, or the majority, of the directors or other equivalent officers of that entity; or

(C)                               give directions with respect to the operating and financial policies of that entity with which the directors or other equivalent officers of that entity are obliged to comply; and/or

(ii)                                  the holding beneficially of more than 50% of the issued share capital of that entity (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital) (and, for this purpose, any Security Interest over share capital shall be disregarded in determining the beneficial ownership of such share capital);

and controlled shall be construed accordingly;

(n)         the term disposal or dispose means a sale, transfer or other disposal (including by way of lease or loan but not including by way of loan of money) by a person of all or part of its assets, whether by one transaction or a series of transactions and whether at the same time or over a period of time, but not the creation of a Security Interest;

(o)         dollar, $ and USD means the lawful currency of the United States of America;

(p)         the equivalent of an amount specified in a particular currency (the specified currency amount) shall be construed as a reference to the amount of the other relevant currency which can be purchased with the specified currency amount in the London foreign exchange market at or about 11 a.m. on the date the calculation falls to be made for spot delivery, as conclusively determined by the Agent (with the relevant exchange rate of any such purchase being the Agent’s spot rate of exchange);

(q)         a government entity means any government, state or agency of a state;

(r)            a group of Lenders includes all the Lenders;

(s)           a guarantee means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(t)            indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(u)         month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(i)                                     if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that month (if there is one) or on the immediately preceding Business Day (if there is not); and

(ii)                                  if there is no numerically corresponding day in that month, that period shall end on the last Business Day in that month and the above rules in paragraphs (i) to (ii) will only apply to the last month of any period;

(v)         an obligation means any duty, obligation or liability of any kind;

(w)       something being in the ordinary course of business of a person means something that is in the ordinary course of that person’s current day-to-day operational business (and not merely anything which that person is entitled to do under its Constitutional Documents);

(x)         pay, prepay or repay in clause 28 (Business restrictions) includes by way of set-off, combination of accounts or otherwise;

(y)         a person includes any individual, firm, company, corporation, government entity or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(z)          a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation and includes (without limitation) any Basel II Regulation or Basel III Regulation;

(aa)  right means any right, privilege, power or remedy, any proprietary interest in any asset and any other interest or remedy of any kind, whether actual or contingent, present or future, arising under contract or law, or in equity;

(bb)  trustee, fiduciary and fiduciary duty has in each case the meaning given to such term under applicable law;

(cc)    (i) the liquidation, winding up, dissolution, or administration of person or (ii) a receiver or administrative receiver or administrator in the context of insolvency proceedings or security enforcement actions in respect of a person shall be construed so as to include any equivalent or analogous proceedings or any equivalent and analogous person or appointee (respectively) under the law of the jurisdiction in which such person is established or incorporated or any jurisdiction in which such person carries on business including (in respect of proceedings) the seeking or occurrences of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors;

(dd)  an entity is a wholly-owned subsidiary of another entity if it has no members except that other entity and that other entity’s wholly-owned Subsidiaries or persons acting on behalf of that other entity or its wholly-owned Subsidiaries;

(ee)    a provision of law is a reference to that provision as amended or re-enacted; and

(ff)      a law includes any order or decree, any form of delegated legislation, any treaty or international  convention and any regulation or resolution of the United States of America, any state thereof, Council of the European Union, the European Commission, the United Nations or its Security Council.

1.2.2                     Where in this Agreement a provision includes a monetary reference level in one currency, unless a contrary indication appears, such reference level is intended to apply equally to its equivalent in other currencies as of the relevant time for the purposes of applying such reference level to any other currencies.

1.2.3                     Section, clause and Schedule headings are for ease of reference only.

1.2.4                     Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.2.5                     A Default (other than an Event of Default) is continuing if it has not been remedied or waived and an Event of Default is continuing if it has not been waived or remedied to the satisfaction of the Agent acting on the instructions of the Lenders.

1.2.6                     Unless a contrary indication appears, in the event of any inconsistency between the terms of this Agreement and the terms of any other Finance Document when dealing with the same or similar subject matter, the terms of this Agreement shall prevail.

1.3                               Third party rights

1.3.1                     Unless expressly provided to the contrary in a Finance Document for the benefit of a Finance Party or another Indemnified Person, a person who is not a party to a Finance Document has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or to enjoy the benefit of any term of the relevant Finance Document.

1.3.2                     Any Finance Document may be rescinded or varied by the parties to it without the consent of any person who is not a party to it (unless otherwise provided by this Agreement).

1.3.3                     An Indemnified Person who is not a party to a Finance Document may only enforce its rights under that Finance Document through a Finance Party and if and to the extent and in such manner as the Finance Party may determine.

1.4                               Finance Documents

Where any other Finance Document provides that this clause 1.4 shall apply to that Finance Document, any other provision of this Agreement which, by its terms, purports to apply to all or any of the Finance Documents and/or any Obligor shall apply to that Finance Document as if set out in it but with all necessary changes.

1.5                               Conflict of documents

The terms of the Finance Documents (other than any Hedging Contracts and other than as relates to the creation and/or perfection of security) are subject to the terms of this Agreement and, in the event of any conflict between any provision of this Agreement and any provision of any Finance Document (other than any Hedging Contracts and other than in relation to the creation and/or perfection of security) the provisions of this Agreement shall prevail.

SECTION 2 - THE FACILITY

2                                         The Facility

2.1                               The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrowers a term loan facility in an aggregate amount equal to the Total Commitments.

2.2                               Finance Parties’ rights and obligations

2.2.1                     The obligations of each Finance Party under the Finance Documents are several.  Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents.  No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.2.2                     The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

2.2.3                     A Finance Party may, except as otherwise stated in the Finance Documents (including clauses 34.26 (All enforcement action through the Security Agent)) and 35.2 (Finance Parties acting together), separately enforce its rights under the Finance Documents.

2.3                               Borrowers’ rights and obligations

2.3.1                     The obligations of each Borrower under this Agreement are joint and several.  Failure by a Borrower to perform its obligations under this Agreement shall constitute a failure by all of the Borrowers.

2.3.2                     Each Borrower irrevocably and unconditionally jointly and severally with each other Borrower:

(a)         agrees that it is responsible for the performance of the obligations of each other Borrower under this Agreement;

(b)         acknowledges and agrees that it is a principal and original debtor in respect of all amounts due from the Borrowers under this Agreement; and

(c)          agrees with each Finance Party that, if any obligation of another Borrower under this Agreement is or becomes unenforceable, invalid or illegal for any reason it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any and all Losses it incurs as a result of another Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by that other Borrower under this Agreement.  The amount payable under this indemnity shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

2.3.3                     The obligations of each Borrower under the Finance Documents shall continue until all amounts which may be or become payable by the Borrowers under or in connection with the Finance Documents have been irrevocably and unconditionally paid or discharged in full, regardless of any intermediate payment or discharge in whole or in part.

2.3.4                     If any discharge, release or arrangement (whether in respect of the obligations of a Borrower or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Borrowers under this Agreement will continue or be reinstated as if the discharge, release or arrangement had not occurred.

2.3.5                     The obligations of each Borrower under the Finance Documents shall not be affected by an act, omission, matter or thing which, but for this clause (whether or not known to it or any Finance Party), would reduce, release or prejudice any of its obligations under the Finance Documents including:

(a)         any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)         the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any other Obligor;

(c)          the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)         any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)          any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security;

(f)           any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)          any insolvency or similar proceedings.

2.3.6                     Each Borrower waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Borrower under any Finance Document.  This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

2.3.7                     Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably and unconditionally paid or discharged in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)         refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Borrower will be entitled to the benefit of the same; and

(b)         hold in an interest-bearing suspense account any money received from any Borrower or on account of any Borrower’s liability under any Finance Document.

2.3.8                     Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs (on such terms as it may require), no Borrower shall exercise any rights (including rights of set-off) which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)         to be indemnified by another Obligor;

(b)         to claim any contribution from any other Obligor or any guarantor of any Obligor’s obligations under the Finance Documents; and/or

(c)          to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party; and/or

(d)         to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which that Borrower is liable under this Agreement or any of the other Finance Documents; and/or

(e)          to exercise any right of set-off against any other Obligor; and/or

(f)           to claim or prove as a creditor of any other Obligor in competition with any Finance Party.

If a Borrower receives any benefit, payment or distribution in relation to such rights it will promptly pay an equal amount to the Agent for application in accordance with clause 37 (Payment mechanics).  This only applies until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full.

2.4                               Adjustment for liquidated damages

If an Owner becomes entitled to receive liquidated damages under a Contract or to have liquidated damages deducted from the Contract Price for the relevant Ship, the Ship Commitment for the relevant Ship and the Total Commitments shall each be reduced by an amount equal to 65% of such liquidated damages.

3                                         Purpose

3.1                               Purpose

The Borrowers shall apply all amounts borrowed under the Facility in accordance with this clause 3.

3.2                               Use on Delivery

The Ship Commitment for each Ship shall be made available solely for the purpose of assisting the relevant Owner to finance part of the Contract Price of that Ship payable on its Delivery by paying the same to the relevant Seller.

3.3                               Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4                                         Conditions of Utilisation

4.1                               Initial conditions precedent

The Borrowers may not deliver a Utilisation Request unless the Agent, or its duly authorised representative, has received all of the documents and other evidence listed in Part 1 of Schedule 3 (Conditions precedent to any Utilisation) Agreement in form and substance satisfactory to the Agent.

4.2                               Conditions precedent on Delivery

The Ship Commitment in respect of a Ship may only be drawn down under this Agreement if, on or before the Utilisation of the relevant Advance for that Ship, the Agent, or its duly authorised representative, has received all of the documents and evidence listed in Part 2 of Schedule 3 (Conditions precedent on Delivery) in relation to such Ship in form and substance satisfactory to the Agent.

4.3                               Notice to Lenders

The Agent shall notify the Borrowers and the Lenders promptly upon receiving and being satisfied with all of the documents and evidence delivered to it under this clause 4 in form and substance satisfactory to it.  Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives any such notification, the Lenders authorise (but do not require) the Agent to give that notification.  The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.4                               Further conditions precedent

The Lenders will only be obliged to comply with clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)         no Default is continuing or would result from the proposed Utilisation;

(b)         the Repeating Representations and, in relation to the first Utilisation, all of the other representations set out in clause 18 (Representations) (except the Ship Representations), are true; and

(c)          no events, facts, conditions or circumstances shall exist or have arisen or occurred (and neither the Agent nor any Lender or Hedging Provider shall have become aware of other events, facts, conditions or circumstances not previously known to it), which the Agent (acting on the instructions of the Majority Lenders) shall determine, have had or could reasonably be expected to have, a Material Adverse Effect;

(d)         the Ship Representations are true so far as they relate to the Ship relating to the Utilisation being made; and

(e)          no Total Loss has occurred in relation to a Ship.

4.5                               Waiver of conditions precedent

The conditions in this clause 4 are inserted solely for the benefit of the Finance Parties and may be waived on their behalf in whole or in part and with or without conditions by the Agent acting on the instructions of the Majority Lenders.

SECTION 3 - UTILISATION

5                                         Utilisation

5.1                               Delivery of a Utilisation Request

The Borrowers may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than 11:00 a.m. three Business Days before the proposed Utilisation Date.

5.2                               Completion of a Utilisation Request

5.2.1                     A Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(a)         the proposed Utilisation Date in respect of an Advance is a Business Day falling not later than the Last Availability Date for that Advance;

(b)         the currency and amount of the Utilisation comply with clause 5.3 (Currency and amount);

(c)          the proposed Interest Period complies with clause 9 (Interest Periods); and

(d)         it identifies the purpose for the Utilisation and that purpose complies with clause 3 (Purpose) and it identifies the relevant Ship Commitment to which it relates.

5.2.2                     Only one Advance may be drawn down in respect of each Ship.

5.3                               Currency and amount

5.3.1                     The currency specified in a Utilisation Request must be dollars.

5.3.2                     The amount of the proposed Advance shall never exceed the lower of:

(a)         the Ship Commitment for the relevant Ship; and

(b)         the amount in dollars which is equal to 60% of the market value of that Ship as determined pursuant to the valuations of that Ship obtained under Part 2 of Schedule 3 (Conditions precedent on Delivery); and

(c)          the amount of the Available Facility less the amount of the outstanding Advances.

5.4                               Lenders’ participation

5.4.1                     If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Advance available by the relevant Utilisation Date through its Facility Office.

5.4.2                     The amount of each Lender’s participation in the Advance will be equal to the proportion borne by its Commitment to the Total Commitments immediately prior to making the Advance.

5.4.3                     The Agent shall promptly notify each Lender of the amount of the Advance and the amount of its participation in the Advance, in each case by 11:00 a.m. on the Quotation Day.

5.4.4                     The Agent shall pay all amounts received by it in respect of each Advance (and its own participation in it, if any) to the Borrowers or the account of any of them or to the relevant Seller, in each case in accordance with the instructions contained in the relevant Utilisation Request.

SECTION 4 - REPAYMENT, PREPAYMENT AND CANCELLATION

6                                         Repayment

6.1                               Repayment

The Borrowers shall repay on each Repayment Date such part of the Advances as is required to be repaid by clause 6.2 (Scheduled repayment of Facility).

6.2                               Scheduled repayment of Facility

To the extent not previously reduced, the Advances shall be repaid by instalments on each Repayment Date by the amount specified in the table below (the Repayment Table) (as revised by clause 6.3 (Adjustment of scheduled repayments)):

Repayment Date	Amount $
First	650,000
Second	650,000
Third	650,000
Fourth	650,000
Fifth	650,000
Sixth	650,000
Seventh	650,000
Eighth	650,000
Ninth	650,000
Tenth	650,000
Eleventh	650,000
Twelfth	650,000
Thirteenth	650,000
Fourteenth	650,000
Fifteenth	650,000
Sixteenth	650,000
Seventeenth	650,000
Eighteenth	650,000
Nineteen	650,000

Repayment Date	Amount $
Twentieth	650,000
Twenty first	650,000
Twenty second	650,000
Twenty third	650,000
Twenty fourth	24,050,000
TOTAL	39,000,000

The twenty fourth instalment referred to above is comprised of two parts, a repayment instalment in the amount of $650,000 and a balloon instalment in the amount of $23,400,000 (the Balloon Instalment).

On the Final Repayment Date (without prejudice to any other provision of this Agreement), the Advances shall be repaid in full.

6.3                               Adjustment of scheduled repayments

If the Total Commitments have been partially reduced under this Agreement and/or any part of the Advances is prepaid (other than under clause 6.2 (Scheduled repayment of Facility)) before any Repayment Date, the amount of the instalments (including the Balloon Instalment) by which the Advances shall be repaid under clause 6.2 (Schedule repayment of Facility) on any such Repayment Date (as reduced by any earlier operation of this clause 6.3) shall be reduced pro rata to such reduction in the Total Commitments (except in the case of a prepayment under clause 7.6 (Sale or Total Loss) or clause 25.12(b) (Security shortfall), where the reduction shall be treated as reducing the instalments (including the Balloon Instalment) by its aggregate amount in inverse chronological order of maturity.

6.4                               Revision of table

At the time of making each Advance and at the time of any reduction in the amount of the Total Commitments and/or prepayment of any Advance, the Agent shall be entitled to produce a revised Repayment Table and deliver the same to the Borrowers and the Lenders showing the amount of each instalment to be repaid on each Repayment Date and any such revised Repayment Table shall, in the absence of manifest error, be binding on each of the Parties.

7                                         Illegality, prepayment and cancellation

7.1                               Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Advances:

(a)         that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)         upon the Agent notifying the Borrowers, the Commitment of that Lender will be immediately cancelled and the remaining Ship Commitments and the Total Commitments shall each be reduced rateably; and

(c)          the Borrowers shall repay that Lender’s participation in the Advances on the last day of the Interest Period occurring after the Agent has notified the Borrowers or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.2                               Change of control

If there is a Change of Control, the Borrowers shall notify the Agent of the same upon its occurrence, and the Agent, upon becoming notified by any Party of a Change of Control may, and if instructed by the Majority Lenders shall, by notice to the Borrowers:

(a)         cancel the Total Commitments, with effect from the date specified in that notice; and/or

(b)         declare that all or part of the Advances be payable within 60 days of such notice, in which case the Borrowers shall repay the Advances in full together with all amounts outstanding under this Agreement and the other Finance Documents within 60 days of such notice.

7.3                               Voluntary cancellation

The Borrowers may, if they give the Agent not less than five (5) Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part of the Available Facility which is undrawn at the proposed date of cancellation. Upon any such cancellation the Total Commitments shall be reduced by the same amount.

7.4                               Voluntary prepayment

The Borrowers may, if they give the Agent not less than five (5) Business Days’ (or such shorter period as the Majority Lenders may agree) prior written notice, prepay the whole or any part of the Advances, on the last day of an Interest Period in respect of the amount to be prepaid or on any other date subject to payment of any Break Costs.

7.5                               Right of replacement or cancellation and prepayment in relation to a single Lender/Right of cancellation in relation to a Defaulting Lender

7.5.1                     If:

(a)         any sum payable to any Lender by an Obligor is required to be increased under clause 12.2 (Tax gross-up); or

(b)         any Lender claims indemnification from the Borrowers under clause 12.3 (Tax indemnity) or clause 13.1 (Increased costs); or

(c)          any FATCA Protected Lender notifies the Agent of a FATCA Event pursuant to clause 7.9 (Mandatory repayment and cancellation of FATCA Protected Lenders); or

(d)         any Lender becomes a Non-Consenting Lender,

the Borrowers may, whilst the circumstance giving rise to the requirement for that increase or indemnification or FATCA Event or the relevant Lender becoming a Non-Consenting Lender continues for a maximum period of 30 days, give the Agent notice of cancellation of the Commitment of that Lender and their intention to procure the repayment of that Lender’s participation in the Advances or give the Agent notice of their intention to replace that Lender in accordance with clause 7.5.4.

7.5.2                     On receipt of a notice referred to in clause 7.5.1 above, the Commitment of that Lender shall immediately be reduced to zero and (unless the Commitment of the relevant Lender is replaced in accordance with clause 7.5.4) the remaining Ship Commitments and the Total Commitments shall each be reduced rateably.

7.5.3                     On the last day of each Interest Period which ends after the Borrowers have given notice under clause 7.5.1 above in relation to a Lender (or, if earlier, the date specified by the Borrowers in that notice), the Borrowers shall repay that Lender’s participation in the Advances.

7.5.4                     The Borrowers  may, in the circumstances set out in clause 7.5.1, on 10 Business Days’ prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to transfer (and, to the extent permitted by law, that Lender shall transfer) pursuant to clause 32 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity selected by the Borrowers which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with clause 32 (Changes to the Lenders) for a purchase price in cash or other cash payment payable at the time of the transfer equal to the aggregate of:

(a)         the outstanding principal amount of such Lender’s participation in the Advances;

(b)         all accrued interest owing to such Lender to the extent that the Agent has not give a notification under clause 32.8 (Pro-rata interest settlement);

(c)          the Break Costs which would have been payable to such Lender pursuant to clause 10.4 (Break Costs) had the Borrowers prepaid in full that Lender’s participation in the Advances on the date of the transfer; and

(d)         all other amounts payable to that Lender under the Finance Documents on the date of the transfer.

7.5.5                     The replacement of a Lender pursuant to clause 7.5.4 shall be subject to the following conditions:

(a)         the Borrowers shall have no right to replace the Agent;

(b)         neither the Agent nor any Lender shall have any obligation to find a replacement Lender;

(c)          in no event shall the Lender replaced under clause 7.5.4 be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and

(d)         the Lender shall only be obliged to transfer its rights pursuant to clause 7.5.4 above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

7.5.6                     A Lender shall perform the checks described in clause 7.5.5(d) above as soon as reasonably practicable following delivery of a notice referred to in clause 7.5.4 above and shall notify the Agent and the Borrowers when it is satisfied that it has complied with those checks.

7.5.7                     If any Lender becomes a Defaulting Lender, the Borrowers may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent 10 Business Days’ notice of cancellation of the Commitment of that Lender.

7.5.8                     On the notice referred to in clause 7.5.7 above becoming effective, the undrawn Commitment of the Defaulting Lender shall immediately be reduced to zero and (unless the Commitment of the relevant Lender is replaced in accordance with clause 43.5 (Replacement of a Defaulting Lender)) the remaining Ship Commitments and the Total Commitments shall each be reduced rateably.

7.5.9                     The Agent shall, as soon as practicable after receipt of a notice referred to in clause 7.5.7 above, notify all Lenders.

7.6                               Sale or Total Loss

7.6.1                     If a Ship becomes a Total Loss before its Ship Commitment has become available for borrowing under this Agreement, the Total Commitments shall immediately be reduced by the Ship Commitment for such Ship and such Ship Commitment shall be reduced to zero.

7.6.2                     On the Disposal Repayment Date of a Mortgaged Ship the Borrowers shall prepay the Advances by an amount equal to the Relevant Amount.

For the purposes of this clause 7.6.2, Relevant Amount means, in respect of a Mortgaged Ship which has become a Total Loss or is sold, a part of the Advances equal to the total amount of the Advances multiplied by a fraction having as its numerator the Vessel Value of the relevant Mortgaged Ship lost or sold and as its denominator the aggregate of the Vessel Values of all Mortgaged Ships (including the Mortgaged Ship lost or sold).

7.7                               Automatic cancellation

Any part of the Total Commitments relating to an Advance which has not become available by the Last Availability Date for that Advance shall be automatically cancelled at close of business in London on the Last Availability Date for that Advance.

7.8                               Restrictions

7.8.1                     Any notice of cancellation or prepayment given by any Party under this clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

7.8.2                     Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

7.8.3                     The Borrowers may not re-borrow any part of the Facility which is repaid or prepaid.

7.8.4                     The Borrowers shall not repay or prepay all or any part of the Advances or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

7.8.5                     No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

7.8.6                     If the Agent receives a notice under this clause 7 it shall promptly forward a copy of that notice to either the Borrowers or the affected Lender, as appropriate.

7.8.7                     If the Total Commitments are partially reduced under this Agreement (other than under clause 7.1 (Illegality), clause 7.5 (Right of replacement or cancellation and prepayment in relation to a single Lender/Right of cancellation in relation to a Defaulting Lender) and clause 7.9 (Mandatory repayment and cancellation of FATCA Protected Lenders)), the Commitments of the Lenders shall be reduced rateably and in all cases where the Total Commitments are partially reduced under this Agreement (other than in relation to a cancellation of all of the Ship Commitment for a Ship) the remaining Ship Commitments shall be reduced rateably.

7.8.8                     If the Advances are partially prepaid under this Agreement (other than under clause 7.1 (Illegality), clause 7.5 (Right of replacement or cancellation and prepayment in relation to a single Lender/Right of cancellation in relation to a Defaulting Lender) and clause 7.9 (Mandatory repayment and cancellation of FATCA Protected Lenders)), the amount prepaid shall reduce the participation of the Lenders in the Advances rateably.

7.8.9                     Any prepayment under this Agreement shall be made, where applicable, together with payment of any amount falling due to any relevant Hedging Provider under a Hedging Contract as a result of the termination or close out of that Hedging Contract or any Hedging Transaction under it in relation to that prepayment.

7.9                               Mandatory repayment and cancellation of FATCA Protected Lenders

7.9.1                     If on the date falling three months before the earliest FATCA Application Date for any payment by a Party to a FATCA Protected Lender (or to the Agent for the account of that Lender), that Lender is not a FATCA Exempt Party and, in the opinion of that Lender (acting reasonably), that Party will, as a consequence, be required to make a FATCA Deduction from a payment to that Lender (or to the Agent for the account of that Lender) on or after that FATCA Application Date (a FATCA Event):

(a)         that Lender shall, reasonably promptly after that date, notify the Agent of that FATCA Event and the relevant FATCA Application Date;

(b)         if, on the date falling one month before such FATCA Application Date, that FATCA Event is continuing and that Lender has not been repaid or replaced pursuant to clause 7.5 (Right of replacement or cancellation and prepayment in relation to a single Lender / Right of cancellation in relation to a Defaulting Lender) (other than by reason of that Lender’s failure to comply with its obligations pursuant to clause 7.5.4):

(i)                                     that Lender may, at any time between one month and two weeks before such FATCA Application Date, notify the Agent;

(ii)                                  upon the Agent notifying the Borrowers, the Commitment of that Lender will be immediately cancelled; and

(iii)                               the Borrowers shall repay that Lender’s participation in the Advances made to the Borrowers on the last day of the Interest Period for the Advances occurring after the Agent has notified the Borrowers or, if earlier, the last Business Day before the relevant FATCA Application Date.

SECTION 5 - COSTS OF UTILISATION

8                                         Interest

8.1                               Calculation of interest

The rate of interest on the Advances for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)         Margin;

(b)         LIBOR.

8.2                               Payment of interest

The Borrowers shall pay accrued interest on the Advances on the last day of each Interest Period (and, if an Interest Period is longer than three months, on the dates falling at three monthly intervals after the first day of that Interest Period).

8.3                               Default interest

8.3.1                     If an Obligor fails to pay any amount payable by it under a Finance Document (other than a Hedging Contract) on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to clause 8.3.2 below, is 2 percentage points higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted the Advances for successive Interest Periods, each of a duration selected by the Agent (acting reasonably).  Any interest accruing in accordance with this clause 8.3 shall be immediately payable by the Obligors on demand by the Agent.

8.3.2                     If any overdue amount consists of all or part of the Advances which became due on a day which was not the last day of an Interest Period relating to the Advances or the relevant part of them:

(a)         the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to the Advances; and

(b)         the rate of interest applying to the overdue amount during that first Interest Period shall be 2 percentage points higher than the rate which would have applied if the overdue amount had not become due.

8.3.3                     Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.4                               Notification of rates of interest

The Agent shall notify the Lenders and the Borrowers of the determination of a rate of interest under this Agreement.

9                                         Interest Periods

9.1                               Selection of Interest Periods

9.1.1                     The Borrowers may select an Interest Period for the first Advance and thereafter the balance of the Advances in the Utilisation Request for the first Advance or (if the Advances have already been borrowed) in a Selection Notice.

9.1.2                     Each Selection Notice is irrevocable and must be delivered to the Agent by the Borrowers not later than 11:00 a.m. three Business Days before the last day of the then current Interest Period.

9.1.3                     If the Borrowers fail to deliver a Selection Notice to the Agent in accordance with clause 9.1.2, the relevant Interest Period will, subject to clause 9.2 (Interest Periods overrunning Repayment Dates), be 3 months.

9.1.4                     Subject to this clause 9, the Borrowers may select an Interest Period of one, two, three or six months or any other period agreed between the Borrowers and the Agent on the instructions of all the Lenders.

9.1.5                     No Interest Period shall extend beyond the Final Repayment Date.

9.1.6                     The first Interest Period for the Advances shall start on the first Utilisation Date, the first Interest Period for the second or any later Advance shall start on the relevant Utilisation Date and end on the last day of the then current Interest Period for the balance of the Advances already drawn, and each subsequent Interest Period for the Advances shall start on the last day of its preceding Interest Period.

9.2                               Interest Periods overrunning Repayment Dates

If the Borrowers select an Interest Period which would overrun any later Repayment Date, the Advances shall be divided into parts corresponding to the amounts by which the Total Commitments are scheduled to be reduced under clause 6.2 (Scheduled repayment of Facility) on each of the Repayment Dates falling during such Interest Period (each of which shall have a separate Interest Period ending on the relevant Repayment Date) and to the balance of the Advances (which shall have the Interest Period selected by the Borrowers).

9.3                               Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10                                  Changes to the calculation of interest

10.1                        Absence of quotations

Subject to clause 10.2 (Market Disruption Event), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11:00 a.m. on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2                        Market Disruption Event

10.2.1              If a Market Disruption Event occurs in relation to the Advances for any Interest Period, then the rate of interest on each Lender’s share of the Advances for the Interest Period shall be the rate per annum which is the sum of:

(a)         the Margin; and

(b)         the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in the Advances from whatever source it may reasonably select.

10.2.2              In this Agreement Market Disruption Event means that:

(a)         at or about noon on the Quotation Day for the relevant Interest Period LIBOR is to be determined by reference to the Reference Banks and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for the relevant Interest Period; or

(b)         before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in the Advances equal or exceed 33.3% of the Advances) or, if prior to the first Utilisation Date, whose Commitments equal or exceed 33.3% of the Total Commitments) that the cost to it of obtaining matching deposits in the Interbank Market would be in excess of LIBOR.

10.3                        Alternative basis of interest or funding

10.3.1              If a Market Disruption Event occurs and the Agent or the Borrowers so require, the Agent and the Borrowers shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

10.3.2              Any alternative basis agreed pursuant to clause 10.3.1 above shall, with the prior consent of all the Lenders be binding on all Parties.

10.4                        Break Costs

10.4.1              The Borrowers shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of the Advances or Unpaid Sum being paid by the Borrowers on a day other than the last day of an Interest Period for the Advances or Unpaid Sum or relevant part of it.

10.4.2              Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11                                  Fees

11.1                        Commitment commission

11.1.1              The Borrowers shall pay to the Agent (for the account of each Lender) a fee in dollars computed at the rate of 1.2% per annum on the undrawn and uncancelled portion of that Lender’s Commitment calculated from the date of this Agreement (the start date).

11.1.2              The Borrowers shall pay the accrued commitment commission on each of 31 March, 30 June, 30 September and 31 December of each calendar year, on the Last Availability Date to occur and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

11.1.3              No commitment commission is payable to the Agent (for the account of a Lender) on the undrawn portion of the Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

11.2                        Arrangement fee

The Obligors shall pay to the Arranger (for distribution to the Arranger and the Lenders in a manner agreed between the Arranger and the Lenders in the Arranger’s discretion) an arrangement fee in the amount and at the times agreed in a Fee Letter.

11.3                        Agency fee

The Borrowers shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

SECTION 6 - ADDITIONAL PAYMENT OBLIGATIONS

12                                  Tax gross-up and indemnities

12.1                        Definitions

12.1.1              In this Agreement:

Protected Party means a Finance Party or, in relation to clause 14.4 (Indemnity concerning security) and clause 14.7 (Interest) insofar as it relates to interest on any amount demanded by that Indemnified Person under clause 14.4 (Indemnity concerning security), any Indemnified Person, which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document (other than a Hedging Contract) other than a FATCA Deduction.

Tax Payment means either the increase in a payment made by an Obligor to a Finance Party under clause 12.2 (Tax gross-up) or a payment under clause 12.3 (Tax indemnity).

12.1.2              Unless a contrary indication appears, in this clause 12 a reference to determines or determined means a determination made in the absolute discretion of the person making the determination.

12.1.3              This clause 12.1 shall not apply in respect of any payments under any Hedging Contract, where the gross-up provisions of the relevant Hedging Master Agreement itself shall apply.

12.2                        Tax gross-up

12.2.1              Each Obligor shall make all payments to be made by it under any Finance Document without any Tax Deduction, unless a Tax Deduction is required by law.

12.2.2              The Borrowers shall, promptly upon any of them becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction), notify the Agent accordingly.  Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender.  If the Agent receives such notification from a Lender it shall notify the Borrowers and that Obligor.

12.2.3              If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor under the relevant Finance Document shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

12.2.4              If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

12.2.5              Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party (including by way of receipts) that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.2.6              This clause 12.2 shall not apply in respect of any payments under any Hedging Contract, where the gross-up provisions of the relevant Hedging Master Agreement itself shall apply.

12.3                        Tax indemnity

12.3.1              Each Obligor who is a Party shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

12.3.2              Clause 12.3.1 above shall not apply:

(a)                                 with respect to any Tax assessed on a Finance Party:

(i)                                     under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(ii)                                  under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party;

(b)                                 to the extent a loss, liability or cost is compensated for by an increased payment under clause 12.2 (Tax gross-up);

(c)                                  to the extent a loss, liability or cost is compensated for by a payment under clause 12.4 (Indemnities on after Tax basis); or

(d)                                 to the extent a loss, liability or cost relates to a FATCA Deduction required to be made by a Party.

12.3.3              A Protected Party making, or intending to make a claim under clause 12.3.1 above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrowers and the Guarantor.

12.3.4              A Protected Party shall, on receiving a payment from an Obligor under this clause 12.3, notify the Agent.

12.4                        Indemnities on after Tax basis

12.4.1              If and to the extent that any sum payable to any Protected Party by the Borrowers under any Finance Document by way of indemnity or reimbursement proves to be insufficient, by reason of any Tax suffered thereon, for that Protected Party to discharge the corresponding liability to a third party, or to reimburse that Protected Party for the cost incurred by it in discharging the corresponding liability to a third party, the Borrowers shall pay that Protected Party such additional sum as (after taking into account any Tax suffered by that Protected Party on such additional sum) shall be required to make up the relevant deficit.

12.4.2              If and to the extent that any sum (the Indemnity Sum) constituting (directly or indirectly) an indemnity to any Protected Party but paid by the Borrowers to any person other than that Protected Party, shall be treated as taxable in the hands of the Protected Party, the Borrowers shall pay to that Protected Party such sum (the Compensating Sum) as (after taking into account any Tax suffered by that Protected Party on the Compensating Sum) shall reimburse that Protected Party for any Tax suffered by it in respect of the Indemnity Sum.

12.4.3              For the purposes of this clause 12.4 a sum shall be deemed to be taxable in the hands of a Protected Party if it falls to be taken into account in computing the profits or gains of that Protected Party for the purposes of Tax and, if so, that Protected Party shall be deemed to have suffered Tax on the relevant sum at the rate of Tax applicable to that Protected Party’s profits or gains for the period in which the payment of the relevant sum falls to be taken into account for the purposes of such Tax.

12.5                        FATCA Information

12.5.1              Subject to clause 12.5.3 below, each Party shall, within ten Business Days of a reasonable request by another Party:

(a)                                   confirm to that other Party whether it is:

(i)                                     a FATCA Exempt Party; or

(ii)                                  not a FATCA Exempt Party; and

(b)                                 supply to that other Party such forms, documentation and other information relating to its status under FATCA (including its applicable “passthru payment percentage” or other information required under the US Treasury Regulations or other official guidance including intergovernmental agreements) as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA.

12.5.2              If a Party confirms to another Party pursuant to clause 12.5.1(a) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

12.5.3              Clause 12.5.1 above shall not oblige any Finance Party to do anything which would or might in its reasonable opinion constitute a breach of:

(a)                                 any law or regulation;

(b)                                 any fiduciary duty; or

(c)                                  any duty of confidentiality.

12.5.4              If a Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with clause 12.5.1 above (including, for the avoidance of doubt, where clause 12.5.3 above applies), then:

(a)                                 if that Party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such Party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party; and

(b)                                 if that Party failed to confirm its applicable “passthru payment percentage” then such Party shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable “passthru payment percentage” is 100%, until (in each case) such time as the Party in question provides the requested confirmation, forms, documentation or other information.

12.6                        FATCA Deduction

12.6.1              Each Party may make any FATCA Deduction it is required by FATCA to make, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

12.6.2              Each Party shall promptly upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Borrowers, the Agent and the other Finance Parties.

12.7                        Stamp taxes

The Borrowers shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.8                        Value added tax

12.8.1              All amounts set out, or expressed in a Finance Document to be payable by any party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to clause 12.8.3 below, if VAT is or becomes chargeable on any supply made by any Finance Party to any party under a Finance Document, that party shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such party).

12.8.2              If VAT is or becomes chargeable on any supply made by any Finance Party (the Supplier) to any other Finance Party (the Recipient) under a Finance Document, and any party to a Finance Document other than the Recipient (the Subject Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration):

(a)                                 (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Subject Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT.  The Recipient must (where this paragraph (i) applies) promptly pay to the Subject Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(b)                                 (where the Recipient is the person required to account to the relevant tax authority for the VAT) the Subject Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

12.8.3              Where a Finance Document requires any party to it to reimburse or indemnify a Finance Party for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment of in respect of such VAT from the relevant tax authority.

12.8.4              Any reference in this clause 12.8 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).

12.8.5              In relation to any supply made by a Finance Party to any party under a Finance Document, if reasonably requested by such Finance Party, that party must promptly provide such Finance Party with details of that party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

13                                  Increased Costs

13.1                        Increased Costs

13.1.1              Subject to clause 13.3 (Exceptions), the Borrowers shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its Affiliates which:

(a)                                 arises as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement; and/or

(b)                                 is a Basel III Increased Cost.

13.1.2              In this Agreement Increased Costs means:

(a)                                 a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(b)                                 an additional or increased cost; or

(c)                                  a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2                        Increased Cost claims

13.2.1              A Finance Party intending to make a claim pursuant to clause 13.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall notify the Borrowers.

13.2.2              Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

13.3                        Exceptions

13.3.1              Clause 13.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(a)                                 attributable to a Tax Deduction required by law to be made by an Obligor;

(b)                                 compensated for by clause 12.3 (Tax indemnity) (or would have been compensated for under clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in clause 12.3.2 applied);

(c)                                  attributable to a FATCA Deduction required to be made by a Party; or

(d)                                 attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

13.3.2              In this clause 13.3, a reference to a Tax Deduction has the same meaning given to the term in clause 12.1 (Definitions).

14                                  Other indemnities

14.1                        Currency indemnity

14.1.1              If any sum due from an Obligor under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:

(a)                                 making or filing a claim or proof against that Obligor; and/or

(b)                                 obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall, as an independent obligation, within three Business Days of demand by a Finance Party, indemnify each Finance Party to whom that Sum is due against any Losses arising out of or as a result of the conversion including any discrepancy between (i) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (ii) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

14.1.2              Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2                        Other indemnities

14.2.1              The Borrowers shall (or shall procure that another Obligor will), within three Business Days of demand by a Finance Party, indemnify each Finance Party against any and all Losses incurred by that Finance Party as a result of:

(a)                                 the occurrence of any Event of Default;

(b)                                 a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any and all Losses arising as a result of clause 36 (Sharing among the Finance Parties);

(c)                                  funding, or making arrangements to fund, its participation in the Advances requested by the Borrowers in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)                                 the Advances (or part of the Advances) not being prepaid in accordance with a notice of prepayment given by the Borrowers.

14.2.2              The Borrowers shall (or shall procure that another Obligor will), within three Business Days of demand by an Indemnified Person, indemnify each Indemnified Person against any and all Losses, joint or several that may be incurred by or asserted or awarded against any Indemnified Person, in each case arising out of or in connection with or relating to any claim investigation, litigation or proceeding (or the preparation of any defence with respect thereto) commenced or threatened in relation to this Agreement (or the transactions contemplated hereby) or any use made or proposed to be made with the proceeds of the Facility (including an Environmental Claim made or asserted against such Indemnified Person if such Environmental Claim would not have been, or been capable of being, made or asserted against such Indemnified Person if the Finance Parties had not entered into any of the Finance Documents and/or exercised any of their rights, powers and discretions thereby conferred and/or performed any of their obligations thereunder and/or been involved in any of the transactions contemplated by the Finance Documents). This indemnity shall apply whether or not such claims, investigation, litigation or proceedings is brought by any Obligor, any other Group Member, any of their shareholders, their Affiliates, or creditors, or an Indemnified Person or any other person, or an Indemnified Person is otherwise a party thereto, except to the extent such Losses are found in a final non-appealable judgement by a court of competent jurisdiction to have resulted from such Indemnified Person’s gross negligence or wilful misconduct. Each Indemnified Person may enforce and enjoy the benefit of this clause 14.2.2 under the Third Parties Act.

14.3                        Indemnity to the Agent and the Security Agent

The Borrowers shall promptly indemnify the Agent and the Security Agent against:

14.3.1              any and all Losses incurred by the Agent or the Security Agent (acting reasonably) as a result of:

(a)                                 without prejudice to clause 34.7.2(a) as extended to the Security Agent by clause 34.22 (Application of certain clauses to Security Agent) investigating any event which it reasonably believes is a Default;

(b)                                 acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(c)                                  instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; or

(d)                                 any action taken by the Agent or the Security Agent or any of their representatives, agents or contractors in connection with any powers conferred by any Security Document to enforce any Security Interest thereunder or to remedy any breach of any Obligor’s obligations under the Finance Documents; and

14.3.2              any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent or the Security Agent (otherwise than by reason of the Agent’s or the Security Agent’s gross negligence or wilful default) (or, in the case of any cost, loss or liability pursuant to clause 37.11 (Disruption to payment systems etc.) notwithstanding the Agent’s or the Security Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent or the Security Agent under the Finance Documents.

14.4                        Indemnity concerning security

14.4.1              The Borrowers shall (or shall procure that another Obligor will) promptly indemnify each Indemnified Person against any and all Losses incurred by it in connection with:

(a)                                 any failure by the Borrowers to comply with clause 16 (Costs and expenses);

(b)                                 acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(c)                                  the taking, holding, protection or enforcement of the Security Documents;

(d)                                 the exercise or purported exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent and/or any other Finance Party and each Receiver by the Finance Documents or by law unless and to the extent that it was caused by its gross negligence or wilful default;

(e)                                  any claim (whether relating to the environment or otherwise) made or asserted against the Indemnified Person which would not have arisen but for the execution or enforcement of one or more Finance Documents (unless and to the extent it is caused by the gross negligence or wilful default of that Indemnified Person); or

(f)                                   any breach by any Obligor of any of its obligations expressed to be assumed by it in the Finance Documents.

14.4.2              The Security Agent may, in priority to any payment to the other Finance Parties, indemnify itself out of the Trust Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this clause 14.4 and shall have a lien on the Security Documents and the proceeds of the enforcement of those Security Documents for all monies payable to it.

14.5                        Continuation of indemnities

The indemnities by the Borrowers in favour of the Indemnified Persons contained in this Agreement shall continue in full force and effect notwithstanding any breach by any Finance Party or the Borrowers of the terms of this Agreement, the repayment or prepayment of the Advances, the cancellation of the Total Commitments or the repudiation by the Agent or the Borrowers of this Agreement.

14.6                        Third Parties Act

Each Indemnified Person may rely on the terms of clause 14.4 (Indemnity concerning security) and clauses 12 (Tax gross-up and indemnities) and 14.7 (Interest) insofar as it relates to interest on any amount demanded by that Indemnified Person under clause 14.4 (Indemnity concerning security), subject to clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

14.7                        Interest

Moneys becoming due by the Borrowers to any Indemnified Person under the indemnities contained in this clause 14 or elsewhere in this Agreement shall be paid on demand made by such Indemnified Person and shall be paid together with interest on the sum demanded from the date of demand therefor to the date of reimbursement by the Borrowers to such Indemnified Person (both before and after judgment) at the rate referred to in clause 8.3 (Default interest).

14.8                        Exclusion of liability

No Indemnified Person will be in any way liable or responsible to any Obligor (whether as mortgagee in possession or otherwise) who is a Party or is a party to a Finance Document to which this clause applies for any loss or liability arising from any act, default, omission or misconduct of that Indemnified Person, except to the extent caused by its own gross negligence or wilful default.  Any Indemnified Person may rely on this clause 14.8 subject to clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

14.9                        Fax and email indemnity

The Borrowers shall indemnify each Finance Party against any and all Losses together with any VAT thereon which any of the Finance Parties may sustain or incur as a consequence of any fax or email communication purporting to originate from the Borrowers to the Agent or the Security Agent being made or delivered fraudulently or without proper authorisation (unless such Losses are the direct result of the gross negligence or wilful default of the relevant Finance Party or the Agent or the Security Agent).

14.10                 Waiver

In no event shall any of the Finance Parties be liable on any theory of liability for any special, indirect, consequential or punitive damages and the Obligors hereby waive, release and agree (for and on behalf of themselves and on behalf of the other Group Members and their respective Affiliates and shareholders) not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in their favour.

14.11                 Sanctions

14.11.1       Each Obligor shall, within three Business Days of demand by a Finance Party, indemnify each Finance Party against any cost, loss or liability incurred by it as a result of any civil penalty or fine against, and all reasonable costs and expenses (including reasonable counsel fees and disbursements) incurred in connection with the defense thereof by, the Agent or any Lender as a result of conduct of any Obligor or any of their partners, directors, officers, employees, agents or advisors, that violates any Sanctions.

14.11.2       The indemnity in 14.11.1 above shall cover any Losses incurred by each Finance Party in any jurisdiction arising or asserted under or in connection with any law relating to any Sanctions.

15                                  Mitigation by the Lenders

15.1                        Mitigation

15.1.1              Each Finance Party shall, in consultation with the Borrowers, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of clause 7.1 (Illegality), clause 12 (Tax gross-up and indemnities) or clause 13 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

15.1.2              Clause 15.1.1 does not in any way limit the obligations of any Obligor under the Finance Documents.

15.2                        Limitation of liability

15.2.1              The Borrowers shall indemnify each Finance Party for all costs and expenses incurred by that Finance Party as a result of steps taken by it under clause 15.1 (Mitigation).

15.2.2              A Finance Party is not obliged to take any steps under clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16                                  Costs and expenses

16.1                        Transaction expenses

The Borrowers shall promptly within five Business Days of demand pay the Agent, the Arranger, the Bookunner, the Hedging Providers and the Security Agent the amount of all costs and expenses (including fees, costs and expenses of legal advisers and insurance and other consultants and advisers) reasonably incurred by any of them (and by any Receiver) in connection with the negotiation, preparation, printing, execution, syndication, registration and perfection and any release, discharge or reassignment of:

(a)                                 this Agreement, the Hedging Master Agreements and any other documents referred to in this Agreement and the Original Security Documents;

(b)                                 any other Finance Documents executed or proposed to be executed after the date of this Agreement including any executed to provide additional security under clause 25 (Minimum security value);or

(c)                                  any Security Interest expressed or intended to be granted by a Finance Document.

16.2                        Amendment costs

If an Obligor requests an amendment, waiver or consent, the Borrowers shall, within five Business Days of demand by the Agent, reimburse the Agent for the amount of all costs and expenses (including fees, costs and expenses of legal advisers and insurance and other consultants and advisers) reasonably incurred by the Agent or by the Security Agent (and by any Receiver) in responding to, evaluating, negotiating or complying with that request or requirement.

16.3                        Enforcement, preservation and other costs

The Borrowers shall on demand by a Finance Party, pay to each Finance Party the amount of all costs and expenses (including fees, costs and expenses of legal advisers and insurance and other consultants, brokers, surveyors and advisers) incurred by that Finance Party in connection with:

(a)                                 the enforcement of, or the preservation of any rights under, any Finance Document and any proceedings initiated by or against any Indemnified Person and as a consequence of holding the Charged Property or enforcing those rights and any proceedings instituted by or against any Indemnified Person as a consequence of taking or holding the Security Documents or enforcing those rights;

(b)                                 any valuation carried out under clause 25 (Minimum security value); or

(c)                                  any inspection carried out under clause 23.8 (Inspection and notice of drydocking) or any survey carried out under clause 23.16 (Survey report).

SECTION 7 - GUARANTEE

17           Guarantee and indemnity

17.1        Guarantee and indemnity

The Guarantor hereby irrevocably and unconditionally:

(a)    guarantees to the Security Agent (as trustee for the Finance Parties) and the other Finance Parties punctual performance by each other Obligor of all such Obligor’s obligations under the Finance Documents;

(b)    undertakes with the Security Agent (as trustee for the Finance Parties) and the other Finance Parties that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, it shall immediately on demand pay that amount as if it was the principal obligor; and

(c)    agrees with the Security Agent (as trustee for the Finance Parties) and the other Finance Parties that it will, as an independent and primary obligation, indemnify each Finance Party immediately on demand against any cost, loss or liability it incurs (i) if any obligation guaranteed by it is or becomes  unenforceable, invalid or illegal where such cost, loss or liability arises as a result of the Borrowers not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by the Borrowers under any Finance Document on the date when it would have been due, or (ii) if as a result (directly or indirectly) of the introduction of or any change in (or the interpretation, administration or application of) any law or regulation, or compliance with any law, regulation or administrative procedure made after entry into this Agreement (a Change in Law), there is a change in the currency, the value of the currency or the timing, place or manner in which any obligation guaranteed by the Guarantor is payable. The amount payable by the Guarantor under this indemnity:

(i)      in respect of paragraph (i) above, shall be the amount it would have had to pay under this clause 17 if the amount claimed had been recoverable on the basis of a guarantee but for any relevant unenforceability, invalidity or illegality; and

(ii)     in respect of paragraph (ii) above, shall include (1) the difference between (x) the amount (if any) received by the Agent and the other Finance Parties from the Borrowers and (y) the amount that the Borrowers were obliged to pay under the original express terms of the Finance Documents in the currency specified in the Finance Documents, disregarding any Change in Law (the Original Currency), and (2) all further costs, losses and liabilities suffered or incurred by the Agent and the other Finance Parties as a result of a Change in Law.

For the purposes of (1)(x) above, if payment was not received by the Agent or the other Finance Parties in the Original Currency, the amount received by the Agent and the other Finance Parties shall be deemed to be that payment’s equivalent in the Original Currency converted, actually or notionally at the Agent’s discretion, on the day of receipt at the then prevailing spot rate of exchange of the Agent or if, in the Agent’s opinion, it could not reasonably or properly have made a conversion on the day of receipt of the equivalent of that payment in the Original Currency, that payment’s equivalent as soon as the Agent could, in its opinion, reasonably and properly have made a conversion of the Original Currency with the currency of payment.

If the Original Currency no longer exists, the Guarantor shall make such payment in such currency as is, in the reasonable opinion of the Agent, required, after taking into account any payments by the Borrowers, to place the Agent and the other Finance Parties in a position reasonably comparable to that it would have been in had the Original Currency continued to exist.

17.2        Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

17.3        Reinstatement

If any payment is made by an Obligor, or any discharge, release or arrangement is given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) in whole or in part on the basis of any payment, security or other disposition, and the same is avoided or reduced or must be restored in, or as a result of, insolvency, liquidation, administration or any other similar event or otherwise, then:

(a)     the liability of each Obligor under this clause 17 shall continue as if the payment, discharge, release, arrangement, avoidance or reduction had not occurred; and

(b)     each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, release, arrangement, avoidance or reduction had not occurred.

17.4        Waiver of defences

The obligations of the Guarantor under this clause 17 will not be affected by an act, omission, matter or thing (whether or not known to it or any Finance Party) which, but for this clause, would reduce, release or prejudice any of its obligations under this clause 17 including (without limitation):

(a)     any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)     the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any other Obligor;

(c)     the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)     any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)     any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security;

(f)     any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)     any insolvency or similar proceedings.

17.5        Immediate recourse

The Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this clause 17.  This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.6        Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)     refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(b)     hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor’s liability under this clause 17.

17.7        Deferral of Guarantor’s rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, the Guarantor shall not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this clause 17:

(a)     to be indemnified by another Obligor;

(b)     to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)     to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)     to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which the Guarantor has given a guarantee, undertaking or indemnity under clause 17 (Guarantee and Indemnity);

(e)     to exercise any right of set-off against any other Obligor; and/or

(f)     to claim or prove as a creditor of any other Obligor in competition with any Finance Party.

If the Guarantor receives any benefit, payment or distribution in relation to such rights it will promptly pay an equal amount to the Agent for application in accordance with clause 37 (Payment mechanics).  This only applies until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full.

17.8        Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

17.9        Guarantor’s rights and obligations

The obligations of the Guarantor under the Finance Documents shall continue until all amounts which may be or become payable by the Guarantor under or in connection with the Finance Documents have been irrevocably and unconditionally paid or discharged in full, regardless of any intermediate payment or discharge in whole or in part.

SECTION 8 - REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

18           Representations

Each Obligor who is a Party makes and repeats the representations and warranties set out in this clause 18 to each Finance Party at the times specified in clause 18.36 (Times when representations are made).

18.1        Status

18.1.1     Each Obligor is duly incorporated and validly existing under the laws of the jurisdiction of its incorporation as a limited liability company or corporation and (except in relation to Obligors incorporated in the Republic of the Marshall Islands) has no centre of main interests, permanent establishment or place of business outside the jurisdiction in which it is incorporated.

18.1.2     Each Obligor and each other Group Member has power and authority to carry on its business as it is now being conducted and to own its property and other assets.

18.1.3     No Obligor is a FATCA FFI or a US Tax Obligor.

18.2        Binding obligations

Subject to the Legal Reservations, the obligations expressed to be assumed by each Obligor in each Finance Document any Charter Document and any Contract to which it is, or is to be, a party are or, when entered into by it, will be legal, valid, binding and enforceable obligations and each Security Document to which an Obligor is, or will be, a party, creates or will create the Security Interests which that Security Document purports to create and those Security Interests are or will be valid and effective.

18.3        Power and authority

18.3.1     Each Obligor has power to enter into, perform and deliver and comply with its obligations under, and has taken all necessary action to authorise its entry into, each Finance Document, any Charter Document and any Contract to which it is or is to be a party.

18.3.2     No limitation on any Obligor’s powers to borrow, create security or give guarantees will be exceeded as a result of any transaction under, or the entry into of, any Finance Document, any Charter Document or any Contract to which such Obligor is, or is to be, a party.

18.4        Non-conflict

The entry into and performance by each Obligor of, and the transactions contemplated by the Finance Documents, the Charter Documents and the Contracts and the granting of the Security Interests purported to be created by the Security Documents do not and will not conflict with:

(a)     any law or regulation applicable to any Obligor;

(b)     the Constitutional Documents of any Obligor; or

(c)     any agreement or other instrument binding upon any Obligor or any other Group Member or its or any other Group Member’s assets,

or constitute a default or termination event (however described) under any such agreement or instrument or result in the creation of any Security Interest (save for a Permitted Maritime Lien or under a Security Document) on any Group Member’s assets, rights or revenues.

18.5        Validity and admissibility in evidence

18.5.1     All authorisations required or desirable:

(a)     to enable each Obligor lawfully to enter into, exercise its rights and comply with its obligations under each Finance Document and any Charter Document or any Contract to which it is a party;

(b)     to make each Finance Document and any Charter Document or any Contract to which it is a party admissible in evidence in its Relevant Jurisdiction; and

(c)     to ensure that each of the Security Interests created under the Security Documents has the priority and ranking contemplated by them,

have been obtained or effected and are in full force and effect except any authorisation or filing referred to in clause 18.12 (No filing or stamp taxes), which authorisation or filing will be promptly obtained or effected within any applicable period.

18.5.2     All authorisations necessary for the conduct of the business, trade and ordinary activities of each Obligor and each other Group Member have been obtained or effected and are in full force and effect if failure to obtain or effect those authorisations might have a Material Adverse Effect.

18.6        Governing law and enforcement

18.6.1     The choice of English law or any other applicable law as the governing law of any Finance Document, any Charter Document and any Contract will be recognised and enforced in each Obligor’s Relevant Jurisdiction.

18.6.2     Any judgment obtained in England in relation to an Obligor will be recognised and enforced in each Obligor’s Relevant Jurisdictions.

18.7        Information

18.7.1     Any Information is true and accurate in all material respects at the time it was given or made.

18.7.2     There are no facts or circumstances or any other information which could make the Information incomplete, untrue, inaccurate or misleading in any material respect.

18.7.3     The Information does not omit anything which could make the Information incomplete, untrue, inaccurate or misleading in any material respect.

18.7.4     All opinions, projections, forecasts or expressions of intention contained in the Information and the assumptions on which they are based have been arrived at after due and careful enquiry and consideration and were believed to be reasonable by the person who provided that Information as at the date it was given or made.

18.7.5     For the purposes of this clause 18.7, Information means: any information provided by any Obligor or any other Group Member to any of the Finance Parties in connection with the Finance Documents, the Charter Documents or the Contracts or the transactions referred to in them (including any information memorandum).

18.8        Original Financial Statements

18.8.1     The Original Financial Statements were prepared in accordance with GAAP consistently applied.

18.8.2     The Original Financial Statements give a true and fair view of the financial condition and results of operations of the relevant Obligors and the Group (consolidated in the case of the Group and the Guarantor) during the relevant financial year.

18.8.3     There has been no material adverse change in the assets, business or financial condition or operations of any Obligor (or the assets, business or operations or consolidated financial condition of the Group taken as a whole, in the case of the Guarantor) since the date of the Original Financial Statements.

18.9        Pari passu ranking

Each Obligor’s payment obligations under the Finance Documents to which it is, or is to be, a party rank at least pari passu with all its other present and future unsecured and unsubordinated payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

18.10      Ranking and effectiveness of security

Subject to the Legal Reservations and any filing, registration or notice requirements which is referred to in any legal opinion delivered to the Agent under clause 4.1 (Initial conditions precedent), the security created by the Security Documents has (or will have when the Security Documents have been executed) the priority which it is expressed to have in the Security Documents, the Charged Property is not subject to any Security Interest other than Permitted Security Interests and such security will constitute perfected security on the assets described in the Security Documents.

18.11      No insolvency

No corporate action, legal proceeding or other procedure or step described in clause 30.10 (Insolvency proceedings) or creditors’ process described in clause 30.11 (Creditors’ process) has been taken or, to the knowledge of any Obligor, threatened in relation to a Group Member and none of the circumstances described in clause 30.9 (Insolvency) applies to any Group Member.

18.12      No filing or stamp taxes

Under the laws of each Obligor’s Relevant Jurisdictions it is not necessary that any Finance Document, any Charter Document or any Contract to which it is, or is to be, party be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to any such Finance Document, any Charter Document or any Contract or the transactions contemplated by the Finance Documents except any filing, recording or enrolling or any tax or fee payable in relation to any Finance Document which is referred to in any legal opinion delivered to the Agent under clause 4.1 (Initial conditions precedent) and which will be made or paid promptly after the date of the relevant Finance Document.

18.13      Tax

18.13.1  No Obligor is required to make any deduction for or on account of Tax from any payment it may make under any Finance Document to which it is, or is to be, a party and no other party is required to make any such deduction from any payment it may make under any, Charter Document or Contract.

18.13.2  The execution or delivery or performance by any Party of the Finance Documents will not result in any Finance Party:

(a)     having any liability in respect of Tax in any Flag State; or

(b)     having or being deemed to have a place of business in any Flag State or any Relevant Jurisdiction of any Obligor.

18.14      No Default

18.14.1  No Default is continuing or is reasonably likely to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Finance Document or any Charter Document or Contract.

18.14.2  No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on any Obligor or any other Group Member or to which any Obligor’s (or any other Group Member’s) assets are subject which might have a Material Adverse Effect.

18.14.3  No other events, conditions, facts or circumstances exist or have arisen or occurred since 31 December 2012, which have had or could reasonably be expected to have a Material Adverse Effect.

18.15      No proceedings pending or threatened

No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency (including, without limitation, investigative proceedings) which, if adversely determined, might reasonably be expected to have a Material Adverse Effect, have (to the best of any Obligor’s knowledge and belief) been started or threatened against any Obligor or any other Group Member.

18.16      No breach of laws

18.16.1  No Obligor or other Group Member has breached any law or regulation which might have a Material Adverse Effect.

18.16.2  No labour dispute is current or, to the best of any Obligor’s or any Manager’s knowledge and belief (having made due and careful enquiry), threatened against any Obligor or other Group Member which may have a Material Adverse Effect.

18.16.3  No Obligor or other Group Member has breached any of the Obligors’ general risk management policy, which breach might have a Material Adverse Effect.

18.17      Environmental matters

18.17.1  No Environmental Law applicable to any Fleet Vessel and/or any Obligor or other Group Member has been violated in a manner or circumstances which might have, a Material Adverse Effect.

18.17.2  All consents, licences and approvals required under such Environmental Laws have been obtained and are currently in force.

18.17.3  No Environmental Claim has been made or threatened or is pending against any Group Member or any Obligor or any Fleet Vessel where that claim might have a Material Adverse Effect, and there has been no Environmental Incident which has given, or might give, rise to such a claim.

18.18      Tax Compliance

18.18.1  No Obligor or other Group Member is materially overdue in the filing of any Tax returns or overdue in the payment of any amount in respect of Tax.

18.18.2  No claims or investigations are being, or are reasonably likely to be, made or conducted against any Obligor or other Group Member with respect to Taxes such that a liability of, or claim against, any Obligor or other Group Member is reasonably likely to arise for an amount for which adequate reserves have not been provided in the Original Financial Statements and which might have a Material Adverse Effect.

18.18.3  Each Obligor is resident for Tax purposes only in the jurisdiction of its incorporation.

18.19      Anti-corruption law

Each Group Member has conducted its businesses in compliance with applicable anti-corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws

18.20      Security and Financial Indebtedness

18.20.1  No Security Interest exists over all or any of the present or future assets of any Obligor or other Group Member in breach of this Agreement.

18.20.2  No Obligor or other Group Member has any Financial Indebtedness outstanding in breach of this Agreement.

18.21      Legal and beneficial ownership

18.21.1  Ownership of assets

Each Obligor is the sole legal and beneficial owner of the respective assets over which it purports to grant a Security Interest under the Security Documents.

18.21.2  Ownership of shares

(a)     Each Borrower is a wholly-owned direct Subsidiary of the Guarantor.

(b)     All of the issued share capital of, and all of the issued voting share capital of, the Manager and the Guarantor are legally and ultimately beneficially owned by the Permitted Holders.

18.22      Shares

The shares of each Obligor are fully paid and not subject to any option to purchase or similar rights. The Constitutional Documents of each Obligor do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Security Documents. There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of each Obligor (including any option or right of pre-emption or conversion).

18.23      Accounting Reference Date

The financial year-end of each Obligor or other Group Member is the Accounting Reference Date.

18.24      No adverse consequences

18.24.1  It is not necessary under the laws of the Relevant Jurisdictions of any Obligor:

(a)     in order to enable any Finance Party to enforce its rights under any Finance Document; or

(b)     by reason of the execution of any Finance Document or the performance by any Obligor of its obligations under any Finance Document to which it is, or is to be, a party,

that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in any of such Relevant Jurisdictions.

18.24.2  No Finance Party is or will be deemed to be resident, domiciled or carrying on business in any Relevant Jurisdiction by reason only of the execution, performance and/or enforcement of any Finance Document.

18.25      Copies of documents

The copies of the Charter Documents, the Contracts and the Constitutional Documents of the Obligors delivered to the Agent under clause 4 (Conditions of Utilisation) will be true, complete and accurate copies of such documents and include all amendments and supplements to them as at the time of such delivery and no other agreements or arrangements exist between any of the parties to any Charter Document or Contract which would materially affect the transactions or arrangements contemplated by any Charter Document or Contract or modify or release the obligations of any party under that Charter Document or Contract.

18.26      No breach of any Contract or any Charter Document

No Obligor nor (so far as the Obligors are aware) any other person is in breach of any Charter Document or Contract to which it is a party nor has anything occurred which entitles or may entitle any party to any Charter Document or Contract to rescind or terminate it or decline to perform their obligations under it.

18.27      No immunity

No Obligor or any of its assets is immune to any legal action or proceeding.

18.28      Ship status

Each Ship will on the first day of the relevant Mortgage Period be:

(a)     registered in the name of the relevant Owner through the relevant Registry as a ship under the laws and flag of the relevant Flag State;

(b)     operationally seaworthy and in every way fit for service;

(c)     classed with the relevant Classification free of all requirements and recommendations of the relevant Classification Society; and

(d)     insured in the manner required by the Finance Documents.

18.29      Ship’s employment

Each Ship shall, on the first day of the relevant Mortgage Period, be free of any other charter commitment which, if entered into after that date, would require approval under the Finance Documents.

18.30      Address commission

There are no rebates, commissions or other payments in connection with any Contract or any Charter other than those referred to in it.

18.31      No Money Laundering

In relation to the borrowing by the Borrowers of the Advances or any part of them, the performance and discharge of the Obligors’ obligations and liabilities under the Finance Documents, and the transactions and other arrangements effected or contemplated by this Agreement and the Finance Documents, the Obligors are acting for their own account and the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure which has been implemented by any relevant regulatory authority or otherwise to combat Money Laundering (as defined in clause 21.16 (Bribery and corruption)).

18.32      Use of proceeds

The proceeds of Utilisations have been used exclusively for the purposes specified in clause 3 (Purpose).

18.33      Maintenance of properties

Each Obligor has maintained in good working order and condition (ordinary wear and tear excepted) all of its assets necessary or desirable in the conduct of its business.

18.34      Sanctions

18.34.1  No Obligor, nor any other Group Member, nor any Affiliate of a Group Member, nor any of their respective joint ventures, nor any of their respective directors, officers, employees, agents or representatives:

(a)     has breached any Sanctions;

(b)     is a Restricted Party; or

(c)     has received notice of or is aware of any claim, action, suit, proceeding or investigation against it with respect to Sanctions.

18.34.2  No proceeds of any Advance:

(a)     shall be made available, directly or indirectly, to or for the benefit of a Restricted Person nor shall they be otherwise directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions; or

(b)     will be used by any Obligor:

(i)         to finance equipment or sectors under embargo decisions of the United Nations or the World Bank; or

(ii)        in breach of the provisions of CISADA.

18.35      No corrupt practices

No Advance will be used by any Obligor for and no Obligor shall engage in:

(a)     Corrupt Practices, Fraudulent Practices, Collusive Practices or Coercive Practices, including the procurement or the execution of any contract for goods or works relating to its functions;

(b)     the Financing of Terrorism.

For the purposes of this clause 18.35 and clause 19.11 (Money Laundering), the following definitions shall apply:

Collusive Practice means an arrangement between two or more parties without the knowledge, but designed to improperly influence the actions, of another party.

Corrupt Practice means the offering, giving, receiving, or soliciting, directly or indirectly, anything of value to improperly influence the actions of another party.

Coercive Practice means impairing or harming or threatening to impair or harm, directly or indirectly, any party or its property or to improperly influence the actions of that party.

Financing of Terrorism means the act of providing or collecting funds with the intention that they be used, or in the knowledge that they are to be used, in order to carry out terrorist acts.

Fraudulent Practice means any action, including misrepresentation, to obtain a financial or other benefit or avoid an obligation, by deception

18.36                 Times when representations are made

18.36.1       All of the representations and warranties set out in this clause 18 (other than Ship Representations) are deemed to be made and repeated on the dates of:

(a)              this Agreement;

(b)              the first Utilisation Request; and

(c)               the first Utilisation.

18.36.2       The Repeating Representations are also deemed to be made and repeated on the dates of each subsequent Utilisation Request and the first day of each Interest Period.

18.36.3       All of the Ship Representations are deemed to be made and repeated on the first day of the Mortgage Period for the relevant Ship.

18.36.4       Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances then existing at the date the representation or warranty is deemed to be made.

19                                  Information undertakings

Each Obligor who is a Party undertakes that this clause 19 will be complied with throughout the Facility Period.

In this clause 19:

Annual Financial Statements means the consolidated financial statements for a financial year of the Guarantor delivered pursuant to clause 19.1.1 (Financial statements).

Quarterly Financial Statements means the financial statements for each financial quarter of a financial year of the Guarantor delivered pursuant to clause 19.1.1 (Financial statements).

19.1                        Financial statements

19.1.1              The Obligors shall supply to the Agent:

(a)              the audited consolidated financial statements of the Guarantor (including the Group) for each financial year as soon as the same become available, but in any event within 120 days after the end of each financial year; and

(b)              the unaudited financial statements of the Guarantor (including the Group) for each financial quarter of the Guarantor as soon as the same become available, but in any event within 90 days after the end of each such financial quarter; and

(c)               not later than 31 March of each calendar year, a 12 month financial forecast (together with assumptions) of the Group in respect of the then current calendar year in the same format as presented to the members of the Guarantor and prepared by the Guarantor’s management and signed by a director of the Guarantor.

19.2                        Provision and contents of Compliance Certificate and valuations

19.2.1              The Obligors shall supply to the Agent:

(a)              with each set of Annual Financial Statements and Quarterly Financial Statements, a Compliance Certificate (including any supporting schedules or other information and evidence as the Agent may require); and

(b)              with each set of Quarterly Financial Statements in respect of the first and third financial quarter of each financial year, valuations of each Fleet Vessel, each made in accordance with clause 25 (Minimum security value) at the cost and expense of the Borrowers and showing the value of each such Fleet Vessel (and for such purposes, the provisions of such clause 25 (Minimum security value) shall apply to each such Fleet Vessel and this paragraph (b) mutatis mutandis as if each such Fleet Vessel was a Mortgaged Ship).

19.2.2              Each Compliance Certificate shall, amongst other things, set out (in reasonable detail) computations as to compliance with clause 20.2 (Financial condition) and shall be signed by a director of the Guarantor.

19.3                        Requirements as to financial statements

19.3.1              The Borrowers shall procure that each set of financial statements includes a profit and loss account, a balance sheet and a cashflow statement and that, in addition, each set of Annual Financial Statements shall be audited by the Auditors.

19.3.2              Each set of financial statements delivered pursuant to clause 19.1 (Financial statements) shall:

(a)              be prepared in accordance with GAAP;

(b)              give a true and fair view of (in the case of Annual Financial Statements for any financial year), or fairly represent (in other cases), the financial condition and operations of the Group, as at the date as at which those financial statements were drawn up; and

(c)               in the case of annual audited financial statements, not be the subject of any qualification in the Auditors’ opinion.

19.3.3              The Borrowers shall procure that each set of financial statements delivered pursuant to clause 19.1 (Financial statements) shall be prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements, unless, in relation to any set of financial statements, the Borrowers notify the Agent that there has been a change in GAAP or the accounting practices and the Auditors deliver to the Agent:

(a)              a description of any change necessary for those financial statements to reflect the GAAP or accounting practices and reference periods upon which corresponding Original Financial Statements were prepared; and

(b)              sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether clause 20 (Financial covenants) has been complied with and to make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

Any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

19.4                        Presentations

If required by the Agent, once in every financial year (or more frequently if requested to do so by the Agent if the Agent reasonably suspects a Default is continuing or may have occurred or may occur), the Borrowers shall procure that at least two directors of the Guarantor (one of whom shall be the chief financial officer) give a presentation to the Finance Parties about the on-going business and financial performance of the Group and any other matter which a Finance Party may reasonably request.

19.5                        Year-end

The Borrowers shall procure that each financial year-end of each Obligor and each Group Member falls on the Accounting Reference Date.

19.6                        Information: miscellaneous

The Borrowers shall supply to the Agent:

(a)              at the same time as they are dispatched, copies of all documents dispatched by the Guarantor to its shareholders generally (or any class of them) or dispatched by the Guarantor or any Obligors to its creditors generally (or any class of them);

(b)              promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Group Member, and which, if adversely determined, might have a Material Adverse Effect or which would involve a liability, or a potential or alleged liability, exceeding $1,000,000 (or its equivalent in other currencies);

(c)               promptly, such information as the Agent may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Security Documents;

(d)              promptly upon becoming aware of them, details of any claim, action, suit, proceeding or investigation with respect to Sanctions against it, any other Group Member, any of their respective direct or indirect owners, Subsidiaries, any of their joint ventures or any of their respective directors, officers, employees, agents or representatives promptly upon becoming aware of the same; and

(e)               promptly on request, such further information regarding the financial condition, assets and operations of the Group and/or any Group Member as any Finance Party through the Agent may reasonably request.

19.7                        Notification of Default

The Borrowers shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon any Obligor becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

19.8                        Sufficient copies

The Borrowers, if so requested by the Agent, shall deliver sufficient copies of each document to be supplied under the Finance Documents to the Agent to distribute to each of the Lenders and the Hedging Providers.

19.9                        Use of websites

19.9.1              Unless otherwise agreed, the Borrowers shall satisfy their obligation under this Agreement to deliver any information by submitting the information to the Agent for posting onto the Intralinks or Debt domain system or other electronic website designated by the Agent (the Designated Website).

19.9.2              The Agent shall supply each Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrowers and the Agent.

19.9.3              Each of the Borrowers and the Lenders shall promptly upon any of them becoming aware of its occurrence notify the Agent if:

(a)              the Designated Website cannot be accessed due to technical failure;

(b)              the password specifications for the Designated Website change;

(c)               any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(d)              any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(e)               any Borrower or Lender becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Agent is notified under paragraphs (a) or (e) above, and until the Agent and each Lender is satisfied that the circumstances giving rise to the notification are no longer continuing (i) all information to be provided by the Borrowers under this Agreement after the date of that notice shall be supplied to the Agent in paper form and (ii) any Lender may request that the Borrowers supply such Lender, through the Agent, with a paper copy of any information required to be provided under this Agreement.  The Borrowers shall comply with any such request within ten Business Days.

19.10                 “Know your customer” checks

19.10.1       If:

(a)              the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)              any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(c)               a proposed assignment or transfer by a Lender or a Hedging Provider of any of its rights and/or obligations under this Agreement or any Hedging Contract to a party that is not already a Lender or Hedging Provider prior to such assignment or transfer, obliges the Agent, the Security Agent, a Hedging Provider or any Lender (or, in the case of paragraph (c) above, any prospective new Lender or Hedging Provider) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent, the Security Agent, or any Lender or any Hedging Provider supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender or any Hedging Provider) or any Lender, the Security Agent or a Hedging Provider (for itself or, in the case of the event described in paragraph (c) above, on behalf of any prospective new Lender, the Security Agent, the Agent or a Hedging Provider) in order for the Agent, the Security Agent, such Lender or Hedging Provider or, in the case of the event described in paragraph (c) above, any prospective new Lender or Hedging Provider to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

19.10.2       Each Finance Party shall promptly upon the request of the Agent or the Security Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent or the Security Agent (for itself) in order for it to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

19.11                 Money Laundering

The Borrowers will:

19.11.1       provide the Agent with information, certificates and any documents required by the Agent or any other Finance Party to ensure compliance with any law official requirement or other regulatory measure or procedure implemented to combat Money Laundering (as defined in clause 21.16 (Bribery and corruption)) throughout the Facility Period; and

19.11.2       notify the Agent as soon as it becomes aware of any matters evidencing that a breach of any law official requirement or other regulatory measure or procedure implemented to combat Money Laundering (as defined in clause 21.16 (Bribery and corruption) may or is about to occur or that the person(s) who have or will receive the commercial benefit of this Agreement have changed from the date hereof.

20                                  Financial covenants

Each Obligor who is a Party undertakes that this clause 20 will be complied with throughout the Facility Period.

20.1                        Financial definitions

In clauses 20.2 (Financial condition) and 20.3 (Financial testing):

Cash and Cash Equivalents means at any relevant time:

(a)              cash in hand or on deposit with any bank;

(b)              certificates of deposit, maturing within one (1) year after the relevant date of calculation, issued by a bank; and

(c)               any other instrument, security or investment approved by the Majority Lenders,

to which any Group Member is beneficially entitled and which are not restricted and are available for use by any Group Member at that time and which are capable of being applied against Financial Indebtedness, but also including any cash deposit which is blocked and/or otherwise restricted and/or subject to a Security Interest if the sole purpose of such deposit and/or restriction and/or Security Interest is the maintenance of a minimum liquidity covenant under borrowing arrangements of any Group Member, as demonstrated by the then most recent Financial Statements.

EBITDA means, at any relevant time and in relation to any Measurement Period, the consolidated net pre-taxation profits of the Group for the twelve-month period ending at the end of the said Measurement Period, as demonstrated by the then most recent Financial Statements and all as adjusted by:

(d)              adding back Interest Expense for such twelve-month period;

(e)               taking no account of any exceptional or extraordinary item;

(f)                adding back depreciation and amortisation of assets;

(g)               taking no account of any other non-cash items, including (without limitation) any non-cash gain or loss on sale or cancellation of vessels, any unrealised gain or loss on derivative contracts, provisions for reasonably doubtful accounts, asset impairments, any gain or loss from equity investments, stock-based compensation or any gain or loss arising from any non-controlling interest; and

(h)              taking into account amortization of deferred revenue.

Financial Statements means any of the Annual Financial Statements or the Quarterly Financial Statements of the Group referred to and defined as such in clause 19.1 (Financial statements).

Fleet Market Value means, as of the date of calculation, the aggregate of:

(a)              the Vessel Values of the Mortgaged Ships; and

(b)              the aggregate market value of all other Fleet Vessels (other than the Mortgaged Ships), as most recently determined pursuant to valuations of such vessels provided to the Agent together with each Compliance Certificate under clause 19.2 (Provision and contents of Compliance Certificate and valuations) and made in accordance with the provisions of clause 25 (Minimum security value).

Fleet Vessels means each of the Fleet Vessels as defined in clause 1.1 (Definitions) (including, but not limited to, the Ships but excluding vessels under construction) but only to the extent owned by the Group Members and Fleet Vessel means any of them.

Interest Expense means, at any relevant time and in relation to any period, all interest and financing charges incurred or paid by the Group during such period, as demonstrated by the then most recent Financial Statements.

Measurement Period means each financial year of the Guarantor and each financial quarter of the Guarantor for which Financial Statements are to be delivered to the Agent under clause 19.1 (Financial statements).

Net Interest Expense means, at any relevant time and in relation to any Measurement Period, all interest and other financing charges incurred or paid by the Group, minus all interest income received by, or accrued in favour of, the Group, in each case during the twelve-month period ending at the end of such Measurement Period, each as demonstrated by the then most recent Financial Statements.

Total Market Value Adjusted Assets means, at any relevant time and in relation to any Measurement Period, the aggregate of (a) the value of the “Total Assets” of the Group (excluding Fleet Vessels) as demonstrated by the then most recent Financial Statements and (b) the Fleet Market Value.

Total Net Debt means, at any relevant time and in relation to any Measurement Period, Total Debt in relation to that Measurement Period minus Cash and Cash Equivalents, each as demonstrated by the then most recent Financial Statements.

20.2                        Financial condition

Each Obligor who is a Party shall ensure that:

(a)              Interest cover ratio: at all times during and in respect of each Measurement Period:

(i)                  ending on or before 31 December 2014, the ratio of EBITDA to Net Interest Expense for the twelve-month period ending at the end of each such Measurement Period, shall not be lower than 2.0:1.0;

(ii)               ending after 31 December 2014, the ratio of EBITDA to Net Interest Expense for the twelve-month period ending at the end of each such Measurement Period, shall not be lower than 2.5:1.0.

(b)              Consolidated leverage ratio: the ratio of Total Net Debt to Total Market Value Adjusted Assets shall, at all times during and in respect of each Measurement Period, be lower than 0.70:1.00.

(c)               Minimum liquidity: at all times during and in respect of each Measurement Period, the Cash and Cash Equivalents shall be not less than $500,000 multiplied by the number of Fleet Vessels.

20.3                        Financial testing

The financial covenants set out in clause 20.2 (Financial condition) shall be calculated in accordance with GAAP on a consolidated basis and tested by reference to each of the Financial Statements of the Group delivered pursuant to, and defined as such in, clause 19.1 (Financial statements) and/or each Compliance Certificate delivered pursuant to clause 19.2 (Provision and contents of Compliance Certificate and valuations).

21                                  General undertakings

Each Obligor who is a Party undertakes that this clause 21 will be complied with throughout the Facility Period.

21.1                        Use of proceeds

The proceeds of Utilisations will be used exclusively for the purposes specified in clause 3 (Purpose).

21.2                        Authorisations

Each Obligor will promptly:

(a)              obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)              supply certified copies to the Agent of,

any authorisation required under any law or regulation of a Relevant Jurisdiction to:

(i)                  enable it to perform its obligations under the Finance Documents, the Charter Documents and the Contracts;

(ii)               ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document, Charter Document or Contract; and

(iii)            carry on its business, where failure to do so has, or is reasonably likely to have, a Material Adverse Effect.

21.3                        Compliance with laws

Each Obligor and each other Group Member will comply in all respects with its Constitutional Documents and all laws and regulations (including Environmental Laws and Sanctions) to which it may be subject.

21.4                        Tax Compliance

21.4.1              Each Obligor and each Group Member shall pay and discharge all Taxes imposed upon it or its assets within such time period as may be allowed by law without incurring penalties unless and only to the extent that:

(a)              such payment is being contested in good faith;

(b)              adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under clause 19.1 (Financial statements); and

(c)               such payment can be lawfully withheld.

21.4.2              Except as approved by the Majority Lenders, each Obligor shall maintain its residence for Tax purposes in the jurisdiction in which it is incorporated and ensure that it is not resident for Tax purposes in any other jurisdiction.

21.5                        Change of business

Except as approved by the Majority Lenders, no substantial change will be made to the general nature of the business of the Guarantor, the Obligors or the Group taken as a whole from that carried on at the date of this Agreement.

21.6                        Merger

Except as approved by the Majority Lenders, no Borrower, will enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction or change its legal name.

21.7                        Further assurance

21.7.1              Each Obligor shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Agent may reasonably specify (and in such form as the Agent may reasonably require):

(a)              to perfect the Security Interests created or intended to be created by that Obligor under or evidenced by the Security Documents (which may include the execution of a mortgage, charge, assignment or other security over all or any of the assets which are, or are intended to be, the subject of the Security Documents) or for the exercise of any rights, powers and remedies of the Security Agent or any other Finance Party provided by or pursuant to the Finance Documents or by law;

(b)              to confer on the Security Agent and/or any other Finance Party Security Interests over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security Interest intended to be conferred by or pursuant to the Security Documents;

(c)               to facilitate the realisation of the assets which are, or are intended to be, the subject of the Security Documents; and/or

(d)              to facilitate either the accession by a New Lender to any Security Document following an assignment in accordance with clause 32.1 (Assignments and transfers by the Lenders) or the accession by a Hedging Provider to this Agreement in accordance with clause 31.1 (Hedging Providers) and the conferring on such Hedging Provider of the rights contemplated in clause 31.2 (Rights of Hedging Providers).

21.7.2              Each Obligor shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security Interest conferred or intended to be conferred on the Security Agent and/or any other Finance Party by or pursuant to the Finance Documents.

21.8                        Negative pledge in respect of Charged Property or Borrowers’ shares

21.8.1              Except as approved by the Majority Lenders and for Permitted Maritime Liens, no Obligor will grant or allow to exist any Security Interest over any Charged Property.

21.8.2              No Obligor will grant or allow to exist any Security Interest over any of the shares in any of the Borrowers or over any of the rights deriving from or related to such shares.

21.9                        Environmental matters

21.9.1             The Obligors shall notify the Agent as soon as reasonably practicable of any Environmental Claim being made against any Group Member or any Fleet Vessel which, if successful to any extent, might have a Material Adverse Effect and of any Environmental Incident which may give rise to such a claim and they will keep the Agent regularly and promptly informed in reasonable detail of the nature of, and response to, any such Environmental Incident and the defence to any such claim.

21.9.2             The Obligors will procure that Environmental Laws (and any consents, licences or approvals obtained under them) applicable to Fleet Vessels will not be violated in a way which might have a Material Adverse Effect.

21.10                 Maintenance of satisfactory properties and insurances

21.10.1      Each Obligor shall maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary or desirable in the conduct of its business.

21.10.2      Each Obligor shall maintain insurances (in addition to the Insurances required to be maintained under clause 24 (Insurance)) on and in relation to its business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

21.11                 Sanctions

Each Obligor shall ensure that none of their, nor any of their Subsidiaries’, respective directors, officers, employees, agents or representatives or any other persons acting on any of their behalf, is a person listed on any Sanctions List.

21.12                 Pari Passu

Each Obligor will ensure that its obligations under the Finance Documents shall, without prejudice to the security intended to be created by the Security Documents, at all times rank at least pari passu with all its other present and future unsecured and unsubordinated Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract.

21.13                 Syndication

The Guarantor will provide reasonable assistance to the Arranger in the preparation of the primary syndication of the Facility (including, without limitation, by making the senior management of the Guarantor available for the purpose of making presentations to, or meeting, potential lending institutions) and will comply with all reasonable requests for information from potential syndicate members prior to completion of syndication (as and when such completion is determined by the Agent to have occurred).

21.14                 Borrowers’ own account

Each Obligor will ensure that any borrowing by it and/or the performance of its obligations hereunder and under the other Finance Documents to which it is a party will be for its own account and will not involve any breach by it of any law, or regulatory measure relating to Money Laundering (as defined in clause 21.16 (Bribery and corruption)).

21.15                 Inspection

Each Obligor who is a party undertakes with the Finance Parties that, from the date of this Agreement and so long as any moneys are owing under any of the Finance Documents, upon the request of the Agent it shall provide the Finance Parties or any of their representatives, professional advisors and contractors with access to, and permit inspection of, books and records of any Group Member, in each case at reasonable times and upon reasonable notice.

21.16                 Bribery and corruption

21.16.1       No Obligor shall engage in:

(a)              Corrupt Practices, Fraudulent Practices, Collusive Practices or Coercive Practices, including the procurement or the execution of any contract for goods or works relating to its functions;

(b)              Money Laundering or acted in breach of any applicable law relating to Money Laundering; or

(c)               the Financing of Terrorism.

21.16.2       Without prejudice to the generality of clause 21.16.1:

(a)              no Obligor or other Group Member will directly or indirectly use the proceeds of the Facility for any purpose which would breach the Bribery Act 2010 or the United States Foreign Corrupt Practices Act of 1977;

(b)              the Obligor shall procure that each Group Member:

(i)                  conducts its businesses in compliance with the Bribery Act 2010 or the United States Foreign Corrupt Practices Act of 1977; and

(ii)               maintains policies and procedures designed to promote and achieve compliance with such laws.

21.16.3       For the purposes of this clause 21.16 and clause 19.11 (Money Laundering), the following definitions shall apply:

Collusive Practice means an arrangement between two or more parties without the knowledge, but designed to improperly influence the actions, of another party.

Corrupt Practice means the offering, giving, receiving, or soliciting, directly or indirectly, anything of value to improperly influence the actions of another party.

Coercive Practice means impairing or harming or threatening to impair or harm, directly or indirectly, any party or its property or to improperly influence the actions of that party.

Financing of Terrorism means the act of providing or collecting funds with the intention that they be used, or in the knowledge that they are to be used, in order to carry out terrorist acts.

Fraudulent Practice means any action, including misrepresentation, to obtain a financial or other benefit or avoid an obligation, by deception.

Money Laundering means:

(a)              the conversion or transfer of property, knowing it is derived from a criminal offence, for the purpose of concealing or disguising its illegal origin or of assisting any person who is involved in the commission of the crime to evade the legal consequences of its actions;

(b)              the concealment or disguise of the true nature, source, location, disposition, movement, rights with respect to, or ownership of, property knowing that it is derived from a criminal offence; or

(c)               the acquisition, possession or use of property knowing at the time of its receipt that it is derived from a criminal offence.

22                                  Dealings with Ships

Each Borrower undertakes that this clause 22 will be complied with in relation to each Mortgaged Ship throughout the relevant Ship’s Mortgage Period.

22.1                        Ship’s name and registration

(a)              The Ship’s name shall only be changed after prior notice to the Agent.

(b)              The Ship shall be registered with the relevant Registry under the laws of its Flag State.  Except with approval, the Ship shall not be registered under any other flag or at any other port or fly any other flag (other than that of its Flag State).  If that registration is for a limited period, it shall be renewed at least 45 days before the date it is due to expire and the Agent shall be notified of that renewal at least 30 days before that date.

(c)               Nothing will be done and no action will be omitted if that might result in such registration being forfeited or imperilled or the Ship being required to be registered under the laws of another state of registry.

22.2                        Sale or other disposal of Ship

Except with approval of the Agent (acting on the instructions of all the Lenders), an Owner will not sell, or agree to, transfer, abandon or otherwise dispose of its Ship or any share or interest in it if the net proceeds of sale would be insufficient to discharge the prepayment obligations of the Borrowers in respect of such sale under clause 7.6 (Sale or Total Loss). Where no approval is required under this clause, the Borrowers shall provide advance notice to the Agent of any such proposed sale and such sale shall be subject to the provisions of the same clause 7.6 (Sale or Total Loss).

22.3                        Manager

A manager of the Ship (other than Quintana Ship Management) shall not be appointed unless that manager and the terms of its appointment are approved and it and the relevant Owner have delivered a duly executed Manager’s Undertaking and a Management Agreement Assignment to the Security Agent. The relevant Owner shall not agree to any change to the terms of appointment of a manager which have been approved unless such change is approved by the Majority Lenders.

22.4                        Copy of Mortgage on board

A properly certified copy of the relevant Mortgage shall be kept on board the Ship with its papers and shown to anyone having business with the Ship which might create or imply any commitment or Security Interest over or in respect of the Ship (other than a lien for crew’s wages and salvage) and to any representative of the Agent or the Security Agent.

22.5                        Notice of Mortgage

A framed printed notice of the Ship’s Mortgage shall be prominently displayed in the navigation room and in the Master’s cabin of the Ship.  The notice must be in plain type and read as follows:

“NOTICE OF MORTGAGE

This Ship is subject to a first mortgage in favour of [here insert name of mortgagee] of [here insert address of mortgagee]. Under the said mortgage and related documents, neither the Owner nor any charterer nor the Master of this Ship has any right, power or authority to create, incur or permit to be imposed upon this Ship any commitments or encumbrances whatsoever other than for crew’s wages and salvage”.

No-one will have any right, power or authority to create, incur or permit to be imposed upon the Ship any lien whatsoever other than for crew’s wages and salvage.

22.6                        Conveyance on default

Where the Ship is (or is to be) sold in exercise of any power conferred by the Security Documents, the relevant Owner shall, upon the Agent’s request, immediately execute such form of transfer of title to the Ship as the Agent may require.

22.7                        Chartering

22.7.1              Except with approval by the Majority Lenders, the relevant Owner shall not enter into any charter commitment for the Ship, which is:

(a)              a bareboat or demise charter or passes possession and operational control of the Ship to another person;

(b)              capable of lasting more than 12 calendar months;

(c)               on terms as to payment or amount of hire which are materially less beneficial to it than the terms which at that time could reasonably be expected to be obtained on the open market for vessels of the same age and type as the Ship under charter commitments of a similar type and period; or

(d)              to another Group Member.

22.7.2              Without prejudice to the rights of the Finance Parties under clause 22.7.1 above and any other provisions of the Finance Documents, the Borrowers shall advise the Agent promptly of any proposed Charter of a Ship and:

(a)              forthwith after its execution deliver a certified copy of each such Charter to the Agent;

(b)              forthwith following demand by the Agent procure that the relevant Owner executes in favour of the Security Agent a Charter Assignment of any such Charter and any notice of assignment required in connection therewith and promptly procure the service of any such notice of assignment on the relevant Charterer and use its best endeavours to procure the acknowledgement of such notice by the relevant Charterer; and

(c)               pay on demand by the Agent all legal and other costs properly incurred by the Agent or the Security Agent in connection with each such Charter Assignment.

22.8                        Merchant use

The relevant Owner shall use the Ship only as a civil merchant trading ship.

22.9                        Sharing of Earnings

Except with approval by the Majority Lenders, the relevant Owner shall not enter into any arrangement under which its Earnings from the Ship may be shared with anyone else.

22.10                 Payment of Earnings

The relevant Owner’s Earnings from the Ship shall be paid in the way required by the Ship’s General Assignment or Deed of Covenant. If any Earnings are held by brokers or other agents, they shall be paid to the Security Agent or the Agent (as the case may be), if it requires this after the Earnings have become payable to it under the Ship’s General Assignment or Deed of Covenant.

22.11                 Lay up

Except with approval (such approval not to be unreasonably withheld), no Ship shall be laid up or deactivated.

23                                  Condition and operation of Ship

Each Borrower undertakes that this clause 23 will be complied with in relation to each Mortgaged Ship throughout the relevant Ship’s Mortgage Period.

23.1                        Defined terms

In this clause 23 and in Schedule 3 (Conditions precedent):

applicable code means any code or prescribed procedures required to be observed by the Ship or the persons responsible for its operation under any applicable law (including but not limited to those currently known as the ISM Code and the ISPS Code).

applicable law means all laws and regulations applicable to vessels registered in the Ship’s Flag State or which for any other reason apply to the Ship or to its condition or operation at any relevant time.

applicable operating certificate means any certificates or other document relating to the Ship or its condition or operation required to be in force under any applicable law or any applicable code.

23.2                        Repair

The Ship shall be kept in a good, safe and efficient state of repair.  The quality of workmanship and materials used to repair the Ship or replace any damaged, worn or lost parts or equipment shall be sufficient to ensure that the Ship’s value is not reduced.

23.3                        Modification

Except with approval by the Majority Lenders, the structure, type or performance characteristics of the Ship shall not be modified in a way which could or might materially alter the Ship or materially reduce its value.

23.4                        Removal of parts

Except with approval by the Majority Lenders, no material part of the Ship or any equipment shall be removed from the Ship if to do so would materially reduce its value (unless at the same time it is replaced with equivalent parts or equipment owned by the relevant Owner free of any Security Interest except under the Security Documents).

23.5                        Third party owned equipment

Except with approval by the Majority Lenders, equipment owned by a third party shall not be installed on the Ship if it cannot be removed without risk of causing damage to the structure or fabric of the Ship or incurring significant expense.

23.6                        Maintenance of class; compliance with laws and codes

The Ship’s class shall be the relevant Classification with the relevant Classification Society and neither the Classification nor the Classification Society of the Ship shall be changed without approval.  The Ship and every person who owns, operates or manages the Ship shall comply with all applicable laws and the requirements of all applicable codes and regulations (including but not limited to all Environmental Laws and all Sanctions). There shall be kept in force and on board the Ship or in such person’s custody any applicable operating certificates which are required by applicable laws or applicable codes to be carried on board the Ship or to be in such person’s custody.

23.7                        Surveys

The Ship shall be submitted to continuous surveys and any other surveys which are required for it to maintain the Classification as its class.  Copies of reports of those surveys shall be provided promptly to the Agent if it so requests.

23.8                        Inspection and notice of drydockings

The Agent and/or surveyors or other persons appointed by it for such purpose shall be allowed to board the Ship at all reasonable times to inspect it and given all proper facilities needed for that purpose. The Agent shall be given reasonable advance notice of any intended drydocking of the Ship (whatever the purpose of that drydocking).

23.9                        Prevention of arrest

All debts, damages, liabilities and outgoings which have given, or may give, rise to maritime, statutory or possessory liens on, or claims enforceable against, the Ship, its Earnings or Insurances shall be promptly paid and discharged.

23.10                 Release from arrest

The Ship, its Earnings and Insurances shall promptly be released from any arrest, detention, attachment or levy, and any legal process against the Ship shall be promptly discharged, by whatever action is required to achieve that release or discharge.

23.11                 Information about Ship

The Agent shall promptly be given any information which it may reasonably require about the Ship or its employment, position, use or operation, including details of towages and salvages, and copies of all its charter commitments entered into by or on behalf of any Obligor and copies of any applicable operating certificates.

23.12                 Notification of certain events

The Agent shall promptly be notified of:

(a)              any damage to the Ship where the cost of the resulting repairs may exceed the Major Casualty Amount for such Ship;

(b)              any occurrence which may result in the Ship becoming a Total Loss;

(c)               any requisition of the Ship for hire;

(d)              any Environmental Incident involving the Ship and Environmental Claim being made in relation to such an incident;

(e)               any withdrawal or threat to withdraw any applicable operating certificate;

(f)                the issue of any operating certificate required under any applicable code;

(g)               the receipt of notification that any application for such a certificate has been refused;

(h)              any requirement or recommendation made in relation to the Ship by any insurer or the Ship’s Classification Society or by any competent authority which is not, or cannot be, complied with in the manner or time required or recommended; and

(i)                  any arrest, hijacking or detention of the Ship or any exercise or purported exercise of a lien or other claim on the Ship or its Earnings or Insurances.

23.13                 Payment of outgoings

All tolls, dues and other outgoings whatsoever in respect of the Ship and its Earnings and Insurances shall be paid promptly. Proper accounting records shall be kept of the Ship and its Earnings.

23.14                 Evidence of payments

The Agent shall be allowed proper and reasonable access to those accounting records when it requests it and, when it requires it, shall be given satisfactory evidence that:

(a)              the wages and allotments and the insurance and pension contributions of the Ship’s crew are being promptly and regularly paid;

(b)              all deductions from its crew’s wages in respect of any applicable Tax liability are being properly accounted for; and

(c)               the Ship’s master has no claim for disbursements other than those incurred by him in the ordinary course of trading on the voyage then in progress.

23.15                 Repairers’ liens

Except with approval by the Majority Lenders, the Ship shall not be put into any other person’s possession for work to be done on the Ship if the cost of that work will exceed or is likely to exceed the Major Casualty Amount for such Ship unless that person gives the Security Agent a written undertaking in approved terms not to exercise any lien on the Ship or its Earnings for any of the cost of such work.

23.16                 Survey report

As soon as reasonably practicable after the Agent requests it, the Agent shall be given a report on the seaworthiness and/or safe operation of the Ship, from surveyors or inspectors approved by the Agent (acting on the instructions of the Majority Lenders).  If any recommendations are made in such a report they shall be complied with in the way and by the time recommended in the report.

23.17                 Lawful use

The Ship shall not be employed:

(a)              in any way or in any activity which is unlawful under international law or the domestic laws of any relevant country;

(b)              in carrying illicit or prohibited goods;

(c)               in a way which may make it liable to be condemned by a prize court or destroyed, seized or confiscated; or

(d)              if there are hostilities in any part of the world (whether war has been declared or not), in carrying contraband goods and the persons responsible for the operation of the Ship shall take all necessary and proper precautions to ensure that this does not happen, including participation in industry or other voluntary schemes available to the Ship and in which leading operators of ships operating under the same flag or engaged in similar trades generally participate at the relevant time.

23.18                 War zones

No Ship shall enter or remain in any zone which has been declared a war zone by any government entity or that Ship’s war risk insurers except if any requirements of the Agent and/or that Ship’s insurers necessary to ensure that such Ship remains properly insured in accordance with the Finance Documents (including any requirement for the payment of extra insurance premiums) are complied with.

24                                  Insurance

Each Borrower undertakes that this clause 24 shall be complied with in relation to each Mortgaged Ship and its Insurances throughout the relevant Ship’s Mortgage Period.

24.1                        Insurance terms

In this clause 24:

excess risks means the proportion (if any) of claims for general average, salvage and salvage charges not recoverable under the hull and machinery insurances of a vessel in consequence of the value at which the vessel is assessed for the purpose of such claims exceeding its insured value.

excess war risk P&I cover means cover for claims only in excess of amounts recoverable under the usual war risk cover including (but not limited to) hull and machinery, crew and protection and indemnity risks.

hull cover means insurance cover against the risks identified in clause 24.2(a).

minimum hull cover means, in relation to a Mortgaged Ship, an amount equal to or greater than its Vessel Value and which, when taken together with the incurred value of the other Mortgaged Ships, is at the relevant time 120 per cent of the aggregate of the Advances at such time.

P&I risks means the usual risks (including liability for oil pollution, excess war risk P&I cover) covered by a protection and indemnity association which is a member of the International Group of protection and indemnity associations (or, if the International Group ceases to exist, any other leading protection and indemnity association or other leading provider of protection and indemnity insurance) (including, without limitation, the proportion (if any) of any collision liability not covered under the terms of the hull cover).

24.2                        Coverage required

The Ship (including its hull and machinery, hull interest, freight interest, disbursements and/or increased value) shall at all times be insured at the Ship’s Owner’s cost:

(a)              against (i) fire and usual marine risks (including excess risks) and (ii) war risks (including war protection and indemnity risks and terrorism, piracy and confiscation risks) on an agreed value basis, in each case, for at least its minimum hull cover and in the case of sub-section (i), provided that the hull and machinery insurances for the Ship shall at all times cover at least 80 per cent of its Vessel Value and the remaining minimum hull cover may be insured by way of excess risks cover;

(b)              against P&I risks for the highest amount then available in the insurance market for vessels of similar age, size and type as the Ship (but, in relation to liability for oil pollution, for an amount of not less than $1,000,000,000);

(c)               against such other risks and matters which the Agent notifies it that it considers reasonable for a prudent shipowner or operator to insure against at the time of that notice; and

(d)              on terms which comply with the other provisions of this clause 24.

24.3                        Placing of cover

The insurance coverage required by clause 24.2 (Coverage required) shall be:

(a)              in the name of the Ship’s Owner and (in the case of the Ship’s hull cover) no other person (other than the Security Agent and any other Finance Party if required by the Agent) (unless such other person is approved and, if so required by the Agent, has duly executed and delivered a first priority assignment of its interest in the Ship’s Insurances to the Security Agent or the other Finance Parties in an approved form and provided such supporting documents and opinions in relation to that assignment as the Agent requires);

(b)              if the Agent so requests, in the joint names of the Ship’s Owner and the Security Agent and any other Finance Party (and, to the extent reasonably practicable in the insurance market, without liability on the part of the Security Agent or such other Finance Party for premiums or calls);

(c)               in dollars or another approved currency;

(d)              arranged through approved brokers or direct with approved insurers or protection and indemnity or war risks associations; and

(e)               on approved terms and with approved insurers or associations.

24.4                        Deductibles

The aggregate amount of any excess or deductible under the Ship’s hull cover shall not exceed an approved amount.

24.5                        Mortgagee’s insurance

The Borrowers shall promptly reimburse to the Agent the cost (as conclusively certified by the Agent) of taking out and keeping in force in respect of the Ship and the other Mortgaged Ships on terms approved by the Agent (acting on the instructions of the Majority Lenders), or in considering or making claims under:

(a)              a mortgagee’s interest insurance and a mortgagee’s additional perils (all P&I risks) cover for the benefit of the Finance Parties for an aggregate amount up to 110% of the Advances; and

(b)              any other insurance cover which the Agent reasonably requires in respect of any Finance Party’s interests and potential liabilities (whether as mortgagee of the Ship or beneficiary of the Security Documents).

24.6                        Fleet liens, set off and cancellations

If the Ship’s hull cover also insures other vessels, the Security Agent shall either be given an undertaking in approved terms by the brokers or (if such cover is not placed through brokers or the brokers do not, under any applicable laws or insurance terms, have such rights of set off and cancellation) the relevant insurers that the brokers or (if relevant) the insurers will not:

(a)              set off against any claims in respect of the Ship any premiums due in respect of any of such other vessels insured (other than other Mortgaged Ships); or

(b)              cancel that cover because of non-payment of premiums in respect of such other vessels,

or the Borrowers shall ensure that hull cover for the Ship and any other Mortgaged Ships is provided under a separate policy from any other vessels.

24.7                        Payment of premiums

All premiums, calls, contributions or other sums payable in respect of the Insurances shall be paid punctually and the Agent shall be provided with all relevant receipts or other evidence of payment upon request.

24.8                        Details of proposed renewal of Insurances

At least 14 days before any of the Ship’s Insurances are due to expire, the Agent shall be notified of the names of the brokers, insurers and associations proposed to be used for the renewal of such Insurances and the amounts, risks and terms in, against and on which the Insurances are proposed to be renewed.

24.9                        Instructions for renewal

At least seven days before any of the Ship’s Insurances are due to expire, instructions shall be given to brokers, insurers and associations for them to be renewed or replaced on or before their expiry.

24.10                 Confirmation of renewal

The Ship’s Insurances shall be renewed upon their expiry in a manner and on terms which comply with this clause 24 and confirmation of such renewal given by approved brokers or insurers to the Agent at least seven days (or such shorter period as may be approved) before such expiry.

24.11                 P&I guarantees

Any guarantee or undertaking required by any protection and indemnity or war risks association in relation to the Ship shall be provided when required by the association.

24.12                 Insurance documents

The Agent shall be provided with pro forma copies of all insurance policies and other documentation issued by brokers, insurers and associations in connection with the Ship’s Insurances as soon as they are available after they have been placed or renewed and all insurance policies and other documents relating to the Ship’s Insurances shall be deposited with any approved brokers or (if not deposited with approved brokers) the Agent or some other approved person.

24.13                 Letters of undertaking

Unless otherwise approved where the Agent (upon the instructions of the Majority Lenders) is satisfied that equivalent protection is afforded by the terms of the relevant Insurances and/or any applicable law and/or a letter of undertaking provided by another person, on each placing or renewal of the Insurances, the Agent shall be provided promptly with letters of undertaking in an approved form (having regard to general insurance market practice and law at the time of issue of such letter of undertaking) from the relevant brokers, insurers and associations.

24.14                 Insurance Notices and Loss Payable Clauses

The interest of the Security Agent or any other Finance Parties as assignees of the Insurances shall be endorsed on all insurance policies and other documents by the incorporation of a Loss Payable Clause and an Insurance Notice in respect of the Ship and its Insurances signed by its Owner and, unless otherwise approved, each other person assured under the relevant cover (other than the Security Agent or any other Finance Party, if it is itself an assured).

24.15                 Insurance correspondence

If so required by the Agent, the Agent shall promptly be provided with copies of all written communications between the assureds and brokers, insurers and associations relating to any of the Ship’s Insurances as soon as they are available.

24.16                 Qualifications and exclusions

All requirements applicable to the Ship’s Insurances shall be complied with and the Ship’s Insurances shall only be subject to approved exclusions or qualifications.

24.17                 Independent report

If the Agent requires and obtains a detailed report from an approved independent firm of marine insurance brokers giving their opinion on the adequacy of the Ship’s Insurances then the Borrowers shall reimburse the Agent for the cost of obtaining that report.

24.18                 Collection of claims

All documents and other information and all assistance required by the Agent to assist it and/or the Security Agent in trying to collect or recover any claims under the Ship’s Insurances shall be provided promptly.

24.19                 Employment of Ship

24.19.1       The Ship shall only be employed or operated in conformity with the terms of the Ship’s Insurances (including any express or implied warranties) and not in any other way (unless the insurers have consented and any additional requirements of the insurers have been satisfied).

24.19.2       The Ship shall not enter or remain in any zone which has been declared a war, conditional or excluded zone by any government entity or the Ship’s insurers for war risks and/or allied perils (including piracy) unless:

(a)              appropriate insurances have been taken out by the relevant Owner; and

(b)              any requirements of the Agent and/or the Ship’s insurers necessary to ensure that the Ship remains properly insured in accordance with the Finance Documents (including any requirement for the payment of extra insurance premiums) have been complied with.

24.20                 Declarations and returns

If any of the Ship’s Insurances are on terms that require a declaration, certificate or other document to be made or filed before the Ship sails to, or operates within, an area, those terms shall be complied with within the time and in the manner required by those Insurances.

24.21                 Application of recoveries

All sums paid under the Ship’s Insurances to anyone other than the Security Agent shall be applied in repairing the damage and/or in discharging the liability in respect of which they have been paid except to the extent that the repairs have already been paid for and/or the liability already discharged.

24.22                 Settlement of claims

Any claim under the Ship’s Insurances for a Total Loss or Major Casualty shall only be settled, compromised or abandoned with prior approval.

25                                  Minimum security value

Each Borrower undertakes that this clause 25 (including in relation to the requirement of clause 25.12 (Security shortfall) that the Security Value must be no less than the Minimum Value) will be complied with throughout the Facility Period.

25.1                        Valuation of assets

For the purpose of the Finance Documents, the value at any time of any Mortgaged Ship or a Ship before its Delivery, or any other asset over which additional security is provided under this clause 25 will be its value as most recently determined in accordance with this clause 25.

25.2                        Valuation frequency

Valuation of each Mortgaged Ship or each Ship before its Delivery and each such other asset in accordance with this clause 25 may be required by the Agent at any time (but in any event not less frequently than twice per calendar year).

25.3                        Expenses of valuation

The Borrowers shall bear, and reimburse to the Agent where incurred by the Agent, all costs and expenses of providing any valuation of each Mortgaged Ship under this clause 25, any valuation of a Fleet Vessel made and delivered to the Agent under clause 19.2 (Provision and contents of Compliance Certificate and valuations) and any valuation of a Ship obtained under Part 2 of Schedule 3 (Conditions Precedent on Delivery).

25.4                        Valuations procedure

The value of any Mortgaged Ship and each Ship before its Delivery shall be determined in accordance with, and by valuers approved and appointed in accordance with, this clause 25.  Additional security provided under this clause 25 shall be valued in such a way, on such a basis and by such persons (including the Agent itself) as may be approved by the Majority Lenders or as may be agreed in writing by the Borrowers and the Agent (on the instructions of the Majority Lenders).

25.5                        Currency of valuation

Valuations shall be provided by valuers in dollars or, if a valuer is of the view that the relevant type of vessel is generally bought and sold in another currency, in that other currency.  If a valuation is provided in another currency, for the purposes of this Agreement it shall be converted into dollars at the Agent’s spot rate of exchange for the purchase of dollars with that other currency as at the date to which the valuation relates.

25.6                        Basis of valuation

Each valuation will be addressed to the Agent in its capacity as such, it will be not more than 15 days’ old and made:

(a)              without physical inspection (unless required by the Agent) acting on the instructions of the Majority Lenders);

(b)              on the basis of a sale for prompt delivery for a price payable in full in cash on delivery at arm’s length on normal commercial terms between a willing buyer and a willing seller; and

(c)               without taking into account the benefit or detriment of any charter commitment.

25.7                        Information required for valuation

The Borrowers shall promptly provide to the Agent and any such valuer any information which they reasonably require for the purposes of providing such a valuation.

25.8                        Approved Brokers

All valuers must be Approved Brokers. The Agent may from time to time notify the Borrowers and the Lenders of any additional independent ship brokers which have been approved by the Borrowers and the Agent (acting on the instructions of the Majority Lenders) as Approved Brokers for the purposes of this clause 25.

25.9               Appointment of Approved Brokers

When a valuation is required for the purposes of this clause 25, the Borrowers shall promptly appoint the relevant Approved Brokers to provide such a valuation. If the Borrowers fail to do so promptly, the Agent may appoint the relevant Approved Brokers to provide that valuation.

25.10                 Number of valuers

Each valuation must be carried out by two (2) Approved Brokers both of whom shall be nominated by the Borrowers.  If the Borrowers fail promptly to nominate an Approved Broker then the Agent may nominate that valuer.

25.11                 Differences in valuations

If valuations provided by individual Approved Brokers differ, the value of the relevant Ship for the purposes of the Finance Documents will be the mean average of those valuations.

25.12                 Security shortfall

If at any time the Security Value is less than the Minimum Value, the Agent may, and shall, if so directed by the Majority Lenders, by notice to the Borrowers require that such deficiency be remedied.  The Borrowers shall then within 30 days of receipt of such notice ensure that the Security Value equals or exceeds the Minimum Value. For this purpose, the Borrowers may:

(a)              provide additional security over other assets reasonably approved by the Majority Lenders in accordance with this clause 25 (including in the form of charged and/or pledged dollar cash deposits); and/or

(b)              prepay part of the Advances under clause 7.4 (Voluntary prepayment) but on three (3) Business Days’ notice instead of the period required by such clause.

25.13                 Creation of additional security

The value of any additional security which the Borrowers offer to provide to remedy all or part of a shortfall in the amount of the Security Value will only be taken into account for the purposes of determining the Security Value if and when:

(a)              that additional security, its value and the method of its valuation have been approved by the Majority Lenders, it being agreed that cash collateral provided in pledged and/or charged dollar cash deposits or in the form of letters of credit denominated in dollars shall always be acceptable to the Lenders, and shall be valued at par;

(b)              a Security Interest over that security has been constituted in favour of the Security Agent or (if appropriate) the Finance Parties in an approved form and manner;

(c)               this Agreement has been unconditionally amended in such manner as the Agent requires in consequence of that additional security being provided; and

(d)              the Agent, or its duly authorised representative, has received such documents and evidence it may require in relation to that amendment and additional security including documents and evidence of the type referred to in Schedule 3 (Conditions precedent) in relation to that amendment and additional security and its execution and (if applicable) registration.

26                    Chartering undertakings

Each Borrower undertakes that this clause 26 will be complied with in relation to each Mortgaged Ship and its Charter Documents throughout the Facility Period.

26.1              Variations

Except with approval by the Majority Lenders, the Charter Documents shall not be varied (and, for the avoidance of doubt, any assignment, transfer or novation of a Charter Document, whether from the relevant Owner or the relevant Charterer, without approval shall constitute a variation), and the relevant Owner shall not grant any consent to the relevant Charterer in respect of any such variation.

26.2               Releases and waivers

Except with approval by the Majority Lenders, there shall be no release by the relevant Owner of any obligation of any other person under the Charter Documents (including by way of novation, assignment or transfer), no waiver of any breach of any such obligation and no consent to anything which would otherwise be such a breach.

26.3               Termination by Owner

Except with approval by the Majority Lenders, the relevant Owner shall not terminate or rescind any Charter Document or withdraw the Ship from service under the Charter or take any similar action.

26.4               Charter performance

The relevant Owner shall perform its obligations under the Charter Documents and use its best endeavours to ensure that each other party to them performs their obligations under the Charter Documents.

26.5               Notice of assignment

The relevant Owner shall give notice of assignment of the Charter Documents to the other parties to such documents in the form specified by the Charter Assignment for the relevant Charter and Ship and shall ensure that the Agent receives a copy of that notice acknowledged by each addressee in the form specified therein as soon as practically possible after the relevant Charter Assignment has been executed and in any event in accordance with clause 22.7.2 (Chartering).

26.6              Payment of Charter Earnings

All Earnings which the relevant Owner is entitled to receive under the Charter Documents shall be paid in the manner required by the Security Documents.

27                    Bank accounts

Each Borrower undertakes that this clause 27 will be complied with throughout the Facility Period.

27.1              Earnings Account

27.1.1              Each Borrower shall be the holder(s) of one or more Accounts with an Account Bank which is designated as an “Earnings Account” for the purposes of the Finance Documents.

27.1.2              The Earnings of the Mortgaged Ships and all moneys payable to each Owner under each Ship’s Insurance and any net amount payable to the Guarantor under any Hedging Contract shall be paid by the persons from whom they are due to an Earnings Account unless required to be paid to the Security Agent or any other Finance Parties under the relevant Finance Documents.

27.1.3              The relevant Account Holder(s) shall not withdraw amounts standing to the credit of an Earnings Account except as permitted by clause 27.1.4.

27.1.4              If there is no Event of Default which is continuing, the relevant Account Holder(s) may withdraw any amounts from an Earnings Account without approval for any purpose which is permitted (or not prohibited) by this Agreement and the other Security Documents.

27.2              Other provisions

27.2.1              An Account may only be designated for the purposes described in this clause 27 if:

(a)              such designation is made in writing by the Agent and acknowledged by the Borrowers and specifies the names and addresses of the relevant Account Bank and the Account Holder(s) and the number and any designation or other reference attributed to the Account;

(b)              an Account Security has been duly executed and delivered by the relevant Account Holder(s) in favour of the Security Agent or the other Finance Parties;

(c)               any notice required by the Account Security to be given to an Account Bank has been given to, and acknowledged by, the Account Bank in the form required by the relevant Account Security; and

(d)              the Agent, or its duly authorised representative, has received such documents and evidence it may require in relation to the Account and the Account Security including documents and evidence of the type referred to in Schedule 3 (Conditions precedent) in relation to the Account and the relevant Account Security.

27.2.2              The rates of payment of interest and other terms regulating any Account will be a matter of separate agreement between the relevant Account Holder(s) and Account Bank.  If an Account is a fixed term deposit account, the relevant Account Holder(s) may select the terms of deposits until the relevant Account Security has become enforceable and the Security Agent directs otherwise.

27.2.3              The relevant Account Holder(s) shall not close any Account or alter the terms of any Account from those in force at the time it is designated for the purposes of this clause 27 or waive any of its rights in relation to an Account except with approval.

27.2.4              The relevant Account Holder(s) shall deposit with the Security Agent all certificates of deposit, receipts or other instruments or securities relating to any Account, notify the Security Agent of any claim or notice relating to an Account from any other party and provide the Agent with any other information it may request concerning any Account.

27.2.5              Each of the Agent and the Security Agent agrees that if it is an Account Bank in respect of an Account then there will be no restrictions on creating a Security Interest over that Account as contemplated by this Agreement and it shall not (except with the approval of the Majority Lenders) exercise any right of combination, consolidation or set-off which it may have in respect of that Account in a manner adverse to the rights of the other Finance Parties.

28                    Business restrictions

Except as otherwise approved by the Majority Lenders each Obligor undertakes that throughout the Facility Period this clause 28 will be complied with by and in respect of each Group Member to which each of the provisions below is expressed to apply.

28.1              General negative pledge

28.1.1              In this clause 28.1, Quasi-Security means an arrangement or transaction described in clause 28.1.3.

28.1.2              No Borrower shall permit any Security Interest to exist, arise or be created or extended over all or any part of its assets.

28.1.3              (Without prejudice to clauses 28.2 (Financial Indebtedness) and 28.6 (Disposals)), no Borrower shall:

(a)              sell, transfer or otherwise dispose of any of its assets on terms whereby that asset is or may be leased to, or re-acquired by, any other Group Member other than pursuant to disposals permitted under clause 28.6 (Disposals);

(b)              sell, transfer, factor or otherwise dispose of any of its receivables on recourse terms (except for the discounting of bills or notes in the ordinary course of business);

(c)               enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(d)              enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

28.1.4              Clauses 28.1.2 and 28.1.3 above do not apply to any Security Interest or (as the case may be) Quasi-Security, listed below:

(a)              those granted or expressed to be granted by any of the Security Documents; and

(b)              in relation to a Mortgaged Ship, Permitted Maritime Liens.

28.2              Financial Indebtedness

No Obligor shall incur or permit to exist, any Financial Indebtedness owed by it to anyone else except:

(a)              Financial Indebtedness incurred under the Finance Documents and Hedging Contracts for Hedging Transactions entered into pursuant to clause 29.1 (Hedging);

(b)              Financial Indebtedness owed to another Borrower or the Guarantor (provided that any such Financial Indebtedness owed by an Owner is unsecured and subordinated to the Finance Documents on approved terms);

(c)               Financial Indebtedness owed to trade creditors of an Obligor given in the ordinary course of its business;

(d)              Financial Indebtedness permitted under clause 28.3 (Guarantees);

(e)               Financial Indebtedness permitted under clause 28.4 (Loans and credit); and

(f)                Financial Indebtedness incurred by the Guarantor at a time when the Obligors are in compliance with clause 20 (Financial covenants) and would remain in compliance after such clause immediately after the Guarantor incurring such Financial Indebtedness, if compliance with such clause 20 (Financial covenants) were tested then.

28.3              Guarantees

No Borrower shall give or permit to exist, any guarantee by it in respect of indebtedness of any person or allow any of its indebtedness to be guaranteed by anyone else except:

(a)              guarantees in favour of its own trade creditors given in the ordinary course of its business; and

(b)              guarantees which are Financial Indebtedness permitted under clause 28.2 (Financial Indebtedness).

28.4              Loans and credit

No Borrower shall make, grant or permit to exist any loans or any credit by it to anyone else other than:

(a)              loans or credit to another Borrower or the Guarantor permitted under clause 28.2 (Financial Indebtedness); and

(b)             trade credit granted by it to its customers on normal commercial terms in the ordinary course of its trading activities

28.5              Bank accounts and other financial transactions

No Borrower shall:

(a)              maintain any current or deposit account with a bank or financial institution except for the Accounts and the deposit of money, operation of current accounts and the conduct of electronic banking operations through the Accounts;

(b)              hold cash in any account other than the Accounts;

(c)               be party to any banking or financial transaction, whether on or off balance sheet, that is not expressly permitted under this clause 28.

28.6              Disposals

28.6.1              No Borrower shall enter into a single transaction or a series of transactions, whether related or not and whether voluntarily or involuntarily, to dispose of any asset except for any of the following disposals so long as they are not prohibited by any other provision of the Finance Documents:

(a)              disposals of assets made in (and on terms reflecting) the ordinary course of trading of the disposing entity;

(b)              disposals of obsolete assets, or assets which are no longer required for the purpose of the business of the relevant Borrower, in each case for cash on normal commercial terms and on an arm’s length basis;

(c)               disposals permitted by clauses 28.1 (General negative pledge) or 28.2 (Financial Indebtedness) or 22.2 (Sale or other disposal of Ship);

(d)              dealings with its own trade creditors with respect to book debts in the ordinary course of trading; and

(e)               the application of cash or cash equivalents in the acquisition of assets or services in the ordinary course of its business.

28.6.2              The Guarantor shall not enter into a single transaction or a series of transactions, whether related or not and whether voluntarily or involuntarily, to dispose of any of its assets which disposal is otherwise permitted or not prohibited by the other terms of this Agreement or the other Finance Documents, if at the time of such disposal the Obligors are in breach of clause 20 (Financial covenants) or would be in breach of clause 20 (Financial covenants) as a result of such disposal or immediately thereafter if compliance with such clause 20 (Financial covenants) were tested then.

28.7              Contracts and arrangements with Affiliates

No Borrower shall be party to any arrangement or contract with any of its Affiliates unless such arrangement or contract is on an arm’s length basis.

28.8              Subsidiaries

No Borrower shall establish or acquire a company or other entity.

28.9              Acquisitions and investments

No Obligor shall acquire any person, business, assets or liabilities or make any investment in any person or business or enter into any joint-venture arrangement except:

(a)              acquisitions of assets in the ordinary course of business (not being new businesses or vessels);

(b)              the incurrence of liabilities in the ordinary course of its business;

(c)               any loan or credit not otherwise prohibited under this Agreement;

(d)              pursuant to any Finance Documents, Contracts or Charter Documents to which it is party; or

(e)               in the case of the Guarantor who may acquire, directly or indirectly, additional vessels and the single purpose entities owning them, if any such acquisition is otherwise permitted or not prohibited by the other terms of this Agreement and the other Finance Documents and at the time of such acquisition the Obligors are in compliance with clause 20 (Financial covenants) and would remain in compliance with such clause 20 (Financial covenants) immediately after such acquisition if compliance with such clause 20 (Financial covenants) were tested then.

28.10       Reduction of capital

No Borrower shall redeem or purchase or otherwise reduce any of its equity or any other share capital or any warrants or any uncalled or unpaid liability in respect of any of them or reduce the amount (if any) for the time being standing to the credit of its share premium account or capital redemption or other undistributable reserve in any manner.

28.11       Increase in capital

No Borrower shall issue shares or other equity interests to anyone who is not a wholly-owned Subsidiary of the Guarantor.

28.12       Distributions and other payments

None of the Obligors who are Parties shall:

(a)              declare or pay (including by way of set-off, combination of accounts or otherwise) any dividend or redeem or make any other distribution or payment (whether in cash or in specie), including any interest and/or unpaid dividends, in respect of its equity or any other share capital or any warrants for the time being in issue; or

(b)              make any payment (including by way of set-off, combination of accounts or otherwise) by way of interest, or repayment, redemption, purchase or other payment, in respect of any shareholder loan, loan stock or similar instrument, except if (i) no Default is continuing at the time of the declaration or payment of any such dividend, distribution or other payment and (ii) no Default would result from the declaration or payment of the same and (iii) the Security Value is no less than the Minimum Value and (iv) additionally and in relation to any dividends, distributions or other payments declared or made by the Guarantor only:

(A)                    the Obligors would be in compliance with their obligations under clause 20 (Financial covenants) immediately after declaration and payment of the same if the financial covenants were tested then; and

(B)                    the Guarantor maintains Cash and Cash Equivalents in the amount of no less than $750,000 per Fleet Vessel immediately after declaration and payment of the same.

29                    Hedging Contracts

Each Borrower and the Guarantor undertakes that this clause 29 will be complied with throughout the Facility Period.

29.1              Hedging

29.1.1              If, at any time during the Facility Period, the Borrowers and/or the Guarantor wish to enter into any Treasury Transaction so as to hedge all or any part of their exposure under this Agreement to interest rate fluctuations, they shall advise the Agent in writing. Each of the Borrowers and the Guarantor agree that they shall not enter into a speculative hedging transaction (which would include hedging transactions which are (i) not entered into to hedge a real risk or exposure which the Obligors or any of them have under this Agreement or (ii) which are entered into by the Obligors or any of them for the main purpose of financial losses or gains) under any Treasury Transaction with a Hedging Provider.

29.1.2              Any such Treasury Transaction shall be concluded by the Guarantor only, with a Hedging Provider on the terms of the Hedging Master Agreement with that Hedging Provider.

29.1.3              If and when any such Treasury Transaction has been concluded, it shall constitute a Hedging Contract for the purposes of the Finance Documents.

29.1.4              Simultaneously with the execution of any Hedging Agreement by the Guarantor with a Hedging Provider, the Guarantor shall forthwith:

(a)              send to the Agent a duly executed copy of that Hedging Master Agreement; and

(b)              deliver to the Agent documents of the type referred to in Schedule 3 (Conditions precedent) in respect of such Hedging Master Agreement,

each to the satisfaction of the Agent and at the cost and expense of the Borrowers.

29.2              Unwinding of Hedging Contracts

If, at any time, and whether as a result of any repayment, prepayment (in whole or in part) of the Advances or any cancellation (in whole or in part) of any Commitment or otherwise, the aggregate notional principal amount under all Hedging Transactions in respect of the Advances entered into by the Guarantor exceeds or will exceed the amount of Advances outstanding at that time after such prepayment or cancellation, then (unless otherwise approved by the Majority Lenders) the Guarantor shall immediately wholly or partially reverse, offset, unwind or otherwise terminate one or more of the Hedging Transactions as are necessary to ensure that the aggregate notional principal amount under the remaining continuing Hedging Transactions equals, and will in the future be equal to, the amount of the Advances at that time and as scheduled to be repaid from time to time thereafter pursuant to clause 6.2 (Scheduled repayment of Facility).

29.3              Releases and waivers

Except with approval, there shall be no release by the Guarantor of any obligation of any other person under the Hedging Contracts (including by way of novation), no waiver of any breach of any such obligation and no consent to anything which would otherwise be such a breach.

29.4              Assignment of Hedging Contracts by Guarantor

Except with approval, the Guarantor shall not assign or otherwise dispose of its rights under any Hedging Contract.

29.5              Performance of Hedging Contracts by Guarantor

The Guarantor shall perform its obligations under the Hedging Contracts to which it is party.

29.6              Information concerning Hedging Contracts

The Guarantor shall provide the Agent with any information it may request concerning any Hedging Contract, including all reasonable information, accounts and records that may be necessary or of assistance to enable the Agent to verify the amounts of all payments and any other amounts payable under the Hedging Contracts.

30                    Events of Default

Each of the events or circumstances set out in clauses 30.1 (Non-payment) to 30.22 (Sanctions) is an Event of Default unless remedied or terminated within fifteen (15) days from occurrence or as otherwise stated herein.

30.1              Non-payment

An Obligor does not pay on the due date, any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable, unless:

(a)              its failure to pay is caused by administrative or technical error or by a Payment Disruption Event; and

(b)              payment is made within 3 Business Days of its due date.

30.2              Hedging Contracts

30.2.1              An Event of Default or Potential Event of Default (in each case as defined in any Hedging Master Agreement) has occurred and is continuing under any Hedging Contract.

30.2.2              An Early Termination Date (as defined in any Hedging Master Agreement) has occurred or been or become capable of being effectively designated under any Hedging Contract.

30.2.3              A person entitled to do so gives notice of such an Early Termination Date under any Hedging Contract except with approval or as may be required by clause 29.2 (Unwinding of Hedging Contracts).

30.2.4              Any Hedging Contract is terminated, cancelled, suspended, rescinded or revoked or otherwise ceases to remain in full force and effect for any reason except with approval or as may be required by clause 29.2 (Unwinding of Hedging Contracts).

30.3              Financial covenants

The Obligors do not comply with clause 20 (Financial covenants).

30.4              Value of security

The Borrowers do not comply with clause 25 (Minimum security value).

30.5              Insurance

30.5.1              The Insurances of a Mortgaged Ship are not placed and kept in force in the manner required by clause 24 (Insurance).

30.5.2              Any insurer either:

(a)              cancels any such Insurances; or

(b)              disclaims liability under them by reason of any mis-statement or failure or default by any person.

30.6              Other obligations

30.6.1              An Obligor does not comply with any provision of the Finance Documents (other than those referred to in clauses 30.1 (Non-payment), 30.2 (Hedging Contracts), 30.3 (Financial covenants), 30.4 (Value of security) and 30.5 (Insurance)).

30.6.2              No Event of Default under clause 30.6.1 above will occur if the Agent (acting on the instructions of the Majority Lenders) considers that the failure to comply is capable of remedy and the failure is remedied within thirty (30) days of the Agent giving notice to the Borrowers.

30.7              Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made.

30.8              Cross default

30.8.1              Any Financial Indebtedness of any Group Member is not paid when due nor within any originally applicable grace period.

30.8.2              Any Financial Indebtedness of any Group Member is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

30.8.3              Any commitment for any Financial Indebtedness of any Group Member is cancelled or suspended by a creditor of that Group Member as a result of an event of default (however described).

30.8.4              The counterparty to a Treasury Transaction entered into by any Group Member becomes entitled to terminate that Treasury Transaction early by reason of an event of default (however described).

30.8.5              Any creditor of any Group Member becomes entitled to declare any Financial Indebtedness of that Group Member due and payable prior to its specified maturity as a result of an event of default (however described).

30.8.6              No Event of Default will occur under this clause 30.8 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness in relation to all Group Members falling within clauses 30.8.1 to 30.8.5 above is less than $5,000,000 (or its equivalent in any other currency or currencies).

30.9              Insolvency

30.9.1              A Group Member is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

30.9.2              The value of the assets of any Group Member is less than its liabilities (taking into account contingent and prospective liabilities).

30.9.3              A moratorium is declared in respect of any indebtedness of any Group Member.  If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

30.10                 Insolvency proceedings

30.10.1       Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)              the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Group Member other than a solvent liquidation or reorganisation of any Group Member which is not an Obligor;

(b)              a composition, compromise, assignment or arrangement with any creditor of any Group Member;

(c)               the appointment of a liquidator (other than in respect of a solvent liquidation of a Group Member which is not an Obligor), receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any Group Member or any of its assets (including the directors of any Group Member requesting a person to appoint any such officer in relation to it or any of its assets); or

(d)              enforcement of any Security Interest over any assets of any Group Member,

or any analogous procedure or step is taken in any jurisdiction.

30.10.2       Clause 30.10.1 shall not apply to any winding-up petition (or analogous procedure or step) which is frivolous or vexatious and is discharged, stayed or dismissed within seven days of commencement or, if earlier, the date on which it is advertised.

30.11                 Creditors’ process

30.11.1       Any expropriation, attachment, sequestration, distress, execution or analogous process affects any asset or assets of any Group Member having an aggregate value in excess of $500,000 and is not discharged within seven days.

30.11.2       Any judgment or order for an amount in excess of $500,000 is made against any Group Member and is not stayed or complied with within seven (7) days.

30.12                 Unlawfulness and invalidity

30.12.1       It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents or any Security Interest created or expressed to be created or evidenced by the Security Documents ceases to be effective.

30.12.2       Any obligation or obligations of any Obligor under any Finance Documents are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

30.12.3       Any Finance Document or any Security Interest created or expressed to be created or evidenced by the Security Documents ceases to be in full force and effect or is alleged by a party to it (other than a Finance Party) to be ineffective for any reason.

30.12.4       Any Security Document does not create legal, valid, binding and enforceable security over the assets charged under that Security Document or the ranking or priority of such security is adversely affected.

30.13                 Cessation of business

Any Group Member suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business.

30.14                 Expropriation

The authority or ability of any Group Member to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any Group Member or any of its assets.

30.15                 Repudiation and rescission of Finance Documents

An Obligor (or any other relevant party) repudiates or purports to repudiate a Finance Document or evidences an intention to rescind or purports to rescind a Finance Document.

30.16                 Litigation

Any litigation, alternative dispute resolution, arbitration or administrative proceeding is taking place, or threatened against any Group Member (including, without limitation, investigative proceedings) or any of its assets, rights or revenues which, if adversely determined, might have a Material Adverse Effect.

30.17                 Material Adverse Effect

Any event or circumstance or series of events (including any Environmental Incident or any change of law) occurs which the Majority Lenders reasonably believe has, or might have, or is reasonably likely to have, a Material Adverse Effect.

30.18                 Security enforceable

Any Security Interest (other than a Permitted Maritime Lien) in respect of Charged Property becomes enforceable.

30.19                 Arrest of Ship

Any Mortgaged Ship is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim and the relevant Owner fails to procure the release of such Ship within a period of 3 days thereafter (or such longer period as may be approved).

30.20                 Ship registration

Except with approval, the registration of any Mortgaged Ship under the laws and flag of its Flag State is cancelled or terminated or, where applicable, not renewed or, if such Ship is only provisionally registered on the date of its Mortgage, such Ship is not permanently registered under such laws within 90 days of such date.

30.21                 Political risk

The Flag State of any Mortgaged Ship or any Relevant Jurisdiction of an Obligor becomes involved in hostilities or civil war or there is a seizure of power in the Flag State or any such Relevant Jurisdiction by unconstitutional means if, in any such case, such event or circumstance, in the reasonable opinion of the Agent, has or is reasonably likely to have, a Material Adverse Effect and, within 14 days of notice from the Agent to do so, such action as the Agent may require to ensure that such event or circumstance will not have such an effect has not been taken by the Borrowers.

30.22                 Sanctions

An Obligor is designated as a “designated person” under CISADA.

30.23                 Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrowers:

(a)              cancel the Total Commitments at which time they shall immediately be cancelled; and/or

(b)              declare that all or part of the Advances, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable; and/or

(c)               declare that all or part of the Advances be payable on demand, at which time it shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(d)              declare that no withdrawals be made from any Account; and/or

(e)               exercise or direct the Security Agent and/or any other beneficiary of the Security Documents to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

31                   Position of Hedging Provider

31.1              Hedging Providers

It is acknowledged that as at the date hereof the Hedging Providers comprise only the Original Hedging Providers but that at the time any Hedging Contract is entered into after the date hereof, any Hedging Provider who is party to such Hedging Contract (and who is not an Original Hedging Provider) shall accede to, and become a party to, this Agreement by entering into a deed of adherence in a form to be agreed by the parties, and upon the execution of such deed of adherence the relevant Hedging Provider shall have the rights and obligations on the part of the Hedging Providers contained in this Agreement and the other Finance Documents

31.2              Rights of Hedging Providers

Each Hedging Provider is a Finance Party and as such, will be entitled to share in the security constituted by the Security Documents in respect of any liabilities of the Guarantor under the Hedging Contracts with such Hedging Provider in the manner and to the extent contemplated by the Finance Documents.

31.3              No voting rights

No Hedging Provider shall be entitled to vote on any matter where a decision of the Lenders alone is required under this Agreement, whether before or after the termination or close out of the Hedging Contracts with such Hedging Provider, provided that each Hedging Provider shall be entitled to vote on any matter where a decision of all the Finance Parties is expressly required.

31.4              Acceleration and enforcement of security

Neither the Agent nor the Security Agent or any other beneficiary of the Security Documents shall be obliged, in connection with any action taken or proposed to be taken under or pursuant to clause 30 (Events of Default) or pursuant to the other Finance Documents, to have any regard to the requirements of the Hedging Provider except to the extent that the relevant Hedging Provider is also a Lender.

SECTION 9 - CHANGES TO PARTIES

32                   Changes to the Lenders

32.1              Assignments and transfers by the Lenders

Subject to this clause 32, a Lender (the Existing Lender) may assign any of its rights to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Lender).

32.2              Conditions of assignment

32.2.1              The consent of the Borrowers is required for an assignment by a Lender, unless the assignment is to another Lender or an Affiliate of a Lender or an Event of Default is continuing. The Agent will immediately advise the Borrowers of the assignment.

32.2.2              The Borrowers’ consent may not be unreasonably withheld or delayed and will be deemed to have been given five Business Days after the Lender has requested consent unless consent is expressly refused within that time.

32.2.3              The consent of the Agent shall also be required for an assignment by a Lender (such consent not to be unreasonably withheld or delayed).

32.2.4              An assignment will only be effective:

(a)              on receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the Borrowers and the other Finance Parties as it would have been under if it was an Original Lender;

(b)              on the New Lender entering into any documentation required for it to accede as a party to any Security Document to which the Original Lender is a party in its capacity as a Lender and, in relation to such Security Documents, completing any filing, registration or notice requirements;

(c)               if an assignment takes effect after there has been a Utilisation, the assignment of an Existing Lender’s participation in the Utilisations (if any) under the Facility shall take effect in respect of the same fraction of each such Utilisation;

(d)              if it is in respect of a Commitment and a participation in the Advances and any Utilisation of not less than $10,000,000 (or such other amount as the Agent and the Borrowers may agree);

(e)               on the New Lender having submitted to the Agent all necessary “know your customer” information and documentation and the performance by the Agent of all “know your customer” or other checks under all applicable laws and regulations relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender; and

(f)                if that Existing Lender assigns equal fractions of its Commitment and participation in the Advances and each Utilisation (if any) under the Facility.

32.2.5              Each New Lender, by executing the relevant Transfer Certificate, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with the Finance Documents on or prior to the date on which the assignment and/or transfer becomes effective in accordance with the Finance Documents and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

32.3              Fee

The New Lender shall, on the date upon which an assignment takes effect (but excluding any assignment taking place in the context of the general primary syndication, anticipated to take place within a few months after the date of this Agreement), pay to the Agent (for its own account) a fee of $3,500.

32.4              Limitation of responsibility of Existing Lenders

32.4.1              Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(a)              the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(b)              the financial condition of any Obligor;

(c)               the performance and observance by any Obligor or any other person of its obligations under the Finance Documents or any other documents;

(d)              the application of any Basel II Regulation or any Basel III Regulation to the transactions contemplated by the Finance Documents; or

(e)               the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

32.4.2              Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(a)              has made (and shall continue to make) its own independent investigation and assessment of:

(i)                       the financial condition and affairs of the Obligors and their related entities in connection with its participation in this Agreement; and

(ii)                    the application of any Basel II Regulation or any Basel III Regulation to the transactions contemplated by the Finance Documents;

and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Finance Document;

(b)              will continue to make its own independent appraisal of the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents; and

(c)               will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

32.4.3              Nothing in any Finance Document obliges an Existing Lender to:

(a)              accept a re-assignment from a New Lender of any of the rights assigned under this clause 32; or

(b)              support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or by reason of the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents or otherwise.

32.5              Procedure for transfer

32.5.1              Subject to the conditions set out in clause 32.2 (Conditions of assignment) an assignment may be effected in accordance with clause 32.5.4 below when (a) the Agent executes an otherwise duly completed Transfer Certificate and (b) the Agent executes any document required under clause 32.2.4 which it may be necessary for it to execute in each case delivered to it by the Existing Lender and the New Lender duly executed by them and, in the case of any such other document, any other relevant person. The Agent shall, as soon as reasonably practicable after receipt by it of a Transfer Certificate and any such other document each duly completed, appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate and such other document.   The Obligors and the other Finance Parties irrevocably authorise the Agent to execute any Transfer Certificate on their behalf without any consultations with them.

32.5.2              The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

32.5.3              For the avoidance of doubt, the Obligors and the other Finance Parties irrevocably authorise the Agent to execute any Transfer Certificate on their behalf without any consultations with them.

32.5.4              Subject to clause 32.8 (Pro rata interest settlement), on the Transfer Date:

(a)             the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Transfer Certificate;

(b)             the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the Relevant Obligations) and expressed to be the subject of the release in the Transfer Certificate (but the obligations owed by the Obligors under the Finance Documents shall not be released); and

(c)              the New Lender shall become a Party to the Finance Documents as a “Lender” for the purposes of all the Finance Documents and will be bound by obligations equivalent to the Relevant Obligations.

32.5.5              Lenders may utilise procedures other than those set out in this clause 32.5 (Procedure for transfer) to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with clause 32.5 (Procedure for transfer) to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders or the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in clause 32.2 (Conditions of assignment ).

32.6              Copy of Transfer Certificate to Borrowers

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate and any other document required under clause 32.2.4, send a copy of that Transfer Certificate and such documents to the Borrowers.

32.7              Security over Lenders’ rights

In addition to the other rights provided to Lenders under this clause 32.7, each Lender may without consulting with or obtaining consent from an Obligor, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)              any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and

(b)              in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security Interest shall:

(i)                        release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or

(ii)                     require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

32.8              Pro rata interest settlement

If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any assignment pursuant to clause 32.5 (Procedure for transfer) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

32.8.1              any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (Accrued Amounts) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six months, on the next of the dates which falls at six monthly intervals after the first day of that Interest Period); and

32.8.2              the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(a)              when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(b)              the amount payable to the New Lender on that date will be the amount which would, but for the application of this clause 32.8, have been payable to it on that date, but after deduction of the Accrued Amounts.

33                    Changes to the Obligors/Restriction on Debt Purchase Transactions

33.1              Changes to the Obligors

Except with the prior written consent of all the Lenders, no Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

33.2              Prohibition on Debt Purchase Transactions by the Group

33.2.1              The Obligors shall not, and the Guarantor shall procure that each Group Member shall not, enter into any Debt Purchase Transaction or be a Lender or beneficially own all or any part of the share capital of a company that is a Lender or a party to a Debt Purchase Transaction of the type referred to in paragraphs (b) or (c) of the definition of Debt Purchase Transaction.

Disenfranchisement on Debt Purchase Transactions entered into by Guarantor Affiliates

33.2.2              For so long as a Guarantor Affiliate (i) beneficially owns a Commitment or (ii) has entered into a sub-participation agreement relating to a Commitment or other agreement or arrangement having a substantially similar economic effect and such agreement or arrangement has not been terminated:

(a)              in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, such Commitment shall be deemed to be zero; and

(b)              for the purposes of clause 43.2 (Exceptions), such Guarantor Affiliate or the person with whom it has entered into such sub-participation, other agreement or arrangement shall be deemed not to be a Lender (unless, in the case of a person not being a Guarantor Affiliate, it is a Lender by virtue otherwise than by beneficially owning the relevant Commitment).

33.2.3              Each Lender shall, unless such Debt Purchase Transaction is an assignment or transfer, promptly notify the Agent in writing if it knowingly enters into a Debt Purchase Transaction with a Guarantor Affiliate (a Notifiable Debt Purchase Transaction), such notification to be substantially in the form set out in Part 1 of Schedule 8 (Forms of Notifiable Debt Purchase Transaction Notice).

33.2.4              A Lender shall promptly notify the Agent if a Notifiable Debt Purchase Transaction to which it is a party:

(a)              is terminated; or

(b)              ceases to be with a Guarantor Affiliate,

such notification to be substantially in the form set out in Part 2 of Schedule 8 (Forms of Notifiable Debt Purchase Transaction Notice).

33.2.5              Each Guarantor Affiliate that is a Lender agrees that:

(a)              in relation to any meeting or conference call to which all the Lenders are invited to attend or participate, it shall not attend or participate in the same if so requested by the Agent or, unless the Agent otherwise agrees, be entitled to receive the agenda or any minutes of the same; and

(b)              in its capacity as Lender, unless the Agent otherwise agrees, it shall not be entitled to receive any report or other document prepared at the behest of, or on the instructions of, the Agent or one or more of the Lenders.

SECTION 10 - THE FINANCE PARTIES

34                    Roles of Agent, Security Agent and Arranger

34.1              Appointment of the Agent

34.1.1              Each other Finance Party (other than the Security Agent) appoints the Agent to act as its agent under and in connection with the Finance Documents.

34.1.2              Each such other Finance Party (other than the Security Agent) authorises the Agent:

(a)              to perform the duties, obligations and responsibilities and o exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions; and

(b)              to execute each of the Security Documents and all other documents that may be approved by the Majority Lenders for execution by it.

34.2              Instructions to Agent

34.2.1              The Agent shall:

(a)              unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(i)                           all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(ii)                        in all other cases, the Majority Lenders; and

(b)              not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (a) above.

34.2.2              The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent may refrain from acting unless and until it receives those instructions or that clarification.

34.2.3              Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

34.2.4              The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

34.2.5              In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

34.2.6              The Agent is not authorised to act on behalf of a Lender or any Hedging Provider (without first obtaining that Lender’s or any Hedging Provider’s consent) in any legal or arbitration proceedings relating to any Finance Document.  This clause 34.2.6 shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Security Documents.

34.3              Duties of the Agent

34.3.1              The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

34.3.2              The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

34.3.3              Without prejudice to clause 32.6 (Copy of Transfer Certificate to Borrowers), clause 34.3.2 shall not apply to any Transfer Certificate.

34.3.4              Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

34.3.5              If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

34.3.6              If the Agent is aware of the non-payment of any principal, interest, commitment commission or other fee payable to a Finance Party (other than the Agent or an Arranger or the Security Agent for their own account) under this Agreement it shall promptly notify the other Finance Parties.

34.3.7              The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

34.4              Role of the Arranger and Bookrunner

Except as specifically provided in the Finance Documents, neither the Arranger nor the Bookrunner has any obligations of any kind to any other Party under or in connection with any Finance Document or the transactions contemplated by the Finance Documents.

34.5              No fiduciary duties

34.5.1              Nothing in this Agreement constitutes the Agent or the Arranger or the Bookrunner as a trustee or fiduciary of any other person.

34.5.2              None of the Agent, the Security Agent, the Arranger or the Bookrunner shall be bound to account to any Lender or any Hedging Provider for any sum or the profit element of any sum received by it for its own account or have any obligations to the other Finance Parties beyond those expressly stated in the Finance Documents.

34.6              Business with the Group

The Agent, the Security Agent, the Arranger and the Boorkrunner may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Obligor or other Group Member of their Affiliates and shall not be obliged to account to the other Finance parties for any profits.

34.7              Rights and discretions of the Agent

34.7.1              The Agent may:

(a)              rely on any representation, communication, notice or document (including, without limitation, any notice given by a Lender pursuant to clauses 33.2.3 and 33.2.4 (Disenfranchisement on Debt Purchase Transactions entered into by Guarantor Affiliates))  believed by it to be genuine, correct and appropriately authorised;

(b)              assume that:

(i)                           any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(ii)                        unless it has received notice of revocation, that those instructions have not been revoked; and

(c)               rely on a certificate from any person:

(i)                           as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(ii)                        to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (i) above, may assume the truth and accuracy of that certificate.

34.7.2              The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the other Finance Parties) that:

(a)              no Default has occurred (unless it has actual knowledge of a Default arising under clause 30.1 (Non-payment));

(b)              any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised;

(c)               any notice or request made by a Borrower (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors; and

(d)              no Notifiable Debt Purchase Transaction:

(i)                           has been entered into;

(ii)                        has been terminated; or

(iii)                     has ceased to be with a Guarantor Affiliate.

34.7.3              The Agent may engage, and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts in the conduct of its obligations and responsibilities under the Finance Documents.

34.7.4              Without prejudice to the generality of clause 34.7.3 or clause 34.7.5, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be desirable.

34.7.5              The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

34.7.6              The Agent may act in relation to the Finance Documents through its officers, employees and agents and the Agent shall not:

(a)              be liable for any error of judgment made by any such person; or

(b)             be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part, of any such person,

unless such error or such loss was directly caused by the Agent’s gross negligence or wilful default.

34.7.7              Unless a Finance Document expressly provides otherwise, the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

34.7.8              Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent, nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality. The Agent and the Arranger may do anything which in its opinion, is necessary or desirable to comply with any law or regulation of any jurisdiction.

34.7.9              Without prejudice to the generality of clause 34.7.7, the Agent may disclose the identity of a Defaulting Lender to the other Finance Parties and the Borrowers and shall disclose the same upon the written request of the Majority Lenders.

34.7.10       Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

34.7.11       Neither the Agent nor the Arranger shall be obliged to request any certificate, opinion or other information under clause 19 (Information undertakings) unless so required in writing by a Lender or any Hedging Provider, in which case the Agent shall promptly make the appropriate request of the Borrowers if such request would be in accordance with the terms of this Agreement.

34.8                        Responsibility for documentation and other matters

Neither the Agent nor the Arranger is responsible or liable for:

(a)             the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, an Obligor or any other person given in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or of any representations in any Finance Document or of any copy of any document delivered under any Finance Document;

(b)             the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any Contract or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document, any Charter Document or any Contract;

(c)              the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents;

(d)             any loss to the Trust Property arising in consequence of the failure, depreciation or loss of any Charged Property or any investments made or retained in good faith or by reason of any other matter or thing;

(e)              accounting to any person for any sum or the profit element of any sum received by it for its own account;

(f)               the failure of any Obligor or any other party to perform its obligations under any Finance Document, any Charter Document or any Contract or the financial condition of any such person;

(g)              ascertaining whether all deeds and documents which should have been deposited with it (or the Security Agent and/or any other beneficiary of a Security Document) under or pursuant to any of the Security Documents have been so deposited;

(h)             investigating or making any enquiry into the title of any Obligor to any of the Charged Property or any of its other property or assets;

(i)                 failing to register any of the Security Documents with the Registrar of Companies or any other public office;

(j)                failing to register any of the Security Documents in accordance with the provisions of the documents of title of any Obligor to any of the Charged Property;

(k)             failing to take or require any Obligor to take any steps to render any of the Security Documents effective as regards property or assets outside England or Wales or to secure the creation of any ancillary charge under the laws of the jurisdiction concerned;

(l)                 (unless it is the same entity as the Security Agent) the failure of the Security Agent and/or any other beneficiary of a Security Document failing to perform or discharge any of its duties or obligations under the Security Documents;

(m)         any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by any applicable law or regulation relating to insider dealing or otherwise;

(n)             making any investigation in respect of or in any way be liable whatsoever for the existence, accuracy or sufficiency of any legal or other opinions, reports, certificates or investigations delivered or obtained or required to be delivered or obtained at any time in connection herewith;

(o)             any unsuitability, inadequacy or unfitness of any Charged Property as security for the Advances and shall not be obliged to make any investigation into, and shall be entitled to assume, the suitability, adequacy and fitness of the Charged Property as security for the Advances; or

(p)             any damage to or any unauthorised dealing with the Charged Property nor shall it have any responsibility or liability arising from the fact that the Charged Property, or documents relating thereto, may be registered in its name or held by it or any other bank or agent selected by the Agent or the Security Agent.

34.9                        No duty to monitor

The Agent shall not be bound to enquire:

(a)             whether or not any Default has occurred;

(b)             as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)              whether any other event specified in any Finance Document has occurred.

34.10                 Exclusion of liability

34.10.1       Without limiting clause 34.10.2 (and without prejudice to any other provision of the Finance Documents excluding or limiting the liability of the Agent) the Agent will not be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:

(a)             any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Charged Property, unless directly caused by its gross negligence or wilful default.  For the avoidance of doubt and notwithstanding anything contained in the Finance Documents, the Agent shall not in any event be liable for any indirect or consequential loss (including, without limitation, loss of profit, business or goodwill) regardless of whether it was informed of the likelihood of such loss and irrespective of whether any such claim is made for breach of contract, in tort or otherwise;

(b)             exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Charged Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Charged Property, unless directly caused by the gross negligence or wilful default of the Agent and in the course of the exercise or non exercise by it of any right, power, authority or discretion given to it expressly under a Finance Document; or

(c)              without prejudice to the generality of paragraphs (a) and (b) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(d)             any act, event or circumstance not reasonably within its control; or

(e)              the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

34.10.2       No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this clause 34.10 subject to clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

34.10.3       The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

34.10.4       Nothing in this Agreement shall oblige the Agent or the Arranger to carry out:

(a)             any “know your customer” or other checks in relation to any person; or

(b)             any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender,

on behalf of any Lender or any Hedging Provider and each Lender and any Hedging Provider confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

34.10.5       Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent arising under or in connection with any Finance Document or the Charged Property shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss.  In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

34.11                 Lenders’ indemnity to the Agent

34.11.1       Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against:

(a)             any Losses for negligence or any other category of liability whatsoever incurred by the Agent in the circumstances contemplated pursuant to clause 37.11 (Disruption to payment systems etc) notwithstanding the Agent’s negligence, gross negligence, or any other category of liability whatsoever but not including any claim based on the fraud of the Agent); and

(b)             any other Losses (otherwise than by reason of the Agent’s gross negligence or wilful default) including the costs of any person engaged in accordance with clause 34.7 (Rights and discretions of the Agent) and any Receiver in acting as its agent under the Finance Documents, in each case incurred by the Agent in acting as such under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document or out of the Trust Property) and this clause 34.11 as applied in favour of the Security Agent pursuant to clause 34.22 (Application of certain clauses to Security Agent) shall be without prejudice to any right to indemnity by law given to trustees generally and any other indemnity in the Security Agent’s favour in any other Finance Document.

The indemnities contained in this clause 34.11 shall survive the termination or discharge of this Agreement.

34.11.2       Subject to clause 34.11.3, the Borrowers shall immediately on demand reimburse any Lender for any payment that Lender makes to the Agent pursuant to clause 34.11.1.

34.11.3       Clause 34.11.2 shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Agent to an Obligor.

34.12                 Resignation of the Agent

34.12.1       The Agent may resign without giving any reason therefor and appoint one of its Affiliates as successor by giving notice to the Lenders, each Hedging Provider, the Security Agent and the Borrowers.

34.12.2       Alternatively the Agent may resign without giving any reason therefor by giving 30 days notice to the other Finance Parties and the Borrowers, in which case the Majority Lenders (after consultation with the Borrowers) may appoint a successor Agent acting through an office in the United Kingdom.

34.12.3       If the Majority Lenders have not appointed a successor Agent in accordance with clause 34.12.2 above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Borrowers) may appoint a successor Agent.

34.12.4       If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under clause 34.12.3, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this clause 34 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent’s normal fee rates and those amendments will (subject to approval by the Majority Lenders, which approval shall not be unreasonably withheld or delayed) bind the Parties.

34.12.5       The retiring Agent shall, either at the Lenders’ expense if it has been required to resign pursuant to clause 34.13 (Replacement of the Agent) or otherwise at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.  The Borrowers shall, within three Business Days of demand, reimburse the retiring Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

34.12.6       The Agent’s resignation notice shall only take effect upon the appointment of a successor but where the Agent has indicated that it wishes to resign but no successor has been appointed it shall not, unless it otherwise agrees, be obliged to carry out any further agency function under this Agreement.

34.12.7       The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent.  As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under clause 34.12.5) but shall remain entitled to the benefit of clause 14.3 (Indemnity to the Agent and the Security Agent) and this clause 34 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).  Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

34.13                 Replacement of the Agent

34.13.1       After consultation with the Borrowers, the Majority Lenders may, by giving 30 days’ notice to the Agent replace the Agent by appointing a successor Agent.

34.13.2       The retiring Agent shall make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

34.13.3       The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent.  As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under clause 34.13.2) but shall remain entitled to the benefit of clause 14.3 (Indemnity to the Agent and the Security Agent) and this clause 34 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

34.13.4       Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

34.14                 Confidentiality

34.14.1       In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its department, division or team directly responsible for the management of the Finance Documents which shall be treated as a separate entity from any other of its divisions, departments or teams.

34.14.2       If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

34.14.3       Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent, nor the Arranger is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty.

34.15                 Relationship with the Lenders and Hedging Providers

34.15.1       Subject to clause 32.8 (Pro rata interest settlement) the Agent may treat the person shown in its records as Lender or as each Hedging Provider at the opening of business (in the place of its principal office as notified to the Finance Parties from time to time) as the Lender or (as the case may be) a Hedging Provider acting through its Facility Office:

(a)             entitled to or liable for any payment due under any Finance Document on that day; and

(b)             entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days prior notice from that Lender or (as the case may be) a Hedging Provider to the contrary in accordance with the terms of this Agreement.

34.15.2       Any Lender or any Hedging Provider may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender or (as the case may be) a Hedging Provider under the Finance Documents.  Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under clause 39.5 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender or (as the case may be) that Hedging Provider for the purposes of clause 39.2 (Addresses) and clause 39.5 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender or (as the case may be) that Hedging Provider.

34.15.3       Each Lender and each Hedging Provider shall supply the Agent with any information that the Agent may reasonably specify as being necessary or desirable to enable the Agent or the Security Agent to perform its functions as Agent or Security Agent. Each Lender and each Hedging Provider shall deal with the Security Agent exclusively through the Agent and shall not deal directly with the Security Agent.

34.16                 Credit appraisal by the Lenders and Hedging Providers

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender and each Hedging Provider confirms to each other Finance Party that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)             the financial condition, status and nature of each Obligor and other Group Member;

(b)             the legality, validity, effectiveness, adequacy or enforceability of any Finance Document , any Charter Document or any Contract and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document, any Charter Document or any Contract;

(c)              the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents;

(d)             whether any Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(e)              the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, any Charter Document or any Contract, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document, any Charter Document or any Contract; and

(f)               the right of title of any person to, or the value or sufficiency of, any part of the Charged Property, the priority of the Security Documents or the existence of any Security Interest affecting the Charged Property.

34.17                 Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Borrowers) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

34.18                 Agent’s management time and additional remuneration

Any amount payable to the Agent under clause 14.3 (Indemnity to the Agent and the Security Agent), clause 16 (Costs and expenses) and clause 34.11 (Lenders’ indemnity to the Agent) (and in the case of the Security Agent, as extended to it by virtue of clause 34.22 (Application of certain clauses to Security Agent)) shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Borrowers and the Lenders, and is in addition to any fee paid or payable to the Agent under clause 11 (Fees).

34.19                 Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed.  For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

34.20                 Common parties

Although the Agent and the Security Agent may from time to time be the same entity, that entity will have entered into the Finance Documents (to which it is party) in its separate capacities as agent for the Finance Parties and (as appropriate) security agent and trustee for the Finance Parties.  Where any Finance Document provides for the Agent or Security Agent to communicate with or provide instructions to the other, while they are the same entity, such communication or instructions will not be necessary.

34.21                 Security Agent

34.21.1       Each other Finance Party appoints the Security Agent to act as its agent and (to the extent permitted under any applicable law) trustee under and in connection with the Security Documents and confirms that the Security Agent shall have a lien on the Security Documents and the proceeds of the enforcement of those Security Documents for all monies payable to the beneficiaries of those Security Documents.

34.21.2       Each other Finance Party authorises the Security Agent:

(a)             to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Security Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions; and

(b)             to execute each of the Security Documents and all other documents that may be approved by the Agent and/or the Majority Lenders for execution by it.

34.21.3       The Security Agent accepts its appointment under clause 34.21 (Security Agent) as trustee of the Trust Property with effect from the date of this Agreement and declares that it holds the Trust Property on trust for itself, the other Finance Parties (for so long as they are Finance Parties) on and subject to the terms set out in clauses 34.21 (Security Agent) - 34.28 (Indemnity from Trust Property) (inclusive) and the Security Documents to which it is a party.

34.22                 Application of certain clauses to Security Agent

34.22.1       Clauses 34.7 (Rights and discretions of the Agent), 34.8 (Responsibility for documentation and other matters), clause 34.9 (No duty to monitor), 34.10 (Exclusion of liability), clause 34.11 (Lenders’ indemnity to the Agent), 34.12 (Resignation of the Agent), clause 34.13 (Replacement of the Agent), 34.14 (Confidentiality), 34.15 (Relationship with the Lenders and Hedging Providers), 34.16 (Credit appraisal by the Lenders and Hedging Providers), 34.18 (Agent’s management time and additional remuneration) and 34.19 (Deduction from amounts payable by the Agent) shall each extend so as to apply to the Security Agent in its capacity as such and for that purpose each reference to the “Agent” in these clauses shall extend to include in addition a reference to the “Security Agent” in its capacity as such and, in clause 34.7 (Rights and discretions of the Agent), references to the Lenders and a group of Lenders shall refer to the Agent.

34.22.2       In addition, clause 34.12 (Resignation of the Agent) and clause 34.13 (Replacement of the Agent) shall, for the purposes of their application to the Security Agent pursuant to clause 34.22.1, have the following additional sub-clause inserted after them:

At any time after the appointment of a successor, the retiring Security Agent shall do and execute all acts, deeds and documents reasonably required by its successor to transfer to it (or its nominee, as it may direct) any property, assets and rights previously vested in the retiring Security Agent pursuant to the Security Documents and which shall not have vested in its successor by operation of law.  All such acts, deeds and documents shall be done or, as the case may be, executed at the cost of the retiring Security Agent (except where the Security Agent is retiring under clause 34.12.5 as extended to it by clause 34.22.1, in which case such costs shall be borne by the Lenders (in proportion (if no part of the Advances is then outstanding) to their share of the Total Commitments or (at any other time) to their participations in the Advances)).

34.22.3       Clause 34.7 (Rights and discretions of the Agent) shall, for the purposes of its application to the Security Agent pursuant to clause 34.22.1 shall read as follows:

“The Security Agent may, at the cost of the Borrowers, rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Security Agent or by any other Party), whether or not liability thereunder is limited by reference to monetary cap or otherwise, and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.”.

34.22.4       Clause 34.10 (Exclusion of liability) shall, for the purposes of its application to the Security Agent pursuant to clause 34.22.1 shall include the following after sub clause 34.10.1(b):

“(c)         any shortfall which arises on the enforcement or realisation of the Transaction Security.”.

34.22.5       Clause 34.14 (Confidentiality) shall, for the purposes of its application to the Security Agent pursuant to clause 34.22.1, be read and construed as to refer to “its agency and trust department” instead of “its department, division or team directly responsible for the management of the Finance Documents”.

34.22.6       Without prejudice to the generality of any other provision of this Agreement or any other Security Document, the entry into possession of the Charged Property shall not render the Security Agent or any Receiver liable to account as mortgagee in possession thereunder (or its equivalent in any other applicable jurisdiction) or take any action which would expose it to any liability in respect of Environmental Claims in respect of which it has not been indemnified and/or secured and/or pre-funded to its satisfaction or to be liable for any loss on realisation or for any default or omission on realisation or for any default or omission for which a mortgagee in possession might be liable unless such loss, default or omission is caused by its own gross negligence or wilful default.

34.22.7       The Security Agent shall not be bound to take any steps to ascertain whether any event, condition or act, the happening of which would cause a right or remedy to become exercisable by the Security Agent or any agent under this Agreement or the other Security Documents has happened or to monitor or supervise the observance and performance by the Borrowers, any agent or any of the other parties thereto of their respective obligations thereunder and, until it shall have actual knowledge or express notice to the contrary, the Security Agent shall be entitled to assume that no such event, condition or act has happened and that the Borrowers, the agents and the other parties thereto are observing and performing all their respective obligations thereunder.

34.23                 Instructions to Security Agent

34.23.1       The Security Agent shall:

(a)             unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Security Agent in accordance with any instructions given to it by the Agent; and

(b)             not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (a) above even though it may subsequently be found that there was a defect on the giving of such instruction.

34.23.2       The Security Agent shall be entitled to (but not obliged to) request instructions, or clarification of any instruction, from the Agent as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Security Agent may refrain from acting unless and until it receives those instructions or that clarification.

34.23.3       Unless a contrary indication appears in a Finance Document, any instructions given to the Security Agent by the Agent shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

34.23.4       The Security Agent may refrain from acting in accordance with any instructions of the Agent until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability (together with any associated VAT or other applicable tax) which it may incur in complying with those instructions.

34.23.5       For the avoidance of doubt, no provision of this Agreement shall require the Security Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity and/or security and/or prefunding against such risk or liability is not assured to it.

34.23.6       In the absence of instructions, the Security Agent may act (or refrain from acting) as it considers to be in the best interest of the Finance Parties.

34.23.7       The Security Agent is not authorised to act on behalf of a Lender or any Hedging Provider (without first obtaining that Lender’s or the relevant Hedging Provider’s consent) in any legal or arbitration proceedings relating to any Finance Document.  This clause 34.23.7 shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Security Documents.

34.23.8       The Security Agent shall have no responsibility whatsoever to the Borrowers, the Agent, or any Finance Party as regards any deficiency which might arise because the Security Agent is subject to any Tax in respect of all or any of the Charged Property, the income therefrom or the proceeds thereof.

34.23.9       Until the delivery of an enforcement notice pursuant to clause 30.23 (Acceleration), the moneys standing to the credit of any accounts comprised in the Security Documents shall be dealt with in accordance with the provisions of this Agreement and the Security Documents and the Security Agent shall not be responsible in such circumstances or at any other time for any liabilities (howsoever described) suffered by any person, whether by reason of depreciation in value or by fluctuation in exchange rates or otherwise.

34.24                 Order of application

34.24.1       The Security Agent agrees to apply the Trust Property and each other beneficiary of the Security Documents agrees to apply all moneys received by it in the exercise of its rights under the Security Documents in accordance with the following respective claims:

(a)             first, as to a sum equivalent to the amounts payable to the Security Agent under the Finance Documents (excluding any amounts received by the Security Agent pursuant to clause 34.11 (Lenders’ indemnity to the Agent) as extended to the Security Agent pursuant to clause 34.22 (Application of certain clauses to Security Agent)), for the Security Agent absolutely;

(b)             secondly, as to a sum equivalent to the amounts payable to the Agent under the Finance Documents (excluding any amounts received by the Agent pursuant to clause 34.11 (Lenders’ indemnity to the Agent)), for the Agent absolutely;

(c)              thirdly, as to a sum equivalent to the aggregate amount then due and owing to the other Finance Parties (other than the Hedging Providers) under the Finance Documents (but excluding any Hedging Contracts), for those Finance Parties absolutely for application between them in accordance with clause 37.5 (Partial payments);

(d)             fourthly, until such time as the Security Agent is satisfied that all obligations owed to the Finance Parties (other than the Hedging Providers) have been irrevocably and unconditionally discharged in full, held by the Security Agent on a suspense account for payment of any further amounts owing to those Finance Parties (other than the Hedging Providers) under the Finance Documents (but excluding any Hedging Contracts), and further application in accordance with this clause 34.24.1 as and when any such amounts later fall due;

(e)              fifthly, as to a sum equivalent to the aggregate net amounts then due to the Hedging Providers but unpaid under any Hedging Contracts, for the Hedging Providers absolutely, and pro rata to the net amounts owing to them under the Hedging Contracts;

(f)               sixthly, to such other persons (if any) as are legally entitled thereto in priority to the Obligors; and

(g)              seventhly, as to the balance (if any), for the Obligors by or from whom or from whose assets the relevant amounts were paid, received or recovered or other person entitled to them.

34.24.2       The Security Agent and each other beneficiary of the Security Documents shall make each application as soon as is practicable after the relevant moneys are received by, or otherwise become available to, it save that (without prejudice to any other provision contained in any of the Security Documents) the Security Agent (acting on the instructions of the Agent), any other beneficiary of the Security Documents or any receiver or administrator may credit any moneys received by it to a suspense account for so long and in such manner as the Security Agent, such other beneficiary of the Security Documents or such receiver or administrator may from time to time determine with a view to preserving the rights of the Finance Parties or any of them to prove for the whole of their respective claims against the Borrowers or any other person liable.

34.24.3       The Security Agent and/or any other beneficiary of the Security Documents shall obtain a good discharge in respect of the amounts expressed to be due to the other Finance Parties as referred to in this clause 34.24 by paying such amounts to the Agent for distribution in accordance with clause 37 (Payment mechanics).

34.25                 Powers and duties of the Security Agent as trustee of the security

In its capacity as trustee in relation to the Trust Property, the Security Agent:

(a)             shall, without prejudice to any of the powers, discretions and immunities conferred upon trustees by law (and to the extent not inconsistent with the provisions of this Agreement or any of the Security Documents), have all the same powers and discretions as a natural person acting as the beneficial owner of such property and/or as are conferred upon the Security Agent by this Agreement and/or any Security Document but so that the Security Agent may only exercise such powers and discretions to the extent that it is authorised to do so by the provisions of this Agreement;

(b)             shall (subject to clause 34.24 (Order of application)) be entitled (in its own name or in the names of nominees) to invest moneys from time to time forming part of the Trust Property or otherwise held by it as a consequence of any enforcement of the security constituted by any Finance Document which, in the reasonable opinion of the Security Agent, it would not be practicable to distribute immediately, by placing the same on deposit in the name or under the control of the Security Agent as the Security Agent may think fit without being under any duty to diversify the same and the Security Agent shall not be responsible for any loss due to interest rate or exchange rate fluctuations except for any loss arising from the Security Agent’s gross negligence or wilful default and shall not be liable to account for an amount of interest greater than the standard amount that would be payable to an independent customer;

(c)              may, in the conduct of its obligations under and in respect of the Security Documents instead of acting personally, employ and pay any agent (whether being a lawyer or any other person) to transact or concur in transacting any business and to do or concur in doing any acts required to be done by the Security Agent (including the receipt and payment of money) or may delegate to any person on any terms (including the power to sub-delegate) and on the basis that (i) any such agent or delegate engaged in any profession or business shall be entitled to be paid all usual professional and other charges for business transacted and acts done by him or any partner or employee of his or her in connection with such employment and (ii) the Security Agent shall not be bound to supervise, or be responsible for any loss incurred by reason of any act or omission of, any such agent or delegate if the Security Agent shall have exercised reasonable care in the selection of such agent; and

(d)             may place all deeds and other documents relating to the Trust Property which are from time to time deposited with it pursuant to the Security Documents in any safe deposit, safe or receptacle selected by the Security Agent or with any firm of solicitors or company whose business includes undertaking the safe custody of documents selected by the Security Agent and may make any such arrangements as it thinks fit for allowing Obligors access to, or its solicitors or auditors possession of, such documents when necessary or convenient and the Security Agent shall not be responsible for any loss incurred in connection with any such deposit, access or possession if it has exercised reasonable care in the selection of a safe deposit, safe, receptacle or firm of solicitors or company:

(e)              may, unless and to the extent the express provisions of any Security Document provide otherwise, do any act or thing in the exercise of any of its duties under the Finance Documents which in its absolute discretion (in the absence of any instructions of the Agent as to the doing of such act or thing) it deems advisable for the protection and benefit of all the Finance Parties;

(f)               may, unless the express provisions of any such Security Document provide otherwise, if authorised by the Agent, amend or vary the terms of or waive breaches of or defaults under, or otherwise excuse performance of any provision of, or grant consents under any of the Security Documents to which it is a party, any such amendment, variation, waiver or consent so authorised to be binding on all the parties hereto and that Security Agent to be under no liability whatsoever in respect thereof;

(g)              shall not be bound to disclose to any other person (including but not limited to any other Finance Party) (i) any confidential information or (ii) any other information, if disclosure would, or might in its reasonable opinion, constitute a breach of any law or be a breach of fiduciary duty;

(h)             shall have no responsibility to make any payment, deduction or withholding of any Tax or governmental charge as a result of the Security Agent (i) holding the Transaction Security or (ii) enforcing the Transaction Security;

(i)                 shall not have, or be deemed to have, any relationship of trust or agency with any Obligor; and

(j)                shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied) and the role and functions of the Security Agent under this Agreement shall be purely mechanical and administrative in nature and, subject to the terms of this Agreement, acting on the instructions of the Agent.

34.25.2       The rights, powers and discretions conferred upon the Security Agent by this Agreement shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Security Agent by general law or otherwise. Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Agent in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent allowed by law, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.

34.26                 All enforcement action through the Security Agent

34.26.1       None of the other Finance Parties shall have any independent power to enforce any of those Security Documents which are executed in favour of the Security Agent only, or to exercise any rights, discretions or powers or to grant any consents or releases under or pursuant to such Security Documents or otherwise have direct recourse to the security and/or guarantees constituted by such Security Documents except through the Security Agent.

34.26.2       None of the other Finance Parties shall have any independent power to enforce any of those Security Documents which are executed in their favour or to exercise any rights, discretions or powers or to grant any consents or releases under or pursuant to such Security Documents or otherwise have direct recourse to the security and/or guarantees constituted by such Security Documents except with the prior written consent of the Agent (acting through the Security Agent and on the instructions of the Majority Lenders).  If any Finance Party (other than the Security Agent) is a party to any Security Document it shall promptly upon being requested by the Agent to do so grant a power of attorney or other sufficient authority to the Security Agent to enable the Security Agent to exercise any rights, discretions or powers or to grant any consents or releases under such Security Document.

34.27                 Co-operation to achieve agreed priorities of application

The other Finance Parties shall co-operate with each other and with the Security Agent and any receiver or administrator under the Security Documents in realising the property and assets subject to the Security Documents and in ensuring that the net proceeds realised under the Security Documents after deduction of the expenses of realisation are applied in accordance with clause 34.24 (Order of application).

34.28                 Indemnity from Trust Property

34.28.1       In respect of all liabilities, costs or expenses for which the Obligors are liable under this Agreement, the Security Agent and each Affiliate of the Security Agent and each officer or employee of the Security Agent or its Affiliate (each a Relevant Person) shall be entitled to be indemnified out of the Trust Property in respect of all liabilities, damages, costs, claims, charges or expenses whatsoever properly incurred or suffered by such Relevant Person:

(a)             in the execution or exercise or bona fide purported execution or exercise of the trusts, rights, powers, authorities, discretions and duties created or conferred by or pursuant to the Finance Documents;

(b)             as a result of any breach by an Obligor of any of its obligations under any Finance Document;

(c)              in respect of any Environmental Claim made or asserted against a Relevant Person which would not have arisen if the Finance Documents had not been executed; and

(d)             in respect of any matter or thing done or omitted in any way in accordance with the terms of the Finance Documents relating to the Trust Property or the provisions of any of the Finance Documents.

34.28.2       The rights conferred by this clause 34.28 are without prejudice to any right to indemnity by law given to trustees generally and to any provision of the Finance Documents entitling the Security Agent or any other person to an indemnity in respect of, and/or reimbursement of, any liabilities, costs or expenses incurred or suffered by it in connection with any of the Finance Documents or the performance of any duties under any of the Finance Documents.  Nothing contained in this clause 34.28 shall entitle the Security Agent or any other person to be indemnified in respect of any liabilities, damages, costs, claims, charges or expenses to the extent that the same arise from such person’s own gross negligence or wilful misconduct.

34.29                 Finance Parties to provide information

The other Finance Parties shall provide the Security Agent with such written information as it may reasonably require for the purposes of carrying out its duties and obligations under the Security Documents and, in particular, with such necessary directions in writing so as to enable the Security Agent to make the calculations and applications contemplated by clause 34.24 (Order of application) above and to apply amounts received under, and the proceeds of realisation of, the Security Documents as contemplated by the Security Documents, clause 37.5 (Partial payments) and clause 34.24 (Order of application).

34.30                 No Reliance on Security Agent

It is understood and agreed by each Finance Party (other than the Security Agent) that it has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigations into the financial condition, creditworthiness, condition, affairs, status and nature of each Obligor and, accordingly, each other Finance Party warrants to the Security Agent that it has not relied and will not hereafter rely on the Security Agent:

(a)             to check or enquire on its behalf into the adequacy, accuracy or completeness of any information provided to it by the Obligors or any other person in connection with any of the Finance Documents, the Charged Property or the transactions therein contemplated (whether or not such information has been or is hereafter circulated to such Finance Party by the Security Agent);

(b)             to check or enquire on its behalf into the adequacy, accuracy or completeness of any communication delivered to it under any of the Finance Documents, the Charged Property, any legal or other opinions, reports, valuations, certificates, appraisals or other documents delivered or made or required to be delivered or made at any time in connection with any of the Finance Documents, the Charged Property, any security to be constituted thereby or any other report or other document, statement or information circulated, delivered or made, whether orally or otherwise and whether before, on or after the date of this Agreement;

(c)              to check or enquire on its behalf into the due execution, delivery, validity, legality, adequacy, suitability, performance, enforceability or admissibility in evidence of any of the Finance Documents, the Charged Property or any other document referred to in paragraph (b) above or of any guarantee, indemnity or security given or created thereby or any obligations imposed thereby or assumed thereunder;

(d)             to check or enquire on its behalf into the ownership, value, existence or sufficiency of any Charged Property, the priority of any of the Security Interests, the right or title of any person in or to any property comprised therein or the existence of any encumbrance affecting the same; or

(e)              to assess or keep under review on its behalf the identity, financial condition, creditworthiness, condition, affairs, status or nature of any Obligor or other Group Member.

34.31                 Release to facilitate enforcement and realisation

Each Finance Party acknowledges that pursuant to any enforcement action by the Security Agent (or a Receiver) carried out on the instructions of the Agent it may be desirable for the purpose of such enforcement and/or maximising the realisation of the Charged Property being enforced against, that any rights or claims of or by the Security Agent (for the benefit of the Finance Parties) and/or any Finance Parties against any Obligor and/or any Security Interest over any assets of any Obligor (in each case) as contained in or created by any Finance Document, other than such rights or claims or security being enforced, be released in order to facilitate such enforcement action and/or realisation and, notwithstanding any other provision of the Finance Documents, each Finance Party hereby irrevocably authorises the Security Agent (acting on the instructions of the Agent) to grant any such releases to the extent necessary to fully effect such enforcement action and realisation including, without limitation, to the extent necessary for such purposes to execute release documents in the name of and on behalf of the Finance Parties. Where the relevant enforcement is by way of disposal of shares in a Borrower, the requisite release shall include releases of all claims (including under guarantees) of the Finance Parties and/or the Security Agent against that Borrower and of all Security Interests over the assets of that Borrower.

34.32                 Undertaking to pay

Each Obligor which is a Party undertakes with the Security Agent on behalf of the Finance Parties that it will, on demand by the Security Agent, pay to the Security Agent all money from time to time owing, and discharge all other obligations from time to time incurred, by it under or in connection with the Finance Documents.

34.33                 Additional trustees

The Security Agent shall have power by notice in writing to the other Finance Parties and the Borrowers to appoint any person approved by the Borrowers (such approval not to be unreasonably withheld or delayed) either to act as separate trustee or as co-trustee jointly with the Security Agent:

(a)             if the Security Agent reasonably considers such appointment to be in the best interests of the Finance Parties;

(b)             for the purpose of conforming with any legal requirement, restriction or condition in any jurisdiction in which any particular act is to be performed; or

(c)              for the purpose of obtaining a judgment in any jurisdiction or the enforcement in any jurisdiction against any person of a judgment already obtained,

and any person so appointed shall (subject to the provisions of this Agreement) have such rights (including as to reasonable remuneration), powers, duties and obligations as shall be conferred or imposed by the instrument of appointment.  The Security Agent shall have power to remove any person so appointed.  At the request of the Security Agent, the other parties to this Agreement shall forthwith execute all such documents and do all such things as may be required to perfect such appointment or removal and each such party irrevocably authorises the Security Agent in its name and on its behalf to do the same.  Such a person shall accede to this Agreement as a Security Agent to the extent necessary to carry out their role on terms satisfactory to the Security Agent and (subject always to the provisions of this Agreement) have such trusts, powers, authorities, liabilities and discretions (not exceeding those conferred on the Security Agent by this Agreement and the other Finance Documents) and such duties and obligations as shall be conferred or imposed by the instrument of appointment (being no less onerous than would have applied to the Security Agent but for the appointment).  The Security Agent shall not be bound to supervise, or be responsible for any loss incurred by reason of any act or omission of, any such person if the Security Agent shall have exercised reasonable care in the selection of such person.

34.34                 Non-recognition of trust

It is agreed by all the parties to this Agreement that:

(a)             in relation to any jurisdiction the courts of which would not recognise or give effect to the trusts expressed to be constituted by this clause 34, the relationship of the Security Agent and the other Finance Parties shall be construed as one of principal and agent, but to the extent permissible under the laws of such jurisdiction, all the other provisions of this Agreement shall have full force and effect between the parties to this Agreement; and

(b)             the provisions of this clause 34 insofar as they relate to the Security Agent in its capacity as trustee for the Finance Parties and the relationship between themselves and the Security Agent as their trustee may be amended by agreement between the other Finance Parties and the Security Agent.  The Security Agent may amend all documents necessary to effect the alteration of the relationship between the Security Agent and the other Finance Parties and each such other party irrevocably authorises the Security Agent in its name and on its behalf to execute all documents necessary to effect such amendments.

34.35                 Security Agent’s Ongoing Fees

34.35.1       The Borrowers shall pay to the Agent and the Security Agent certain fees in accordance with clause 11 (Fees).

34.35.2       If:

(a)             a Default has occurred; or

(b)             the Security Agent considers it expedient and/or necessary or is requested by the Borrowers or any Finance Party or group of Finance Parties to undertake duties which the Security Agent considers to be of an exceptional nature and/or outside the scope of the normal duties of the Security Agent under the Finance Documents (which for the avoidance of doubt shall include any amendments to the Finance Documents and the time incurred in relation thereto), the Borrowers shall pay to the Security Agent any additional remuneration (together with any applicable taxes thereon) which shall be calculated by reference to its hourly rates in force from time to time.

34.36                 Insurance by Security Agent

Where the Security Agent is named on any insurance policy (including the Insurances) as an insured party and/or loss payee, the Security Agent shall not be responsible for any loss which may be suffered by reason of, directly or indirectly, its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless the Agent shall have requested it to do so in writing and the Security Agent shall have failed to do so within 14 days after receipt of that request. The Security Agent shall have no obligation to, nor any liability for any failure to, insure any of the Charged Property.

34.37                 Custodians and nominees

The Security Agent may (to the extent legally permitted) appoint and pay any person to act as a custodian or nominee on any terms in relation to any assets of the trust as the Security Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.

34.38                 Acceptance of title

The Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that any of the Obligors have to any of the Charged Property and shall not be liable for or bound to require any Debtor to remedy any defect in its right or title.

34.39                 Refrain from illegality

Notwithstanding anything to the contrary expressed or implied in the Finance Documents, the Security Agent may refrain from doing anything which in its opinion will or may be contrary to any relevant law, directive or regulation of any applicable jurisdiction and the Security Agent may do anything which is, in its opinion, necessary to comply with any such law, directive or regulation.

34.40                 Interest on Demand

If the Borrowers fail to pay any amount payable by them to the Security Agent under this Agreement on its due date, interest shall accrue on the overdue amount (and be compounded with it) from the due date up to the date of actual payment (both before and after judgment and to the extent interest at a default rate is not otherwise being paid on such sum) at the rate which is two per cent. (2%) per annum over the rate at which the Security Agent was being offered, by prime banks in the London interbank market, deposits in an amount comparable to the unpaid amounts in the currencies of those amounts for such period(s) as the Security Agent may from time to time select.

34.41                 Release of Security

If the Agent, with the approval of all the other Finance Parties, shall determine that all of the amounts owing under the Finance Documents and all other obligations the discharge of which is secured by any of the Security Documents have been fully and finally discharged and none of the Finance Parties is under any commitment, obligation or liability (whether actual or contingent) to make advances or provide other financial accommodation to the Borrowers under or pursuant to this Agreement or any other Finance Document, the trusts herein set out shall be wound up and the Security Agent shall, at the request and cost of the Borrowers and acting on the instructions of the Agent, release, without recourse or warranty, all of the security then held by it, whereupon the Security Agent, the Agent, the Hedging Providers, the Lenders and the Obligors shall be released from their obligations hereunder (save for those which arose prior to such winding up).

35                                  Conduct of business by the Finance Parties

35.1                        Finance Parties tax affairs

No provision of this Agreement will:

(a)             interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)             oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)              oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

35.2                        Finance Parties acting together

Notwithstanding clause 2.2 (Finance Parties’ rights and obligations), if the Agent makes a declaration under clause 30.23 (Acceleration) the Agent shall, in the names of all the Finance Parties, take such action on behalf of the Finance Parties and conduct such negotiations with the Borrowers and any Group Members and generally administer the Facility in accordance with the wishes of the Majority Lenders.  All the Finance Parties shall be bound by the provisions of this clause and no Finance Party shall be entitled to take action independently against any Obligor or any of its assets without the prior consent of the Majority Lenders.

This clause shall not override clause 34 (Roles of Agent, Security Agent and Arranger) as it applies to the Security Agent.

35.3                        Majority Lenders

35.3.1              Where any Finance Document provides for any matter to be determined by reference to the opinion of, or to be subject to the consent, approval or request of, the Majority Lenders or for any action to be taken on the instructions of the Majority Lenders (a majority decision), such majority decision shall (as between the Lenders) only be regarded as having been validly given or issued by the Majority Lenders if all the Lenders shall have received prior notice of the matter on which such majority decision is required and the relevant majority of Lenders shall have given or issued such majority decision. However (as between any Obligor and the Finance Parties) the relevant Obligor shall be entitled (and bound) to assume that such notice shall have been duly received by each Lender and that the relevant majority shall have been obtained to constitute Majority Lenders when notified to this effect by the Agent whether or not this is the case.

35.3.2              If, within ten Business Days of the Agent despatching to each Lender a notice requesting instructions (or confirmation of instructions) from the Lenders or the agreement of the Lenders to any amendment, modification, waiver, variation or excuse of performance for the purposes of, or in relation to, any of the Finance Documents, the Agent has not received a reply specifically giving or confirming or refusing to give or confirm the relevant instructions or, as the case may be, approving or refusing to approve the proposed amendment, modification, waiver, variation or excuse of performance, then (irrespective of whether such Lender responds at a later date) the Agent shall treat any Lender which has not so responded as having indicated a desire to be bound by the wishes of 66 2/3 per cent. of those Lenders (measured in terms of the total Commitments of those Lenders) which have so responded.

35.3.3              For the purposes of clause 35.3.2, any Lender which notifies the Agent of a wish or intention to abstain on any particular issue shall be treated as if it had not responded.

35.3.4              Clauses 35.3.2 and 35.3.3 shall not apply in relation to those matters referred to in, or the subject of, clause 43.2 (Exceptions).

35.4                        Conflicts

35.4.1              Each Borrower acknowledges that the Arranger and its parent undertaking, subsidiary undertakings and fellow subsidiary undertakings (together an Arranger Group) may be providing debt finance, equity capital or other services (including financial advisory services) to other persons with which the Borrowers may have conflicting interests in respect of the Facility or otherwise.

35.4.2              No member of an Arranger Group shall use confidential information gained from any Obligor by virtue of the Facility or its relationships with any Obligor in connection with their performance of services for other persons.  This shall not, however, affect any obligations that any member of an Arranger Group has as Agent in respect of the Finance Documents.  The Borrowers also acknowledge that no member of an Arranger Group has any obligation to use or furnish to any Obligor information obtained from other persons for their benefit.

35.4.3              The terms parent undertaking, subsidiary undertaking and fellow subsidiary undertaking when used in this clause have the meaning given to them in sections 1161 and 1162 of the Companies Act 2006.

36                                  Sharing among the Finance Parties

36.1                        Payments to Finance Parties

If a Finance Party (a Recovering Finance Party) receives or recovers any amount from an Obligor other than in accordance with clause 37 (Payment mechanics) (a Recovered Amount) and applies that amount to a payment due under the Finance Documents then:

(a)             the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)             the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with clause 37 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)              the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with clause 37.5 (Partial payments).

36.2                        Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the Sharing Finance Parties) in accordance with clause 37.5 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

36.3                        Recovering Finance Party’s rights

On a distribution by the Agent under clause 36.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

36.4                        Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)             each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the Redistributed Amount); and

(b)             as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

36.5                        Exceptions

36.5.1              This clause 36 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this clause, have a valid and enforceable claim against the relevant Obligor.

36.5.2              A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings in accordance with the terms of this Agreement, if:

(a)             it notified that other Finance Party of the legal or arbitration proceedings; and

(b)             the taking legal or arbitration proceedings was in accordance with the terms of this Agreement; and

that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11 - ADMINISTRATION

37                                  Payment mechanics

37.1                        Payments to the Agent

37.1.1              On each date on which an Obligor or a Lender is required to make a payment under a Finance Document (other than a Hedging Contract), that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

37.1.2              Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London as specified by the Agent) with such bank as the Agent, in each case specifies.

37.2                        Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to clause 37.3 (Distributions to an Obligor) and clause 37.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London as specified by that Party).

37.3                        Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with clause 38 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

37.4                        Clawback

37.4.1              Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

37.4.2              If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

37.5                        Partial payments

37.5.1              If the Agent receives a payment for application against amounts due under the Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:

(a)             first, in or towards payment pro rata of any unpaid fees, costs and expenses (ignoring any fees payable under clause 11 (Fees)) of the Agent, the Security Agent or the Arranger under those Finance Documents;

(b)             secondly, in or towards payment to the Lenders pro rata of any amount owing to the Lenders under clause 34.11 (Lenders’ indemnity to the Agent) including any amount resulting from the indemnity to the Security Agent under clause 34.22.1 (Application of certain clauses to Security Agent);

(c)              thirdly, in or towards payment to the Lenders pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents;

(d)             fourthly, in or towards payment to the Lenders pro rata of any principal which is due but unpaid under those Finance Documents;

(e)              fifthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents (other than the Hedging Contracts); and

(f)               sixthly, in or towards payment to the Hedging Providers pro rata of any net amounts due to them but unpaid under the Hedging Contracts.

37.5.2              The Agent shall, if so directed by all the Lenders and the Hedging Providers, vary the order set out in paragraphs (b) to (d) of clause 37.5.1.

37.5.3              Clauses 37.5.1 and 37.5.2 above will override any appropriation made by an Obligor.

37.6                        No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

37.7                        Business Days

37.7.1              Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

37.7.2              During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

37.8                        Payments on demand

For the purposes of clause 30.1 (Non-payment) and subject to the Agent’s right to demand interest under clause 8.3 (Default interest), payments on demand shall be treated as paid when due if paid within three Business Days of demand.

37.9                        Currency of account

37.9.1              Subject to clauses 37.9.2 to 37.9.3, dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

37.9.2              A repayment of all or part of the Advances or an Unpaid Sum and each payment of interest shall be made in dollars on its due date.

37.9.3              Each payment in respect of the amount of any costs, expenses or Taxes or other losses shall be made in dollars and, if they were incurred in a currency other than dollars, the amount payable under the Finance Documents shall be the equivalent in dollars of the relevant amount in such other currency on the date on which it was incurred.

37.9.4              All moneys received or held by the Security Agent or by a Receiver under a Security Document in a currency other than dollars may be sold for dollars and the Obligor which executed that Security Document shall indemnify the Security Agent against the full cost in relation to the sale.

Neither the Security Agent nor such Receiver will have any liability to that Obligor in respect of any loss resulting from any fluctuation in exchange rates after the sale.

37.10                 Change of currency

37.10.1       Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(a)             any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrowers); and

(b)             any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

37.10.2       If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrowers) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the London interbank market and otherwise to reflect the change in currency.

37.11                 Disruption to Payment Systems etc.

If either the Agent determines (in its discretion) that a Payment Disruption Event has occurred or the Agent is notified by the Borrowers that a Payment Disruption Event has occurred:

(a)             the Agent may, and shall if requested to do so by the Borrowers, consult with the Borrowers with a view to agreeing with the Borrowers such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)             the Agent shall not be obliged to consult with the Borrowers in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)              the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)             any such changes agreed upon by the Agent and the Borrowers shall (whether or not it is finally determined that a Payment Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of clause 43 (Amendments and grant of waivers);

(e)              the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this clause 37.11; and

(f)               the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

38                                  Set-off

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the

Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. For the purpose of this clause the term “Finance Party” includes each of the relevant Finance Party’s holding companies and subsidiaries and each subsidiary of the relevant Finance Party’s holding companies (as defined in the Companies Act 2006).

39                                  Notices

39.1                        Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

39.2                        Addresses

The address, and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Obligor or Finance Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)             in the case of any Obligor which is a Party, that identified with its name in Schedule 1 (The original parties);

(b)             in the case of any Obligor which is not a Party, that identified in any Finance Document to which it is a party;

(c)              in the case of the Security Agent, the Agent and any other original Finance Party that identified with its name in Schedule 1 (The original parties); and

(d)             in the case of each Lender or other Finance Party, that notified in writing to the Agent on or prior to the date on which it becomes a Party in the relevant capacity,

or, in each case, any substitute address, fax number, or department or officer as an Obligor or Finance Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

39.3                        Delivery

39.3.1              Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(a)             if by way of fax, when received in legible form; or

(b)             if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under clause 39.2 (Addresses), if addressed to that department or officer.

39.3.2              Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or the Security Agent and then only if it is expressly marked for the attention of the department or officer identified in Schedule 1 (The original parties) (or any substitute department or officer as the Agent or the Security Agent shall specify for this purpose).

39.3.3              All notices from or to an Obligor shall be sent through the Agent.

39.3.4              Any communication or document made or delivered to the Borrowers in accordance with this clause will be deemed to have been made or delivered to each of the Obligors.

39.4                        Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to clause 39.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

39.5                        Electronic communication

39.5.1              Any communication to be made between the Agent and a Lender a Hedging Provider or an Obligor under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including by way of the Agent’s Intralinks or Debtdomain system or other Designated Website, as defined in and pursuant to, clause 19.9 (Use of websites)), if the Agent and the relevant Lender, Hedging Provider or Obligor:

(a)             agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(b)             notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(c)              notify each other of any change to their address or any other such information supplied by them.

39.5.2              Any electronic communication made between the Agent and a Lender or a Hedging Provider or an Obligor will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender or a Hedging Provider or an Obligor to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

39.5.3              All Lenders, Hedging Providers and Obligors confirm that they have consented to the use of the Agent’s Intralinks or Debtdomain systems as an accepted method of communication under or in connection with the Finance Documents and agree that the Intralinks or Debtdomain system will be the primary method of communication between the Agent, the Lenders, a Hedging Provider or the Obligors. The Lenders, the Hedging Providers and the Obligors acknowledge that a communication via Intralinks or Debtdomain will be effective once the communication is posted to Intralinks or Debtdomain by the Agent.

39.6                        English language

39.6.1              Any notice given under or in connection with any Finance Document shall be in English.

39.6.2              All other documents provided under or in connection with any Finance Document shall be:

(a)             in English; or

(b)             if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

40                                  Calculations and certificates

40.1                        Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

40.2                        Certificates and determinations

Any certification or determination by the Agent of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

40.3                        Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Interbank Market differs, in accordance with that market practice.

41                                  Partial invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

42                                  Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in the Finance Documents are cumulative and not exclusive of any rights or remedies provided by law.

43                                  Amendments and grant of waivers

43.1                        Required consents

43.1.1              Subject to clause 43.2 (Exceptions), any term of the Finance Documents may be amended or waived with the consent of the Agent (acting on the instructions of the Majority Lenders and, if it affects the rights and obligations of the Security Agent or the Agent, the consent of the Agent or the Security Agent) and any such amendment or waiver agreed or given by the Agent will be binding on the other Finance Parties.

43.1.2              The Agent may (or, in the case of the Security Documents, instruct the Security Agent to) effect, on behalf of any Finance Party, any amendment or waiver permitted by this clause.

43.2                        Exceptions

43.2.1              No amendment or waiver may be made before the date falling ten (10) Business Days after the terms of that amendment or waiver have been notified by the Agent to the Lenders, unless each Lender is a FATCA Protected Lender. The Agent shall notify the Lenders reasonably promptly of any amendments or waivers proposed by the Borrowers.

43.2.2              Without prejudice to the generality of sub- clauses 34.7.3, 34.7.4 and 34.7.5 of clause 34.7 (Rights and discretions of Agent), the Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any amendment, waiver or consent under this Agreement.

43.2.3              Each Obligor agrees to any such amendment or waiver permitted by this clause 43 which is agreed to by the Borrowers. This includes any amendment or waiver which would, but for this clause 43.2.3, require the consent of the Guarantor.

43.3                        All Lenders matters

43.3.1              An amendment, waiver or discharge or release or a consent of, or in relation to, the terms of any Finance Document that has the effect of changing or which relates to:

(a)             the definition of “Majority Lenders” in clause 1.1 (Definitions);

(b)             the definition of “Last Availability Date” in clause 1.1 (Definitions);

(c)              an extension to the date of payment of any amount under the Finance Documents;

(d)             a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable or the rate at which they are calculated;

(e)              an increase in, or an extension of, any Commitment or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders pro rata under the Facility;

(f)               a change to the Borrowers or any other Obligor;

(g)              any provision which expressly requires the consent or approval of all the Lenders;

(h)             clause 2.2 (Finance Parties’ rights and obligations), clause 32 (Changes to the Lenders), clause 36.1 (Payments to Finance Parties), clause 46 (Governing law), clause 47 (Enforcement) or this clause 43;

(i)                 the order of distribution under clause 37.5 (Partial payments);

(j)                the order of distribution under clause 34.24 (Order of application);

(k)             the currency in which any amount is payable under any Finance Document;

(l)                 the nature or scope of the Charged Property or the manner in which the proceeds of enforcement of the Security Documents are distributed;

(m)         the nature or scope of the guarantee and indemnity granted under clause 17 (Guarantee and Indemnity); or

(n)             the circumstances in which the security constituted by the Security Documents are permitted or required to be released under any of the Finance Documents,

shall not be made without the prior consent of all the Lenders.

43.3.2              Amendments to or waivers in respect of a Hedging Contract may only be agreed by the relevant Hedging Provider who is a party to such Hedging Contract.

43.3.3              If the Agent or a Lender reasonably believes that an amendment or waiver to any term of this Agreement, may constitute a “material modification” for the purposes of FATCA that may result (directly or indirectly) in a Party being required to make a FATCA Deduction and the Agent or that Lender (as the case may be) notifies the Borrowers and the Agent accordingly, that amendment or waiver may, subject to paragraph (ii) below, not be effected without the consent of the Agent or that Lender (as the case may be). The consent of a Lender shall not be required pursuant to this clause if that Lender is a FATCA Protected Lender.

43.3.4              An amendment or waiver which relates to the rights or obligations of the Agent, the Security Agent or the Arranger in their respective capacities as such (and not just as a Lender) may not be effected without the consent of the Agent, Security Agent or the Arranger (as the case may be).

43.3.5              Notwithstanding clauses 43.1 (Required consents) and 43.3.1 to 43.3.4 (inclusive), the Agent may make technical amendments to the Finance Documents arising out of manifest errors on the face of the Finance Documents, where such amendments would not prejudice or otherwise be adverse to the interests of any Finance Party without any reference or consent of the Finance Parties.

43.4                        Disenfranchisement of Defaulting Lenders

43.4.1              For so long as a Defaulting Lender has any Commitment, in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitment has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender’s Commitment will be reduced by the amount of its Commitment.

43.4.2              For the purposes of this clause 43.4, the Agent may assume that the following Lenders are Defaulting Lenders:

(a)             any Lender which has notified the Agent that it has become a Defaulting Lender; and

(b)             any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of Defaulting Lender has occurred, unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

43.5                        Replacement of a Defaulting Lender

43.5.1              The Borrowers may, at any time a Lender has become and continues to be a Defaulting Lender, by giving 10 Business Days’ prior written notice to the Agent and such Lender replace such Lender by requiring such Lender to (and, to the extent permitted by law such Lender shall) transfer pursuant to clause 32 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a Replacement Lender) selected by the Borrowers, and which is acceptable to the Agent (acting reasonably) and which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender’s participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents (or at any other purchase price approved by all of the other Lenders who are not Defaulting Lenders at the time).

43.5.2              Any transfer of rights and obligations of a Defaulting Lender pursuant to this clause shall be subject to the following conditions:

(a)             the Borrowers shall have no right to replace the Agent or Security Agent;

(b)             neither the Agent nor the Defaulting Lender shall have any obligation to the Borrowers to find a Replacement Lender;

(c)              the transfer must take place no later than 20 Business Days after the notice referred to in clause 43.5.1 above; and

(d)             in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.

43.6                        Releases

Except with the approval of all the Lenders or as is expressly permitted or required by the Finance Documents, the Agent shall not have authority to authorise the Security Agent to release:

(a)             any Charged Property from the security constituted by any Security Document; or

(b)             any Obligor from any of its guarantee or other obligations under any Finance Document.

44                                  Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

45                                  Confidentiality

45.1                        Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by clause 45.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

45.2                        Disclosure of Confidential Information

Any Finance Party may disclose (without the consent of the Obligors) to any of its Affiliates, employees (including service and settlement employees) or any of its employees, officers, directors, representatives or advisers, and to any other person:

(a)             in the case of a Lender, to (or through) whom that Lender assigns (or may potentially assign) all or any of its rights and obligations under the Finance Documents;

(b)             in the case of a Lender, to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to clause 32.7 (Security over Lenders’ rights);

(c)              in the case of a Lender, with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Finance Documents or any Obligor;

(d)             to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation;

(e)              in order to preserve or enforce any rights any Finance Party may have under the Security Documents;

(f)               which is a rating agency (including its professional advisers) or such Finance Party’s professional advisers (including auditors, lawyers, accountants, surveyors, valuers, insurers, insurance advisors and brokers); or

(g)              in the case of the Security Agent, in the course of the performance of its functions under the Finance Documents,

any information about any Obligor, the Group and the Finance Documents as that Finance Party shall consider appropriate; and any Finance Party may disclose (with the consent of the Borrowers) to any other person not included in paragraphs (a) - (f) above, any information about any Obligor, the Group and the Finance Documents as that Finance Party shall consider appropriate.

45.3                        Disclosure to numbering service providers

45.3.1              Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

(a)             names of Obligors;

(b)             country of domicile of Obligors;

(c)              place of incorporation of Obligors;

(d)             date of this Agreement;

(e)              clause 46 (Governing law);

(f)               the names of the Agent and the Arranger;

(g)              date of each amendment and restatement of this Agreement;

(h)             amount of Total Commitments;

(i)                 currency of the Facility;

(j)                type of the Facility;

(k)             ranking of the Facility;

(l)                 the term of the Facility;

(m)         changes to any of the information previously supplied pursuant to paragraphs (a) to (l) above; and

(n)             such other information agreed between such Finance Party and the Borrowers,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

45.3.2              The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

45.3.3              The Borrowers represent that none of the information set out in clauses 45.3.1(a) to (m) above is, nor will at any time be, unpublished price-sensitive information.

45.3.4              The Agent shall notify the Borrowers and the other Finance Parties of:

(a)             the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facility and/or one or more Obligors; and

(b)             the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.

45.4                        Entire agreement

This clause 45 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

45.5                        Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

45.6                        Continuing obligations

The obligations in this clause 45 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)             the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)             the date on which such Finance Party otherwise ceases to be a Finance Party.

SECTION 12 - GOVERNING LAW AND ENFORCEMENT

46                                  Governing law

This Agreement and any non-contractual obligations connected with it are governed by English law.

47                                  Enforcement

47.1                        Jurisdiction of English courts

47.1.1              The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement or any non-contractual obligations connected with it (including a dispute regarding the existence, validity or termination of this Agreement) (a Dispute).

47.1.2              The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

47.1.3              This clause 47.1 is for the benefit of the Finance Parties only.  As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

47.2                        Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor which is a Party:

(a)             irrevocably appoints the person named in Schedule 1 (The original parties) as that Obligor’s English process agent as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document;

(b)             agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned; and

(c)              if any person appointed as process agent for an Obligor is unable for any reason to act as agent for service of process, that Obligor must immediately (and in any event within ten days of such event taking place) appoint another agent on terms acceptable to the Agent.  Failing this, the Agent may appoint another agent for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1
The original parties

Borrowers

Name:	Q Deb Shipping Ltd.
Jurisdiction of incorporation	Republic of the Marshall Islands
Registration number (or equivalent, if any)	57122
English process agent (if not incorporated in England)	Hill Dickinson Service (London) Limited, Irongate House, 22-30 Duke’s Place, London EC3A 7HX, England
Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, the Marshall Islands
Address for service of notices	c/o Quintana Ship Management Ltd. 5 Xenias Street 145 62 Kifissia Greece

Name:	Q Sue Shipping Ltd.
Jurisdiction of incorporation	Republic of the Marshall Islands
Registration number (or equivalent, if any)	57119
English process agent (if not incorporated in England)	Hill Dickinson Service (London) Limited, Irongate House, 22-30 Duke’s Place, London EC3A 7HX, England
Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, the Marshall Islands
Address for service of notices	c/o Quintana Ship Management Ltd. 5 Xenias Street 145 62 Kifissia Greece

Guarantor

Name:	Quintana Shipping Ltd.
Jurisdiction of incorporation	Republic of the Marshall Islands
Registration number (or equivalent, if any)	43814
English process agent (if not incorporated in England)	Hill Dickinson Service (London) Limited, Irongate House, 22-30 Duke’s Place, London EC3A 7HX, England
Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, the Marshall Islands
Address for service of notices	c/o Quintana Ship Management Ltd. 5 Xenias Street 145 62 Kifissia Greece

The Original Lenders

Name	Nordea Bank Finland Plc, London Branch
Commitment $	39,000,000
TOTAL	39,000,000

The Agent

Name	Nordea Bank Finland Plc, London Branch
Facility Office, address, fax number and attention details for notices and account details for payments	Address: 8th Floor, City Place House, 55 Basinghall Street, London EC2V 5NB, England Telephone: +44 20 7726 9000 Telefax: +44 20 7726 9188 and +44 20 7726 9107 E-mail: custody.settlement.fi@nordea.com

The Security Agent

Name	Nordea Bank Finland Plc, London Branch
Facility Office, address, fax number and attention details for notices and account details for payments	Address: 8th Floor, City Place House, 55 Basinghall Street, London EC2V 5NB, England Telephone: +44 20 7726 9000 Telefax: +44 20 7726 9188 and +44 20 7726 9107 E-mail: custody.settlement.fi@nordea.com

The Original Hedging Providers

Name	Nordea Bank Finland Plc
Facility Office, address, fax number and attention details for notices and account details for payments	Address: 2747 Settlement Services, FI-00020 Nordea, Helsinki, Finland Telephone: +358 9 165 59820 Telefax: +358 9 165 59311

The Arranger

Name	Nordea Bank Finland Plc, London Branch
Facility Office, address, fax number and attention details for notices and account details for payments	Address: 8th Floor, City Place House, 55 Basinghall Street, London EC2V 5NB, England Telephone: +44 20 7726 9000 Telefax: +44 20 7726 9188 and +44 20 7726 9107 E-mail: custody.settlement.fi@nordea.com

The Bookrunner

Name	Nordea Bank Finland Plc, London Branch
Facility Office, address, fax number and attention details for notices and account details for payments	Address: 8th Floor, City Place House, 55 Basinghall Street, London EC2V 5NB, England Telephone: +44 20 7726 9000 Telefax: +44 20 7726 9188 and +44 20 7726 9107 E-mail: custody.settlement.fi@nordea.com

Schedule 2
Ship information

Hull No. S819

Owner:	Q Deb Shipping Ltd.

Builder:	Sasebo Heavy Industries Co., Ltd. of 31-1 Nihonbashihamacho 2-chome, Chuo-ku, Tokyo, 103 0007, Japan

Seller

Lavender Maritime S.A. registered at Microjacket 275739, Roll 39479, Image 64 of the Public Registry Office of Panama with registered agents Morgan & Morgan with offices at 53rd Street, Urbanizacion Obarrio, MMG Tower, 16th Floor, Panama, Republic of Panama

Hull Number	S819

Scheduled Delivery Date:	Q4 2013

Date and description of Contract:

The “shipsales contract” dated 22 October 2012, made between the Seller and Q Deb Shipping Ltd. as the same may be amended and/or supplemented from time to time, relating to the construction by the Builder and the sale by the Seller, and the purchase by the Q Deb Shipping Ltd., of the said Hull No. S819 at the Builder’s yard.

Contract Price:	$31,600,000

Ship Commitment:	$19,500,000

Flag State	The Republic of the Marshall Islands

Classification:	ABS; +A1, , Bulk Carrier, CSR, AB-CM, BC-A{Holds 2, 4 and 6 may be empty}, GRAB (20), CPS, ESP, PMA, +AMS, +ACCU, TCM, RW, GP, POT.

Classification Society:	American Bureau of Shipping

Major Casualty Amount	$1,000,000

Hull No. S818

Owner:	Q Sue Shipping Ltd.

Builder:	Sasebo Heavy Industries Co., Ltd. of 31-1 Nihonbashihamacho 2-chome, Chuo-ku, Tokyo, 103 0007, Japan

Seller

Lavender Maritime S.A. registered at Microjacket 275739, Roll 39479, Image 64 of the Public Registry Office of Panama with registered agents Morgan & Morgan with offices at 53rd Street, Urbanizacion Obarrio, MMG Tower, 16th Floor, Panama, Republic of Panama

Hull Number	S818

Scheduled Delivery Date:	Q4 2013

Date and description of Contract:

The “shipsales contract” dated 22 October 2012, made between the Seller and Q Sue Shipping Ltd. as the same may be amended and/or supplemented from time to time, relating to the construction by the Builder and the sale by the Seller, and the purchase by the Q Sue Shipping Ltd., of the said Hull No. S818 at the Builder’s yard.

Contract Price:	$31,600,000

Ship Commitment:	$19,500,000

Flag State	The Republic of the Marshall Islands

Classification:	ABS; +A1, , Bulk Carrier, CSR, AB-CM, BC-A{Holds 2, 4 and 6 may be empty}, GRAB (20), CPS, ESP, PMA, +AMS, +ACCU, TCM, RW, GP, POT.

Classification Society:	American Bureau of Shipping

Major Casualty Amount	$1,000,000

Schedule 3
Conditions precedent

Part 1

Conditions precedent to any Utilisation

1                               Original Obligors’ corporate documents

(a)                       A copy of the Constitutional Documents of each Original Obligor.

(b)                       A copy of a resolution of the board of directors of each Original Obligor (or any committee of such board empowered to approve and authorise the following matters):

(i)                          approving the terms of, and the transactions contemplated by, the Finance Documents, any Contract or any Charter (Relevant Documents) to which it is a party and resolving that it execute the Relevant Documents;

(ii)                       authorising a specified person or persons to execute the Relevant Documents on its behalf; and

(iii)                    authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Relevant Documents to which it is a party.

(c)                        If applicable, a copy of a resolution of the board of directors of the relevant company, establishing any committee referred to in paragraph (b) above and conferring authority on that committee.

(d)                       A certified copy of the passport of each person authorised by the resolution referred to in paragraph (b) above.

(e)                        (If required by the Agent) a copy of a resolution signed by all the holders of the issued shares in each Original Obligor, approving the terms of, and the transactions contemplated by, the Relevant Documents to which such Obligor is a party.

(f)                         A certificate of the Guarantor (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on any Original Obligor to be exceeded.

(g)                        A copy of any power of attorney under which any person is to execute any of the Relevant Documents on behalf of any Original Obligor.

(h)                       A certificate of an authorised signatory of the relevant Original Obligor certifying that each copy document relating to it specified in this Part of this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement and that any such resolutions or power of attorney have not been revoked.

2                               Structure of the Borrowers and Owners

Evidence in form and substance satisfactory to the Agent of each Borrower’s, the Guarantor’s and the Group’s ownership and financial structure, including written evidence of the identity of the Permitted Holders.

3                               Legal opinions

(a)                       A legal opinion of Norton Rose Fulbright Greece, addressed to the Arranger, the Security Agent and the Agent on matters of English law, substantially in the form approved by the Agent.

(b)                       A legal opinion of the legal advisers to the Arranger, the Security Agent and the Agent in each jurisdiction in which an Obligor is incorporated substantially in the form approved by the Agent.

4                              Other documents and evidence

(a)                       Evidence that any process agent referred to in clause 47.2 (Service of process) or any equivalent provision of any other Finance Document entered into on or before the first Utilisation Date, if not an Original Obligor, has accepted its appointment.

(b)                       A copy of any other authorisation or other document, opinion or assurance which the Agent (acting on the instructions of the Majority Lenders) considers to be necessary or desirable (if it has notified the Borrowers accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(c)                        The Original Financial Statements.

(d)                       Any Fee Letters duly executed and evidence that the fees, commissions, costs and expenses then due from the Borrowers pursuant to clause 11 (Fees) and clause 16 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

5                               Bank Accounts

Evidence that any Account required to be established under clause 27 (Bank accounts) has been opened and established, that any Account Security in respect of each such Account has been executed and delivered by the relevant Account Holder(s) in favour of the Security Agent and/or any of the other Finance Parties and that any notice required to be given to an Account Bank under that Account Security has been given to it and acknowledged by it in the manner required by that Account Security and that an amount has been credited to it.

6                               Contracts

The original and a copy, certified by an approved person to be a true and complete copy, of the Contract for each Ship.

7                               “Know your customer” information

Such documentation and information as any Finance Party may reasonably request through the Agent or as the Security Agent may reasonably require (including specimen signatures) to comply with “know your customer” or similar identification procedures under all laws and regulations applicable to that Finance Party.

8                               Share Security

The Share Security in respect of each Borrower duly executed by the Guarantor together with all letters, transfers, certificates and other documents required to be delivered under each such Share Security.

Part 2

Conditions precedent on Delivery

1                               Corporate documents

(a)                       A certificate of an authorised signatory of the relevant Owner certifying that each copy document relating to it specified in Part 1 of this Schedule remains correct, complete and in full force and effect as at a date no earlier than a date approved for this purpose and that any resolutions or power of attorney referred to in Part 1 of this Schedule in relation to it have not been revoked or amended.

(b)                       A certificate of an authorised signatory of each other Obligor which is party to any of the Original Security Documents required to be executed at or before Delivery of the Ship certifying that each copy document relating to it specified in Part 1 of this Schedule remains correct, complete and in full force and effect as at a date no earlier than a date approved for this purpose and that any resolutions or power of attorney referred to in Part 1 of this Schedule in relation to it have not been revoked or amended.

2                               Security

(a)                       The Mortgage and Deed of Covenant or General Assignment in respect of the relevant Ship.

(b)                       If the relevant Ship is subject to a Charter on the Utilisation Date, a Charter Assignment in respect of that Charter.

(c)                        Any Manager’s Undertaking required at Delivery pursuant to the Finance Documents duly executed by the relevant Manager of the relevant Ship.

(d)                       Any Management Agreement Assignment in respect of the Management Agreement of the relevant Ship.

(e)                        Duly executed notices of assignment and acknowledgements of those notices as required by any of the above Security Documents or this Agreement.

3                               Delivery and registration of Ship

Evidence that the relevant Ship:

(a)             is legally and beneficially owned by the relevant Owner and registered in the name of the relevant Owner free from any Security Interests (other than Security Interests created under the Finance Documents) through the relevant Registry as a ship under the laws and flag of the relevant Flag State;

(b)             is classed with the relevant Classification free of all requirements and recommendations of the relevant Classification Society;

(c)              is insured in the manner required by the Finance Documents; and

(d)             is free of any other charter commitment which would require approval under the Finance Documents.

4                               Mortgage registration

Evidence that the Mortgage in respect of the relevant Ship has been registered against the relevant Ship through the relevant Registry under the laws and flag of the relevant Flag State.

5                               Insurance

In relation to the relevant Ship’s Insurances:

(a)                       an opinion from insurance consultants appointed by the Agent on such Insurances;

(b)                       evidence that such Insurances have been placed in accordance with clause 24 (Insurance); and

(c)                        evidence that approved brokers, insurers and/or associations have issued or will issue letters of undertaking in favour of the Security Agent in an approved form in relation to the Insurances.

6                               ISM and ISPS Code

Copies of:

(a)                       the document of compliance issued in accordance with the ISM Code to the person who is the operator of the relevant Ship for the purposes of that code;

(b)                       the safety management certificate in respect of the relevant Ship issued in accordance with the ISM Code (or evidence that such certificate is to be issued shortly after Delivery of the relevant Ship);

(c)                        the international ship security certificate in respect of the relevant Ship issued under the ISPS Code (or evidence that such certificate is to be issued shortly after Delivery of the relevant Ship);

(d)                       if so requested by the Agent, any other certificates issued under any applicable code required to be observed by the relevant Ship or in relation to its operation under any applicable law.

7                              Value of security

Valuations (dated not more than 15 days before the relevant Utilisation Date) of (i) the relevant Ship obtained in accordance with clause 25 (Minimum security value) and (ii) if the relevant Utilisation is the second Utilisation to be made, also of the other Mortgaged Ship, each prepared by two (2) Approved Brokers, made on the basis of, and in accordance with, clause 25 (Minimum security value), in each case made at the cost and expense of the Borrowers.

8                               Fees and expenses

Evidence that the fees, commissions, costs and expenses that are due from the Borrowers pursuant to clause 11 (Fees) and clause 16 (Costs and expenses) have been paid or will be paid by the relevant Utilisation Date.

9                               Environmental matters

Copies of the relevant Ship’s certificate of financial responsibility and vessel response plan required under United States law and evidence of their approval by the appropriate United States government entity and (if requested by the Agent) an environmental report in respect of the relevant Ship from an approved person.

10                        Management Agreement

Where a manager has been approved in accordance with clause 22.3 (Manager), a copy, certified by an approved person to be a true and complete copy, of the Management Agreement in respect of the relevant Ship.

11                        Delivery

Evidence that the relevant Ship has been delivered to, and accepted by, the relevant Owner under the Contract, that the relevant Contract Price has been paid in full (or will be paid forthwith upon release of the proceeds of the relevant Utilisation), that the title of the Seller to the Ship has been deleted from the current registry of ships (or that the Seller did not previously register its title with any registry), and that any builder’s certificate, the bill of sale, the protocol of delivery and acceptance and any other documents to be delivered and exchanged between the parties under the Contract of the relevant Ship upon its Delivery, have been duly executed and delivered and exchanged between them in form and substance satisfactory the Agent.

12                        Legal Opinions

A legal opinion of the legal advisers to the Arranger, the Security Agent and the Agent in England and also in each jurisdiction in which an Obligor is incorporated and/or which is or is to be the Flag State of the relevant Ship, substantially in the form approved by the Agent.

Schedule 4
Utilisation Request

From:	Q Deb Shipping Ltd. and Q Sue Shipping Ltd.

To:	Nordea Bank Finland Plc, London Branch

Dated:	[•]

Dear Sirs

$39,000,000

Facility Agreement dated [•] 2013 (the “Agreement”)

1                               We refer to the Agreement.  This is a Utilisation Request.  Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2                               We wish to borrow an Advance on the following terms:

Proposed Utilisation Date:	[•] (or, if that is not a Business Day, the next Business Day)
Amount:	$ [•]

3                               We confirm that each condition specified in clause 4.4 (Further conditions precedent) (including in relation to no Default and accuracy of representations and warranties) is satisfied on the date of this Utilisation Request.

4                               This Advance is part of the Ship Commitment for Hull No. [S818] [S819] and the purpose of this Advance is [specify purpose complying with clause 3 of the Agreement] and its proceeds should be credited to [•] [specify account].

5                               We request that the first Interest Period for the said Advance be [•] months.

6                               This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for

Q Deb Shipping Ltd.

Q Sue Shipping Ltd.

Schedule 5
Selection Notice

From:	Q Deb Shipping Ltd. and Q Sue Shipping Ltd.

To:	Nordea Bank Finland Plc, London Branch

Dated:	[•]

Dear Sirs

$39,000,000

Facility Agreement dated [•] 2013 (the “Agreement”)

1                               We refer to the Agreement.  This is a Selection Notice.  Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2                               We request that the next Interest Period for the Advance in relation to Hull No. [S818] [S819] be [•] months.

3                               This Selection Notice is irrevocable.

Yours faithfully

authorised signatory for

Q Deb Shipping Ltd.

Q Sue Shipping Ltd.

Schedule 6
Form of Transfer Certificate

To:	[•] as Agent

From:	[The Existing Lender] (the Existing Lender) and [The New Lender] (the New Lender)

Dated:

$39,000,000 Facility Agreement dated [•] 2013 as amended, supplemented and restated to date (the “Agreement”)

1                               We refer to the Agreement.  This is a Transfer Certificate.  Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2                               We refer to clause 32.5 (Procedure for transfer):

(a)                       The Existing Lender and the New Lender agree to the Existing Lender assigning to the New Lender all or part of the Existing Lender’s Commitment rights and assuming the Existing Lender’s obligations referred to in the Schedule in accordance with clause 32.5 (Procedure for transfer) and the Existing Lender assigns and agrees to assign such rights to the New Lender with effect from the Transfer Date]

(b)                       The proposed Transfer Date is [•].

(c)                        The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of clause 39.2 (Addresses) are set out in the Schedule.

3                               The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in clause 32.4.3.

4                               The New Lender confirms that it is [not] a Guarantor Affiliate.

5                               This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

6                               [Consider including reference to accession to an intercreditor agreement, mortgage or other Finance Documents to which Lenders may need to be party and checklist of steps necessary for the New Lender to obtain the benefit of the Security Documents.]

7                               This Transfer Certificate and any non-contractual obligations connected with it are governed by English law.

8                               This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

Note:  The execution of this Transfer Certificate alone may not assign a proportionate share of the Existing Lender’s interest in the Security Interests constituted by the Security Documents in all jurisdictions.  It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect an assignment of such a share in the Existing Lender’s interest in the Security Interests constituted by the Security Documents in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

The Schedule

Commitment/rights to be assigned and obligations to be assumed

[insert relevant details]

Facility Office address, fax number

and attention details for notices and account details for payments

[insert relevant details]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed to be as stated above.

[Agent]

By:

Schedule 7
Form of Compliance Certificate

To:	Nordea Bank Finland Plc, London Branch as Agent

From:	Quintana Shipping Ltd.

Dated:	[•]

Dear Sirs

$39,000,000 Facility Agreement dated [•] 2013 as amended, supplemented and restated to date (the “Agreement”)

1                               We refer to the Agreement.  This is a Compliance Certificate.  Terms defined in clause 20.1 (Financial definitions) of the Agreement and otherwise in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2                               I/We confirm that, as at the end of the Measurement Period ended on [•]:

(a)                      Interest cover ratio: the ratio of (i) EBITDA to (ii) Net Interest Expense for the twelve-month period ending on such date, was [•]:1, calculated as shown in Appendix A and compared against a minimum required ratio of [2.0] [2.5]:1.0.

(b)                      Consolidated leverage ratio: the ratio of Total Net Debt to Total Market Value Adjusted Assets was [•]:1, calculated as shown in Appendix B and compared against a maximum required ratio of 0.70:1.00.

(c)                       Cash and Cash Equivalents are $[•] calculated as [shown in Appendix C] versus the minimum required amount of $[•].

3                               We confirm that the Security Value is $[•] calculated as shown in Appendix D, compared against a Minimum Value of $[•], calculated pursuant to valuations attached in Appendix E.

4                               [We confirm that no Default is continuing.] [If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.]

Signed by:

[Director]
QUINTANA SHIPPING LTD.

Schedule 8
Forms of Notifiable Debt Purchase Transaction Notice

Part 1

Form of Notice on Entering into Notifiable Debt Purchase Transaction

To:	Nordea Bank Finland Plc, London Branch as Agent

From:	[The Lender]

Dated:

$39,000,000 Facility Agreement dated [•] 2013 as amended, supplemented and restated to date (the “Facility Agreement”)

1                               We refer to clause 33.2.3 (Disenfranchisement on Debt Purchase Transactions entered into by Guarantor Affiliates) of the Facility Agreement. Terms defined in the Facility Agreement have the same meaning in this notice unless given a different meaning in this notice.

2                               We have entered into a Notifiable Debt Purchase Transaction.

3                               The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below.

Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates

[•]	[insert amount (of Commitment) to which the relevant Debt Purchase Transaction applies]

[Lender]

By:

Part 2

Form of Notice on Termination of Notifiable Debt Purchase Transaction / Notifiable Debt Purchase Transaction ceasing to be with Guarantor Affiliate

To:	Nordea Bank Finland Plc, London Branch as Agent

From: [The Lender]

Dated:

39,000,000 Facility Agreement dated [•] 2013 as amended, supplemented and restated to date (the “Facility Agreement”)

1                               We refer to clause 33.2.3 (Disenfranchisement on Debt Purchase Transactions entered into by Guarantor Affiliates) of the Facility Agreement. Terms defined in the Facility Agreement have the same meaning in this notice unless given a different meaning in this notice.

2                               A Notifiable Debt Purchase Transaction which we entered into and which we notified you of in a notice dated [ ] has [terminated]/[ceased to be with a Guarantor Affiliate].

3                               The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below.

Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates (Base Currency)

[•]	[insert amount (of Commitment) to which the relevant Debt Purchase Transaction applies]

[Lender]

By

SIGNATURES

THE BORROWERS
Q DEB SHIPPING LTD.
By: Viktoria Poziopoulou
/s/ Viktoria Poziopoulou

Q SUE SHIPPING LTD.
By: Viktoria Poziopoulou
/s/ Viktoria Poziopoulou

THE GUARANTOR
QUINTANA SHIPPING LTD.
EXECUTED as a DEED
By: Viktoria Poziopoulou
/s/ Viktoria Poziopoulou
in the presence of:	/s/ Evangelia Platsidaki

Witness
Name: Evangelia Platsidaki
Address: Norton Rose Fulbright Greece
Occupation: Solicitor

THE ARRANGER
NORDEA BANK FINLAND PLC, LONDON BRANCH
By: Evangelia Platsidaki
/s/ Evangelia Platsidaki

THE BOOKRUNNER
NORDEA BANK FINLAND PLC, LONDON BRANCH
By: Evangelia Platsidaki
/s/ Evangelia Platsidaki

THE AGENT
NORDEA BANK FINLAND PLC, LONDON BRANCH
By: Evangelia Platsidaki
/s/ Evangelia Platsidaki

THE SECURITY AGENT
NORDEA BANK FINLAND PLC, LONDON BRANCH
By: Evangelia Platsidaki
/s/ Evangelia Platsidaki

THE ORIGINAL LENDERS
NORDEA BANK FINLAND PLC, LONDON BRANCH
By: Evangelia Platsidaki
/s/ Evangelia Platsidaki

THE ORIGINAL HEDGING PROVIDERS
NORDEA BANK FINLAND PLC
By: Evangelia Platsidaki
/s/ Evangelia Platsidaki